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TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on February 16, 2005

Registration Statement No. 333-121548

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT of 1933

Gexa Corp.
(Exact Name of Registrant as Specified in Its Charter)

Texas (State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	76-0670175 (I.R.S. Employer Identification Number)
20 Greenway Plaza, Suite 600 Houston, Texas 77046 (713) 470-0400 (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Neil M. Leibman
Chairman, CEO and President
Gexa Corp.
20 Greenway Plaza, Suite 600
Houston, TX 77046
(713) 470-0400
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies of all communications to:

Robert G. Reedy
Porter & Hedges, L.L.P.
700 Louisiana, 35th Floor
Houston, TX 77002
(713) 226-226-0674
(713) 226-0274 (Fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rue 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling shareholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 16, 2005

PROSPECTUS

Gexa Corp.

2,525,917 Shares

Common Stock

        This prospectus relates to up to 2,525,917 shares of our common stock that may be sold from time to time by the selling shareholders listed in "Selling Shareholders" on page 22 of this prospectus.

        In all cases, the selling shareholders will receive all of the net proceeds from the disposition of the shares under this prospectus and will pay all brokerage fees and selling commissions, if any, applicable to the sale of the shares. We will not receive any proceeds from the disposition of shares by the selling shareholders.

        Our common stock is currently listed for trading on the NASDAQ SmallCap Market under the symbol "GEXA." On February 11, 2005, the closing sales price of our common stock as reported by NASDAQ was $6.15 per share.

        You should consider carefully the risk factors beginning on page 7 of this prospectus before purchasing any of our common stock offered under this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February    , 2005

TABLE OF CONTENTS

PROSPECTUS SUMMARY
WHERE YOU CAN FIND ADDITIONAL INFORMATION
RISK FACTORS
CAPITALIZATION
DIVIDEND POLICY
FORWARD LOOKING STATEMENTS
MARKET PRICE OF OUR COMMON STOCK
SELLING SHAREHOLDERS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS AND PROPERTIES
MANAGEMENT
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND RELATED SHAREHOLDER MATTERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF SECURITIES
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS

        You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any jurisdiction where such offer or any sales of shares would be unlawful. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery of this prospectus or any sale of shares.

PROSPECTUS SUMMARY

        In this prospectus, the terms "Company," "Gexa," "Gexa Energy,""we," "us" and "our" refer to Gexa Corp., a Texas corporation (d/b/a Gexa Energy), and its subsidiaries.

        This summary highlights key aspects of the information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

About Gexa Corp.

        Gexa, located in Houston, Texas, is a retail electric provider (a "REP") currently operating in the deregulated retail electricity marketplace throughout Texas. In August 2001, the Public Utility Commission of the State of Texas approved our license to become a REP in Texas. As a REP, we sell electric energy and provide the related billing, customer service, collection and remittance services to residential and under one megawatt commercial customers. We offer our customers the attractive value proposition of lower electricity rates, flexible payment and pricing choices, simple offers with understandable terms and responsive customer service. In general, the Texas regulatory structure permits independent REPs (companies unaffiliated with an incumbent utility in a particular geographic area), such as Gexa, to procure and sell electricity at unregulated prices and pay the local transmission and distribution utilities a regulated tariff rate for delivering electricity to the customers. We are currently one of the largest independent REPs, not affiliated with a utility, operating in Texas that focuses on customers whose peak demand is under one megawatt (defined by the Texas Public Utility Commission as "price-to-beat" commercial customers), as measured by total megawatt hours sold and by customer count. We have grown to over 100,000 total meters as of December 2004, continuing our pattern of base customer growth of 4-5% per month during 2004.

        To date, we have focused our sales efforts on the under one megawatt commercial and the residential multi-family housing (apartment community) segments. We have also begun to deploy several low cost marketing strategies to further penetrate the single-family residential market. Employing several first-to-market, co-marketing partnerships with leading brands (e.g., Continental Airlines OnePass®, American Airlines AAdvantage® frequent flyer programs), we expect to leverage the brand equity of these partners to provide access to new single-family residential customers without incurring large marketing expenditures. As of September 30, 2004, the majority of our customers were located in the Houston and Dallas markets, although a growing number are located in a variety of other metropolitan and rural areas in south and west Texas, such as Corpus Christi and Lubbock.

        We offer one-year and two-year term contracts to our commercial customers and month-to-month terms to our residential customers. In the under one megawatt commercial segment, our position as an independent REP allows us to acquire customers primarily by switching the customers away from REPs that are affiliated with an incumbent utility. In the residential market, we have signed marketing agreements with major property management firms to serve their residential and on-site commercial accounts.

        With respect to energy supply, we utilize an agreement with TXU Portfolio Management, an unregulated entity of TXU Energy that buys and sells wholesale power, for the procurement of wholesale energy. We serve as our own "qualified scheduling entity" for open market purchases and sales of electricity. We forecast our energy demand and conduct procurement activities through an experienced team of in-house professionals. The forecast for electricity load requirements is based on our aggregate customer base currently served and anticipated weather conditions, as well as forecasted customer acquisition and attrition. We continuously monitor and update our supply positions based on our retail demand forecasts and market conditions. Our objective is to maintain a balanced supply/demand book to limit commodity risk exposure. We do not currently use derivative instruments and we do not plan to engage in uncovered or speculative trading of derivative instruments in the future, although we may use derivatives for hedging purposes in the future.

        Our business strategy can be summarized as follows:

  •
  Establish marketing relationships with multi-family property managers and owners to market our services on-site to residents while also providing power to the commercial meters on-site;

  •
  Use our inside direct sales team, as well as a network of independent sales agents, to market our service to commercial customers whose demand is less than one megawatt of electricity;

  •
  Utilize strong branded partners (e.g., Continental Airlines, American Airlines) to provide access to a potential expanded customer base, particularly single-family residential customers, by providing a strong affinity-based electricity offering with other tangible benefits;

  •
  Operate and further develop a cost-effective and efficient billing and customer service infrastructure, utilizing a combination of internal resources and outsourced partners;

  •
  Leverage our credit support and energy supply agreement with TXU to provide a cost-effective supply of electricity to meet our customers' needs; and

  •
  Evaluate opportunities to expand our business in the Texas marketplace and other deregulated markets on an opportunistic basis.

        We intend to evaluate opportunities to expand our areas of operations in Texas as certain market regions in Texas elect to option-in to deregulation. In addition, there are a number of small REPs within the Texas market, and we intend to monitor the activities of these REPs and to pursue and evaluate opportunities to acquire such REPs to the extent it would provide value to us.

        Although our current service regions are all within the Texas market, we will also continue to evaluate expansion opportunities in other deregulated electricity markets that offer growth potential in our core under one megawatt commercial, multi-family and single-family residential segments. Beyond Texas, 17 other states and the District of Columbia are currently open to competition in the U.S. with the majority of these in the Mid-Atlantic and Northeast regions. We recently filed an application to become a retail electric provider in the deregulated electricity markets of New York and Massachusetts, but we have not yet received approval in those states.

        At September 30, 2004, we had approximately 100 full-time employees and independent contractors. Our principal executive offices are located at 20 Greenway Plaza, Suite 600, Houston, Texas 77046, and the telephone number is (713) 470-0400.

Recent Transactions

        On November 23, 2004, we completed a private placement (the "Private Placement") with Perry Capital, Zimmer Lucas Partners, LLC, Corsair Capital Management and other accredited investors (the "Investors") of 175,000 equity units (the "Units") at $43.00 per Unit for aggregate gross proceeds of $7,525,000. Each "Unit" sold in the Private Placement consisted of 10 shares of our common stock and three 5-year warrants (the "Warrants") to purchase 1 share of our common stock. In total, we sold 1,000,000 shares of common stock and 525,000 Warrants, and Neil M. Leibman, our Chairman, CEO and President, sold 750,000 shares of common stock. Oppenheimer & Co. Inc. ("Oppenheimer") acted as the placement agent for the transaction.

        The Private Placement was completed pursuant to a securities purchase agreement (the "Purchase Agreement") among us, Mr. Leibman and each of the Investors dated November 23, 2004. The Purchase Agreement contains representations and warranties by us, Mr. Leibman and each Investor typical of transactions of this type. Further, the Purchase Agreement contains a restriction which prevents us from offering, selling, contracting to sell or issuing equity securities (with certain standard exceptions) without first obtaining the consent of Oppenheimer (with the consent of a majority of the institutions participating as Investors) during a period beginning on the closing date and ending the latter of (i) 180 days from such date or (ii) 90 days following the effective date of this registration statement. In connection with the Private Placement, our executive officers and directors also entered into lock-up agreements whereby each has agreed not to sell shares of Common Stock held by them until the latter of 180 days after the closing date and 90 days (for directors) or 60 days (for executive officers) after the effective date of this registration statement.

        We are further required under the terms of the Purchase Agreement to register the resale of the common stock sold in the Private Placement and the common stock issuable upon exercise of the Warrants issued in the Private Placement, and those shares are being offered under this prospectus. In the event the Securities and Exchange Commission (the "SEC"), through no fault of the institutional investors participating in the Private Placement, fails to declare this registration statement effective within 120 days after the closing, we must pay the Investors a liquidated damages penalty equal to 1% of the aggregate purchase price of the Units sold per month until the registration statement has been filed or declared effective. The Purchase Agreement further contains standard provisions requiring us and each Investor (on a several basis) to indemnify each other for liabilities arising in connection with the sale of securities under the registration statement.

        The Warrants issued in the Private Placement have an exercise price of $5.59 per share of common stock and are exercisable beginning six months and a day after the closing date (May 24, 2005) and ending on the fifth anniversary of the closing date (November 24, 2009), except the Warrants issued to Perry Capital will not become exercisable until the second anniversary of the closing date (November 23, 2006). The Warrants also include standard provisions which adjust the number of shares and exercise price of the Warrants in the event of a stock split, stock dividend, combination or similar corporate transaction.

        In connection with the Private Placement, we also issued a warrant (the "Placement Agent Warrant") to Oppenheimer for the purchase of up to 159,250 shares of our common stock at an exercise price of $6.02 per share. The Placement Agent Warrant has the same terms as the Warrants except that it also includes a cashless exercise provision. We also paid a cash commission to Oppenheimer equal to 7% of the aggregate gross proceeds of the Private Placement and an expense allowance of $75,000. The common stock issuable upon exercise of the Placement Agent Warrant is also being registered and will be offered under this prospectus.

The Offering

        This prospectus covers up to 2,525,917 shares of our common stock to be sold by the selling shareholders in this prospectus.

Shares to be sold by the selling shareholders	2,525,917
Offering Price	Determined at the time of sale by the selling shareholders
Common stock outstanding as of February 11, 2005	9,763,160 shares(1)
Common stock outstanding following this offering if all shares are sold	10,520,743 shares(2)
Common stock beneficially owned by the selling shareholders following the offering if all shares are sold	4,518,754 shares(3)
Use of Proceeds
All proceeds of this offering will be received by the selling shareholders for their own accounts. We will receive the exercise price of all warrants exercised, which will be used for working capital and general corporate purposes.
Risk Factors	You should read the "Risk Factors" section beginning on page 7, as well as other cautionary statements contained throughout this prospectus, before investing in shares of our common stock.
Nasdaq SmallCap Ticker Symbol	GEXA

(1)
This amount excludes outstanding options to purchase an aggregate of 2,448,334 shares of Common Stock with exercise prices ranging from $1.00 per share to $5.51 per share and outstanding warrants to purchase an aggregate of 1,432,583 shares of Common Stock at exercise prices ranging from $1.00 per share to $6.02 per share.

(2)
This amount includes full exercise of all warrants by the selling shareholders and sale of the resulting shares of common stock being registered hereby, for the purchase of an aggregate of 757,583 shares of Common Stock. The selling shareholders are not required to exercise their warrants or sell their shares. The number does not include the exercise of any other warrants or options.

(3)
This number assumes that the selling shareholders will sell all of their shares available for sale during the effectiveness of the registration statement that includes this prospectus. The selling shareholders are not required to sell their shares. See "Plan of Distribution."

WHERE YOU CAN FIND ADDITIONAL iNFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference facilities in Room 1034, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further Information on the public reference rooms. Our filings with the SEC are also available to the public at the SEC's web site at http://www.sec.gov.

        We have filed with the SEC a registration statement, which contains this prospectus, on Form S-1 under the Securities Act. The registration statement relates to the common stock offered by the selling shareholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC.

        YOU SHOULD RELY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

RISK FACTORS

        Investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you decide to invest in our common stock. The following risks and uncertainties are not the only ones we face. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our common stock could decline, and you cold lose all or part of your investment. See also "Forward-Looking Statements."

Risks Related to the Company

EARLY STAGE OPERATING COMPANY.

        We are an early stage operating company created for the purpose of providing electricity in deregulated electricity markets. We experienced significant growth in 2003 and 2004, and future success is, to some degree, dependent upon our ability to continue to expand our operations through implementation of our business plan and model while devoting adequate resources to maintaining our existing customer base. We are subject to all of the risks inherent in attempting to expand a relatively new business venture. These risks include, but are not limited to, the possible inability to implement our business plan and the inability to fund the working capital requirements of our business plan. There can be no assurance that we will remain profitable, or that we will provide any return on invested capital.

        We also operate in a new and very competitive industry that is emerging from the recent deregulation of the retail electricity market in Texas. The retail electric industry is in the early stages of development as a competitive industry and we expect there will be a great deal of change. Our success depends on our ability to adapt to changes in the industry, including changes to market dynamics and regulatory structures in Texas and in other markets which we may decide to enter in the future. It also depends on the continuing existence and development of market conditions, including regulatory matters, which enable independent retail electric providers to compete effectively against incumbent utilities and are favorable to our business model. Adverse changes in the industry, including its regulatory structure, could have a material adverse effect on our prospects, operating results and financial condition.

        While our gross profits increased in the third quarter of 2004, we have also experienced a decrease in our gross profit percentage as a result of several factors including an increase in the number of commercial accounts we service. Due to competitive market forces, prices for commercial contracts typically yield lower margins per kWh than prices for residential contracts. We believe that as we grow a higher percentage of our revenues will be generated from commercial accounts and, therefore, expect that our gross margin percentage may continue to decline. Other factors may have an effect on our gross margin percentage and are described herein under the "Gross Profits" section of "Management's Discussion and Analysis of Financial Condition and Result of Operations—Results of Operations."

INABILITY TO MANAGE OUR GROWTH.

        Our customer base and operations have grown at a rapid rate in 2003 and 2004. The further development of our operations will depend upon, among other things, our ability to expand our customer base in Texas and to enter new markets in a timely manner and at reasonable costs. In addition, our employee base has increased since inception and we anticipate that our employee base will continue to grow in order for us to accommodate our increased customer base. We may experience difficulty managing the growth of a portfolio of customers that is diverse both with respect to the types of services they will require, the market rules in their jurisdiction and the infrastructure delivering our products to those customers. Expanding our operations may also require continued development of our operating and financial controls and may place additional stress on our management and operational resources. If we are unable to manage our growth and development successfully, our operating results and financial condition could be materially adversely affected.

STRONG COMPETITION FROM INCUMBENT UTILITIES AND OTHER COMPETITORS.

        The market in which we compete is highly competitive, and we may not be able to compete effectively, especially against established industry competitors with significantly greater financial resources. We will face competition from many competitors with significantly greater financial resources, well-established brand names and large, existing installed customer bases. We expect the level of competition to intensify in the future. We expect significant competition from incumbent, traditional, and new electricity providers, many of whom have access to more significant capital resources.

        In most markets, our principal competitor may be the local incumbent utility company or its affiliated incumbent REPs. This is the case in Texas where we currently operate. The incumbent utilities have the advantage of long-standing relationships with their customers, and they may have longer operating histories, greater financial and other resources and greater name recognition in their markets than we do. In addition, incumbent REPs have been subject to regulatory oversight, in some cases for close to a century, and thus have a significant amount of experience regarding the regulators' policy preferences as well as a critical economic interest in the outcome of proceedings concerning their revenues and terms and conditions of service. Incumbent REPs may seek to decrease their tariffed retail rates to limit or to preclude the opportunities for competitive energy suppliers, and otherwise seek to establish rates, terms and conditions to the disadvantage of competitive REPs. Some of our competitors, including incumbent REPs, have formed alliances and joint ventures in order to compete in the restructured retail electricity and natural gas industry. Many customers of these incumbent REPs may decide to stay with their long-time energy provider if they have been satisfied with its service in the past. Therefore, it may be difficult for us to compete against incumbent REPs and their affiliates for customers who are satisfied with their historical utility provider.

        In addition to competition from the incumbent and affiliated REPs, we face competition from a number of independent REPs. In Texas, these competitors include, but are not limited to, the following companies: Cirro Energy, Texas Commercial Energy, Liberty Power, Green Mountain and Direct Energy (an affiliate of American Electric Power). We also may face competition from large corporations in businesses with similar billing and customer service capabilities, such as telecommunication service providers, and nationally branded providers of consumer products and services that have a significant base of existing customers. Many of these competitors or potential competitors are larger than us and have access to more significant capital resources.

CERTAIN COMPETITIVE RESTRICTIONS FOR THE RESIDENTIAL SEGMENT APPLICABLE TO INCUMBENT REPS EXPIRED ON JANUARY 1, 2005.

        In Texas, the "price-to-beat" rule requires the incumbent REPs to charge only one price until certain conditions are met. For under one megawatt commercial consumers, incumbent REPs can only charge the "price-to-beat" until either 40% of the load in the incumbent market is no longer served by incumbent REP or until January 1, 2005. All of the incumbent REPs met the 40% threshold by late 2003, and therefore have the opportunity, but not the obligation, to charge a rate that is lower than the "price-to-beat" for the under one megawatt commercial market.

        For residential consumers, prior to January 1, 2005 incumbent REPs could only charge the "price-to-beat." Beginning January 1, 2005, the incumbent REPs may offer a rate that is lower than the price-to-beat.

        For both under one megawatt commercial consumers and residential consumers, incumbent REPs are restricted from charging a rate that is higher than the "price-to-beat" in their incumbent market until after January 1, 2007, without the approval of the Public Utility Commission of Texas.

        Our ability to obtain new customers or even retain existing customers may be adversely affected by the termination of these restrictions.

WEATHER AND OTHER RELATED COMMODITY RISKS MAY AFFECT OUR ABILITY TO MANAGE AND MAINTAIN A BALANCED SUPPLY/DEMAND BOOK.

        Commitments for future purchase of electricity supply (forward power contracts) are based not only on our expected customer base at a given point in time, but also weather forecasts for the geographical areas in which we operate. We maintain a long position in our forward power contracts (contracted electricity supply purchases are slightly greater than forecasted demand by our customers) to minimize the need to purchase power on the balancing markets at varying market prices. However, fluctuations in actual weather conditions can have an impact on the actual power needs of customers on a given day. Extreme weather conditions may force us to purchase electricity supply on the balancing markets on days when weather is unexpectedly severe, and the pricing for balancing market energy can be significantly higher on such days than the cost of electricity in our forward contracts. Unusually mild weather conditions could leave us with excess power which may be sold in the balancing markets at a loss if the balancing market price is lower than the Company's forward contract prices.

        Commodity pricing is an inherent component of our financial results. The prevailing market prices for electricity and fuel in the market may fluctuate substantially over relatively short periods of time, potentially adversely impacting our results of operations, financial condition and cash flows. Changes in market prices for electricity and fuel may result from any of the following: i) weather conditions; ii) seasonality; iii) demand for energy commodities and general economic conditions; iv) forced or unscheduled plant outages; v) disruption of electricity or gas transmission or transportation infrastructure or other constraints or inefficiencies; vi) addition of generating capacity; vii) availability of competitively priced alternative energy sources; viii) availability and levels of storage and inventory for fuel stocks; ix) natural gas, crude oil and refined products, and coal production levels; x) the creditworthiness or bankruptcy or other financial distress of market participants; xi) changes in market liquidity; xii) natural disasters, wars, embargoes, acts of terrorism and other catastrophic events; and xiii) federal, state and foreign governmental regulation and legislation.

WE HAVE A LEVERAGED CAPITAL STRUCTURE AND THE TERMS OF OUR DEBT MAY SEVERELY LIMIT OUR ABILITY TO PLAN FOR OR RESPOND TO CHANGES IN OUR BUSINESS

        We have a leveraged capital structure due to the facility with Highbridge/Zwirn Special Opportunities Fund, L.P. ("Highbridge") and our credit arrangements with TXU PM, which limits our financial flexibility. For a description of these obligations, see "Management Discussion and Analysis—Liquidity and Capital Resources" herein. Our level of indebtedness has several important effects on our future operations including:

  •
  a substantial portion of our cash flow from operations will need to be dedicated to payment of interest on our indebtedness;

  •
  covenants contained in our debt obligations require us to meet certain financial tests, and other restrictions limit our ability to borrow additional funds or dispose of assets and may affect our flexibility in planning for, and reacting to, changes in our business, including possible acquisition activities; and

  •
  our ability to obtain financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes and other purposes may be impaired.

        Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon future performance, which will be subject to general economic conditions and financial, business and other factors affecting our operations, many of which are beyond our control. In addition, our ability to comply with the covenants in our debt agreements, as they currently exist or as they may be modified, may be affected by many events beyond our control and our future operating results may not allow us to comply with those financial covenants. Our failure to comply with the covenants could result in a default, which could cause our indebtedness to become immediately due and payable. If we are unable to repay those amounts, Highbridge, subject to the senior security interests of TXU PM, may proceed against the collateral. If those holders accelerate the payment of our subordinated debt, it is unlikely that we could pay that indebtedness immediately and continue to operate our business.

DELAY IN DEREGULATION IN OTHER STATES OR CHANGE IN COMPETITIVE MARKET RULES

        To date, only a limited number of markets have opened to retail energy competition. In many of these markets, the market rules adopted have not resulted in energy service providers being able to compete successfully with the incumbent utilities, and customer-switching rates have been low. Only recently have a number of markets opened to competition under rules, some of which we believe may offer attractive competitive opportunities. Texas, our sole marketplace since inception, is among them. Our business model may depend on other favorable markets opening under viable competitive rules in a timely manner. In any particular market, there are a number of rules that will ultimately determine the attractiveness of that market. Markets that we enter may have both favorable and unfavorable rules. If the trend towards competitive restructuring of retail energy markets does not continue or is delayed or reversed, our business prospects and financial condition could be materially adversely impaired.

        Retail energy market restructuring has been, and will continue to be, a complicated regulatory process, with competing interests advanced not only by relevant state and federal utility regulators, but also by state legislators, federal legislators, incumbent utilities, consumer advocacy groups, and potential market participants. As a result, the extent to which there are legitimate competitive opportunities for alternative energy suppliers in a given jurisdiction may vary widely, and we cannot assure you that regulatory structures will offer us competitive opportunities to sell energy to consumers on a profitable basis. The regulatory process could be negatively impacted by a number of factors, including interruptions of service, significant or rapid price increases, and other factors, which may be attributed by opponents of competition in these markets to restructuring and to the lack of regulatory control. The legislative and regulatory processes in some states take prolonged periods. In a number of jurisdictions, it may be many years from the date legislation is enacted until restructuring is completed.

        In addition, although most retail energy market restructuring has been conducted at the state and local levels, bills have been proposed in Congress in the past that would preempt state law concerning the restructuring of the retail energy markets. Although none of these initiatives has been successful, we cannot assure you that federal legislation will not be passed in the future that could materially adversely affect our business.

EXTENSIVE GOVERNMENTAL REGULATION MAY INCREASE OUR COSTS AND SLOW OUR GROWTH

        Significant regulations imposed at the international, federal, state and local levels govern the provision of utility services and affect our business and our existing and potential competitors. Delays in receiving required regulatory approvals, the enactment of new and adverse legislation, regulations or regulatory requirements or the application of existing laws and regulations to certain services may have a material adverse effect on our business, financial condition, results of operations and cash flow. In addition, future legislative, judicial and regulatory agency actions could alter competitive conditions in the markets in which we intend to operate, in ways not necessarily to our advantage.

        The Electric Reliability Council of Texas ("ERCOT"), an independent grid operator, has and may continue to modify the market structure and other market mechanisms in an attempt to improve market efficiency. Moreover, existing regulations may be revised or reinterpreted and new laws and regulations may be adopted or become applicable to our commercial activities. These actions could have a material adverse effect on our results of operations, financial conditions and cash flows.

WE BEAR THE CREDIT RISK AND BILLING RESPONSIBILITY FOR OUR CUSTOMERS

        In Texas, the only market in which we currently operate, we are responsible for the billing and collection functions for our customers. As we seek to expand our operations into additional markets, the billing and collection functions may also be our responsibility. In many of these markets, we may be limited in our ability to terminate service to customers who are delinquent in payment. Even if we terminate service to customers who fail to pay their electricity bill in a timely manner, we may remain liable to our suppliers of electricity for the cost of those commodities and to the local utilities for services related to the transmission and distribution of electricity and natural gas to those customers. The failure of our customers to pay their bills in a timely manner or our failure to maintain adequate billing and collection programs could materially adversely affect our business.

        The Company has placed several initiatives in place to help manage the credit risk of our customers, including the following:

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  increased number and amounts of security deposits required;

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  aggressive inside collection efforts;

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  providing more convenient payment methods;

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  use of outside collection agencies; and

  •
  implementation of late fees on past due balances.

        In 2004, the Public Utility Commission of Texas enacted legislation which permits independent REPs to order the disconnection of electricity services of customers who fail to pay their bills in a timely manner, with certain exceptions including extreme weather conditions and whether the customer's meter is used to power life support systems. We anticipate that the ability to disconnect delinquent customers will have a positive impact on the receivables collection process for all market participants. These actions, along with the reduction in problems related to receiving timely customer meter reads, are expected to significantly reduce Gexa's expected bad debt exposure for 2004.

WE MAY HAVE DIFFICULTY RETAINING OUR EXISTING CUSTOMERS AND OBTAINING A SUFFICIENT NUMBER OF NEW CUSTOMERS

        We anticipate that we will incur significant costs as we enter new markets outside of Texas and pursue customers by utilizing a variety of marketing methods. In order for us to recover these expenses, we must attract and retain a large number of customers to our service. We cannot assure that our future efforts to secure additional customers will provide the operating base needed to expand into additional markets. Many customers may be reluctant to switch to a new company for the supply of a commodity as critical to their well being as electric power. A major focus of our ongoing marketing effort is to demonstrate to potential customers that we will be a reliable provider with sufficient resources to meet our commitments. If our marketing strategy does not continue to be successful, our business, results of operations, and financial condition will be materially adversely affected.

        We have been successful in gaining a significant number of customers in the markets where we operate. There exists, however, significant ongoing competition for these customers and we cannot assure that we will be able to retain such customers. In addition, as part of our business, we will periodically discontinue service to particular customers who represent a bad credit risk or where continued service to such customer is not economically advantageous to us.

DEPENDENCE ON PROVIDERS OF ELECTRICITY FOR RESALE AND RELIANCE ON TXU FOR FINANCIAL SUPPORT

        We must rely on a limited number of suppliers of wholesale electricity in order to meet our customer's needs. The unavailability of electricity from one or more of our suppliers at times of high demand could have an adverse impact on our financial condition if we are forced to purchase substantial electricity supply in the open market to meet customer demand at a time when energy prices are volatile. Our primary supplier of electricity is TXU PM. We have entered into a five-year wholesale credit agreement with TXU PM which allows us to purchase electricity in the State of Texas with the credit backing of TXU PM. In exchange for the credit support, we granted TXU PM a first lien on our receivables, assets and contracts.

        The TXU PM agreement also has a monthly limit for megawatt hours, which was recently increased to enable the Company to continue to grow and handle the higher seasonal summer volumes. Given our recent growth experience, we anticipate that the Company may reach such monthly limit in future periods of high demand and may potentially need to increase such monthly limit through further negotiations with TXU PM or through other suppliers. There is no guaranty that TXU PM will be willing to increase this limit or that the Company could find alternate suppliers to provide such electrical demand on terms acceptable to the Company.

        As of September 30, 2004, we had deposited approximately $9.7 million with JP Morgan Chase Bank to obtain letters of credit allowing us to purchase power on forward contracts from TXU PM, buy and sell power in the daily balancing markets and pay TDSP invoices for metering charges passed through to customers on thirty-five day terms. Due to the higher levels of power purchases required during the third quarter of 2004, we were required to increase the amount of the letters of credit to support those purchases. We believe that we have sufficient liquidity to support the letters of credit that may be required. However, we cannot assure that we will have sufficient liquidity in the future to support customer growth and anticipated increases in power purchases. As we grow, our letter of credit requirement may become larger and other terms may change and adversely affect us.

OUR SUCCESS IN TEXAS MAY NOT TRANSLATE TO OTHER DEREGULATED MARKETS

        While we are actively reviewing various opportunities in markets outside the State of Texas, there can be no assurance that we will be able to replicate our model outside of the Texas market. We recently filed an application to become a retail electric provider in the deregulated electricity markets of New York and Massachusetts, but we have not yet received approval in those states. Other states that are currently in various phases of deregulation of their retail electricity market include: Arizona, Connecticut, Delaware, District of Columbia, Illinois, Maine, Maryland, Michigan, Nevada, New Hampshire, New Jersey, Ohio, Oregon, Pennsylvania, Rhode Island and Virginia. The regulations relating to the markets in these states vary from the regulations in Texas. In any particular market, there are a number of rules that will ultimately determine the attractiveness of that market. Markets that we seek to enter may have both favorable and unfavorable rules. In addition, the relative size, demographics and energy consumption patterns of a particular market may not allow us to use the same or similar growth strategies as we have used in Texas. In addition, we must be able to procure necessary supply and credit agreements through energy wholesalers in any markets that we seek to enter. There can be no assurance that we will be able to secure such agreements on terms that allow us to effectively serve these other markets.

RELIANCE ON INFORMATION TECHNOLOGY SYSTEMS

        Our business is dependent on information sharing among market participants (including ERCOT, the transmission and distribution service providers, and third-party service providers). This information includes customer enrollment information, ERCOT transactions, meter readings, invoices for wire line charges, etc. Therefore, our success as an independent REP is impacted by our ability to handle this information and we are dependant on third parties to provide timely and accurate information to us. We rely on a combination of internal systems including telephone, internet, load forecasting, as well as systems operated by third parties. Failure to receive timely and accurate information could have an adverse impact on our business.

        We have implemented both processes and infrastructure to provide for redundancy of core data due to business interruption associated with our billing platform; however, that is only one component of our business model. In addition, our systems and those we rely upon from third parties need continued development and investment to ensure reliability and scalability as our business grows at a rapid rate.

        Despite the implementation of security measures, our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in our Internet operations. We may be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by such breaches. Although we intend to continue to implement industry-standard security measures, there can be no assurance that measures implemented by us will not be circumvented in the future.

RELIANCE ON TDSPS AFFILIATED WITH OUR COMPETITORS TO PERFORM SOME FUNCTIONS FOR OUR CUSTOMERS

        Under the regulatory structures adopted in most jurisdictions, we will be required to enter into agreements with local incumbent utilities for use of the local distribution systems, and for the creation and operation of functional interfaces necessary for us to serve our customers. While we currently enjoy acceptable agreements in Texas, any delay in future negotiations for access to new markets or our inability to enter into reasonable agreements to operate in new markets could delay or negatively impact our ability to serve customers in those jurisdictions, which could have a material negative impact on our business, results of operations, and financial condition.

        We are dependent on transmission and distribution utilities for maintenance of the infrastructure through which we deliver electricity to our retail customers. Any infrastructure failure that interrupts or impairs delivery of electricity to our customers could negatively impact the satisfaction of our customers with our service and could have a material adverse effect on our results of operations, financial condition and cash flow. Additionally, we are dependant on the transmission and distribution utilities for performing service initiations and changes, and for reading our customers' energy meters. We are required to rely on the transmission and distribution utility, or, in some cases, ERCOT, to provide us with our customers' information regarding energy usage, and we may be limited in our ability to confirm the accuracy of the information. The provision of inaccurate information or delayed provision of such information by the transmission and distribution utilities or the ERCOT could have a material adverse effect on our business, results of operations, financial condition and cash flow. In addition, any operational problems with our new systems and processes could similarly have a material adverse effect on our business, results of operations, financial condition and cash flow.

PAYMENT DEFAULTS BY OTHER REPS TO ERCOT

        In the event of a default by a REP of its payment obligations to ERCOT, the portion of that obligation that is unrecoverable by ERCOT from the defaulting REP is assumed by the remaining market participants in proportion to each participant's load ratio share. As a REP and market participant in ERCOT, we would pay a portion of the amount owed to ERCOT should such a default occur, and ERCOT is not successful in recovering such amounts. Any such default of a REP in its obligations to ERCOT could have a material adverse effect on our business, results of operations, financial conditions and cash flows.

ERCOT HAS EXPERIENCED PROBLEMS WITH ITS INFORMATION SYSTEMS

        ERCOT is the independent system operator responsible for maintaining reliable operations of the bulk electric power supply system in the ERCOT Region and for acting as a central agent for the registration of customers with their chosen retail electric supplier. Its responsibilities include ensuring that information relating to a customer's choice of REP, including data needed for on-going servicing of customer accounts, is conveyed in a timely manner to the appropriate parties. Problems in the flow of information between ERCOT, the transmission and distribution utilities and the REPs have resulted in delays and other problems in enrolling and billing customers. While the flow of information has improved materially over the course of the last two years of full market choice operations, remaining system and process problems are still being addressed. When customer enrollment transactions are not successfully processed by all involved parties, ownership records in the various systems supporting the market are not synchronized properly and subsequent transactions for billing and settlement are adversely affected. The impact can include us not being the electric provider-of-record for intended or agreed upon time periods, delays in receiving customer consumption data that is necessary for billing and settlement either through ERCOT or directly with transmission and distribution utilities, as well as the incorrect application of rates or prices and imbalances in our electricity supply forecast and actual sales.

IF WE ARE UNABLE TO MAINTAIN EFFECTIVE INTERNAL CONTROLS AND PROCEDURES, THERE COULD BE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS OR FINANCIAL RESULTS

        During the audit of our fiscal year 2003, our independent auditors, Hein & Associates LLP ("Hein"), issued a material weakness letter noting significant deficiencies with our internal controls. The letter resulted from Hein's review of the Company's internal controls and procedures in connection with a review by Hein of the Company's proposed changes to its revenue calculation method. Management began the process of reviewing the Company's revenue calculation method in November 2003. The identified deficiencies were the following:

  •
  Inadequate U.S. GAAP, financial reporting and public company expertise and experience within the Company's accounting department; and

  •
  Inadequate quality control over the financial reporting process, including inadequate review of facts, circumstances and events impacting estimates and judgments requiring accounting recognition or disclosure.

        Hein also indicated that our new method for calculating our revenues required additional review and testing. Previously, we estimated revenues based on billings (the "billing" method), but the availability of accurate and timely electricity supply delivery data for the entire 2003 fiscal year allowed us to estimate revenues based on measuring electricity as delivered to our customers (the "flow" method). In the fourth quarter of 2003 and first quarter of 2004, we conducted additional testing and review of the controls and the source data being used to calculate revenues as well as the flow method of revenue calculation. Based on that review, we adopted the flow method for determining its revenues in fiscal year 2003 and thereafter.

        In addition, the Audit Committee of our Board of Directors, with the assistance of independent counsel, began an investigation of the issues raised by our auditors, including our revenue calculation methods, which was completed in the second quarter of 2004. The Audit Committee recommended that we approve an action plan (the "Action Plan"), which was reviewed and adopted by the Board of Directors. As of September 30, 2004, the Action Plan had been fully implemented through the following actions:

  •
  instituted new document control procedures, including an updated disaster and recovery plan;

  •
  David K. Holeman elected as Vice President and Chief Financial Officer on June 2, 2004;

  •
  hired Controller and Manager of Financial Reporting, each with experience in SEC reporting and accounting, and Human Resources Manager;

  •
  created interim policies and procedures for the issuance of press releases and the preparation of SEC reports;

  •
  established an internal Disclosure Review Committee to review and coordinate SEC reports and prepared an interim policy regarding the notification of senior management and the Board of material developments;

  •
  conducted a training program for all relevant personnel regarding SEC reporting, Sarbanes-Oxley Act compliance, and related issues; and

  •
  selected a provider for Sabanes-Oxley Act Section 404 related services and to assist us in a review and assessment of our accounting policies and procedures.

        We will continue to evaluate the effectiveness of internal controls and procedures on an ongoing basis. It should be noted that in designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired controlled objectives, and management necessarily was required to apply its judgment in evaluating the cost benefit relationship of possible controls and procedures. Based on the evaluation described above and the completion of the Action Plan, our CEO and CFO have concluded that our disclosure controls and procedures are effective at reaching that level of reasonable assurance.

        Our management does not expect that our disclosure controls and procedures, or its internal control over financial reporting, will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

        Our Board of Directors, in coordination with our Audit Committee, will continually assess the sufficiency of these initiatives and make adjustments as necessary. If we are unable at any time to continue to maintain an effective system of internal controls and procedures, there could be a material adverse effect on our operations or financial results.

WE MAY HAVE A CONTINGENT LIABILITY ARISING OUT OF THE ISSUANCE OF SHARES TO THE STOCKHOLDERS OF GEXA GOLD.

        Gexa was formed as a Texas corporation in 2001 to conduct all of the Company's business, and is the successor to Gexa Gold Corp., a Nevada corporation ("Gexa Gold"). Gexa and Gexa Gold executed an agreement in January 2001 whereby Gexa Gold would be reincorporated as a Texas corporation by merging with Gexa. However, no documentation relating to the contemplated reincorporation merger of Gexa and Gexa Gold was filed with the Secretary of State of Nevada or of Texas or the Securities and Exchange Commission ("SEC"). Gexa Gold also forfeited its charter in 1998 for failure to pay its annual taxes and file its annual report in Nevada. However, Gexa has operated as if the reincorporation merger occurred, issued 377,957 shares of Gexa common stock to the stockholders of Gexa Gold, and has assumed effective as of January 31, 2001, the assets and liabilities of Gexa Gold and Gexa Gold's obligation to file reports with the SEC. Gexa also filed a number of reports with the SEC in order to make Gexa Gold current in its SEC Reporting obligations. Gexa Gold had not filed the required SEC reports for nine years prior to Gexa's succession to Gexa Gold in 2001.

        Under Nevada law, the directors of Gexa Gold hold all of the property and assets of Gexa Gold in trust after its charter was forfeited and are able to act with respect to that property and assets in the same manner as is applicable to insolvent corporations under the Nevada Revised Statutes. In October 2003, after discovering that no merger documents had been filed, the former directors of Gexa Gold entered into a new agreement to transfer to Gexa all of Gexa Gold's assets and liabilities as if the merger of Gexa and Gexa Gold had occurred as the parties intended. By this remedial action, the parties have effectuated their intention to merge Gexa Gold with Gexa in January 2001.

        The 377,957 shares of common stock issued to the stockholders of Gexa Gold in 2001 were issued without being registered under the Securities Act of 1933, but exemptions from such registration requirements may be available. Gexa may have a contingent liability to the stockholders of Gexa Gold arising out of a possible violation of Section 5 of the Securities Act of 1933 in connection with the issuance of these unregistered shares if such exemptions are not available. The stockholders of Gexa Gold could also assert other potential claims due to the failure to reincorporate Gexa Gold in Texas in accordance with applicable state law and federal securities laws. As Gexa Gold common stock has no value and was not traded at the time of the issuance of the Gexa stock in 2001, Gexa does not believe the Gexa Gold stockholders have any measurable or recoverable damages relating to these possible claims. The statute of limitations may also limit the ability of some stockholders to bring any such claims. Additionally, the SEC could bring civil penalties against Gexa for Gexa Gold's failure to file required reports and the failure to comply with SEC Rules relating to the merger of Gexa and Gexa Gold, which actions could include monetary penalties and other administrative remedies. If any such claims are asserted, we intend to contest the matter vigorously.

DEPENDENCE ON KEY PERSONNEL

        We are substantially dependent upon the continued services of our present management, including Neil M. Leibman, our Chairman and CEO. To the extent that Mr. Leibman's services become unavailable, we will be required to retain other qualified personnel. We are currently conducting a search for a new President and COO to replace James A. Burke, who resigned effective October 1, 2004. There can be no assurance that we will be able to recruit and hire a COO or other qualified persons under acceptable terms.

WE ARE SUBSTANTIALLY CONTROLLED BY OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER

        Our Chairman and Chief Executive Officer, Neil M. Leibman, currently owns or controls shares of our common stock and other convertible securities representing approximately 37.5% of the issued and outstanding shares of our common stock. As a result, Mr. Leibman has the ability to exercise substantial control over our affairs and corporate actions requiring shareholder approval, including electing directors, a merger, or selling all or substantially all of our assets. Control by Mr. Leibman could delay, deter or prevent a change in control and could adversely affect the price that investors might be willing to pay in the future for our securities.

STATE BLUE SKY REGISTRATION; POTENTIAL LIMITATIONS ON RESALE OF THE SECURITIES.

        Because our common stock has not been registered for resale under the Act or the "blue sky" laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to resell our securities. Accordingly, investors should consider the secondary market for our securities to be a limited one.

        We intend to seek coverage and publication of information regarding the Company in an accepted publication manual which permits a manual exemption. The manual exemption permits a security to be distributed in a particular state without being registered if the issuer of that security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities.

        Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they "recognize securities manuals" but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, California, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

POTENTIAL REQUIREMENT TO COMPLY WITH PENNY STOCK RULES.

        Our securities are considered "penny stocks" as defined in the Exchange Act and the rules thereunder, to the extent the price of shares of our common stock is less than $5. Unless our common stock is otherwise excluded from the definition of "penny stock," the penny stock rules apply with respect to that particular security. The penny stock rules require a broker-dealer prior to a transaction in penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its sales person in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that the broker-dealer, not otherwise exempt from such rules, must make a special written determination that the penny stock is suitable for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure rules have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. So long as our common stock is subject to the penny stock rules, it may become more difficult to sell such securities. Such requirements, if applicable, would result in a reduction in the level of trading activity for our common stock and would make it more difficult for investors to sell shares of our common stock.

LITIGATION RISKS

        We currently are involved in various litigation matters which are described herein in the section entitled "Business and Properties—Legal Proceedings". Any such claim or any future claims, regardless of merit:

  •
  is time consuming and costly to defend and may harm our reputation;

  •
  diverts management's attention and resources; and

  •
  if resolved adversely against the Company, could require the payment of monetary damages.

        Any of these consequences could impair our financial condition and adversely affect our ability to conduct our business.

Risks Related to Our Common Stock

POTENTIAL NEGATIVE EFFECT ON OUR STOCK PRICE RELATED TO SHARES ELIGIBLE FOR RESALE.

        In accordance with the Section 16 filings of Marcie Zlotnik, Ms. Zlotnik, our former President and Chief Operating Officer, currently holds 300,350 shares of our Common Stock which are available for sale in the public market without restriction. Further, Ms. Zlotnik has options to purchase an additional 350,000 shares of Common Stock which the Company has registered for resale under the Securities Act. Also, in addition to the shares offered hereunder, up to an additional 3,787,420 shares beneficially held by Neil M. Leibman, our Chairman, Chief Executive Officer and President, will become eligible for resale under Rule 144, subject to limitations on Mr. Leibman as an "affiliate" of the Company, upon the expiration of his lock-up agreement with Oppenheimer & Co. Inc., which expires on the later of 180 days after closing or 90 days after the effectiveness of this registration statement.

OUR STOCK PRICE MAY BE VOLATILE AND THERE IS NOT AN ACTIVE TRADING MARKET IN OUR STOCK.

        The trading price of our Common Stock could be subject to significant fluctuations in response to quarterly variations in our operating results, activities of its competitors, governmental regulation and other events or factors, including the various risk factors set forth or incorporated by reference in this prospectus. For example, the market price for our Common Stock has fluctuated significantly, ranging over the past two years from a low of $1.10 to a high of $9.00, with an average daily trading volume of approximately 7,481 shares for the three-month period ended September 30, 2004. In addition, market prices of companies in our industry have from time to time experienced extreme price and volume fluctuations, which may be unrelated to the operating performance of the particular company. We also have an extremely low trading volume for our stock. These broad market fluctuations and lack of an active trading market may materially adversely affect the market price of our Common Stock.

CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2004 and as adjusted to give effect to (i) the issuance of common stock in the Private Placement described herein under "Prospectus Summary—Recent Transactions", and (ii) the repayment of approximately $4,010,000 of the Company's total indebtedness with proceeds from the Private Placement. You should read this table in conjunction with our financial statements, "Selected Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this prospectus.

	As of September 30, 2004
	Actual	As Adjusted
	(In thousands, except for per share data)

Cash and cash equivalents	$13,230	$13,230

Total debt, including current portion	6,056	2,046
Shareholders' equity: Common Stock, $.01 par value; 75,000,000 shares authorized; 8,554,838 shares issued and 8,540,991 shares outstanding as of September 30, 2004; 9,554,838 shares issued and 9,540,991 shares outstanding as adjusted(1)	86	96
Additional paid-in capital	9,180	13,180
Treasury stock, at cost; 13,847 shares	(14)	(14)
Accumulated earnings (deficit)	920	920
Total shareholders' equity	10,172	14,182

Total capitalization	$16,228	$16,228

(1)
The number of shares of Common Stock issued and outstanding excludes outstanding options to purchase an aggregate of 2,448,334 shares of Common Stock with exercise prices ranging from $1.00 per share to $5.51 per share, and outstanding warrants to purchase an aggregate of 1,432,583 shares of Common Stock at exercise prices ranging from $1.00 per share to $6.02 per share.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our capital stock other than the mandatory dividend paid on December 31, 2002 to holders of our Series A Preferred Stock (which shares of preferred stock have since been converted to common stock). We currently intend to retain future earnings to finance the operation and expansion of our business. Therefore, we do not anticipate paying cash dividends on our capital stock in the foreseeable future.

FORWARD LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"). All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, our assumptions regarding the competitive restructuring and deregulation of the electricity market, competition from utility companies, our dependence on the services of certain key personnel and our ability to manage our growth successfully. Although we believe that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. We cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

        When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus.

        You should read these statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other "forward-looking" information. Before you invest in our stock, you should be aware that the occurrence of any of the events described in "Risk Factors" and elsewhere in this prospectus could substantially harm our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common stock could decline, and you could lose all or part of your investment.

        We cannot guarantee any future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements in this prospectus after the date of this prospectus.

MARKET PRICE OF OUR COMMON STOCK

        Our common stock is currently traded on the Nasdaq SmallCap Market under the symbol "GEXA." Prior to August 2, 2004, our common stock was traded on the OTC Bulletin Board. The following table sets forth the range of high and low closing sale prices for our common stock for the periods indicated:

	High Sale Price	Low Sale Price
Fiscal 2002:
First Quarter	$7.00	$2.60
Second Quarter	$5.00	$3.05
Third Quarter	$4.00	$1.70
Fourth Quarter	$1.85	$1.20
Fiscal 2003:
First Quarter	$1.90	$1.10
Second Quarter	$1.80	$1.15
Third Quarter	$2.60	$1.50
Fourth Quarter	$8.50	$2.15
Fiscal 2004:
First Quarter	$8.25	$4.90
Second Quarter	$6.00	$3.55
Third Quarter	$6.00	$4.30
Fourth Quarter	$5.25	$4.00
Fiscal 2005:
First Quarter (through February 11, 2005)	$6.56	$4.62

        On February 11, 2005, there were approximately 2,407 shareholders of record of our common stock, and 9,763,160 shares issued and outstanding, which does not include 3,880,917 shares of common stock issuable upon exercise of issued and outstanding options and warrants as of February 11, 2005.

SELLING SHAREHOLDERS

        The following table sets forth information provided by the selling shareholders about the ownership of common stock of the selling stockholders before and after the offering covered by this prospectus. The selling shareholders may from time to time offer and sell, all or some portion of the common stock listed below. As a result, no estimate can be given as to the amount of common stock that will be held by the selling shareholders upon completion of the offering.

        To our knowledge, none of the selling shareholders have held nor had any material relationship with us within the past three years except as set forth in footnotes (3) through (6) below.

			Common Stock Owned After Offering is Complete
	Number of Shares of Common Stock Owned Before Offering	Number of Shares of Common Stock Offered
Name of Selling Shareholder			Number of Shares	Percentage
Private Placement Investors(1):
Perry Partners LP(2)	250,800	326,040	—	—
Perry Partners International, Inc.(2)	691,980	899,574	—	—
Auda Classic PLC(2)	7,220	9,386	—	—
Corsair Capital Partners, L.P.	527,862	374,244	239,982	2.5%
Corsair Capital Investors, Ltd.	78,084	50,050	39,584	*
Corsair Capital Partners 100, L.P.	21,804	14,781	10,434	*
Corsair Long Short International, Ltd.	22,250	15,925	10,000	*
ZLP Master Opportunity Fund, Ltd.	350,000	455,000	—	—
Robert L. Brewton	14,000	18,200	—	—
Crown Financial, LLC	24,000	31,200	—	—
Reid Ferrell Friedman	10,000	13,000	—	—
Barry Gomel	10,000	13,000	—	—
Nater Limited Partnership	12,000	15,600	—	—
J. W. Rogers	14,000	18,200	—	—
Solmirog Ltd. Partnership	12,000	15,600	—	—
Sonz Interests, L.P.	4,000	5,200	—	—
Oppenheimer Warrantholders:
Yvonne Briggs	0	4,662	—	—
Frank K. Colen	0	11,500	—	—
Cory Dorzek	0	4,000	—	—
Chris Hagar	0	11,500	—	—
Andrew Kaminsky	0	1,000	—	—
Zubin Mory	0	500	—	—
Oppenheimer & Co. Inc.	0	71,663	—	—
Darrell Rosenthal	0	15,925	—	—
Stanley B. Stern	0	1,000	—	—
Henry P. Williams	0	37,500	—	—
Others:
Neil M. Leibman(3)	3,805,753	18,333	3,787,420	37.3%
Don Aron(4)	301,668	36,668	265,000	2.7%
Stuart C. Gaylor(5)	119,667	18,333	101,334	1.0%
Robert C. Orr(6)	83,333	18,333	65,000	*

*
Less than 1%

(1)
Each of the investors in the Private Placement as described herein under "Prospectus Summary—Recent Transactions" received common stock and warrants. Except as described in Note 2, each of the warrants issued to the investors do not become exercisable until May 24, 2005 and, therefore, the shares of common stock offered hereby which underlie such warrants have not been included as beneficially owned by such shareholders.

(2)
Warrants issued to these investors in the Private Placement are not exercisable until November 23, 2006 and, therefore, the shares of common stock offered hereby which underlie such warrants have not been included as beneficially owned by such shareholders.

(3)
Mr. Leibman is our Chairman, CEO and President. Shares beneficially owned by Mr. Leibman include 400,000 shares that may be acquired upon exercise of currently exercisable options, 18,333 shares which may be acquired upon exercise of a currently exercisable warrant (which shares are offered hereby) and 40,000 shares owned by Mr. Leibman's minor children for which he disclaims beneficial ownership.

(4)
Mr. Aron is a director of the Company. Shares beneficially owned by Mr. Aron include 18,334 that have been acquired, and 18,334 shares that may be acquired, upon exercise of certain common stock warrants (which shares are offered hereby), 65,000 shares that may be acquired upon exercise of currently exercisable options; does not include 35,000 shares subject to unvested options held by Mr. Aron.

(5)
Mr. Gaylor is a director of the Company. Shares beneficially owned by Mr. Gaylor include 18,333 shares that may be acquired upon exercise of a common stock warrant (which shares are offered hereby) and 65,000 shares that may be acquired upon exercise of currently exercisable options; does not include 35,000 shares subject to unvested options held by Mr. Gaylor.

(6)
Mr. Orr is a director of the Company. Shares beneficially owned by Mr. Orr include 18,333 shares that may be acquired upon exercise of a common stock warrant (which shares are offered hereby) and 65,000 shares that may be acquired upon exercise of currently exercisable options; does not include 35,000 shares subject to unvested options held by Mr. Orr.

USE OF PROCEEDS

        All net proceeds from the sale of common stock will be received by the selling shareholders for their own accounts. We will not receive any proceeds from the disposition of shares by the selling shareholders. We will receive the exercise price upon the exercise of any warrants by the selling shareholders for which the underlying common stock is included in this prospectus, up to a total of $3,985,102 in proceeds, which proceeds will be used for working capital and general corporate purposes.

PLAN OF DISTRIBUTION

        The securities to be offered and sold using this prospectus are being registered to permit public secondary trading of these securities by the selling shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The aggregate proceeds to the selling shareholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling shareholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of common stock to be made directly or through agents.

        The common stock may be sold from time to time to purchasers:

  •
  directly by the selling shareholders and their successors, which includes their transferees, pledgees or donees or their successors; or

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

        The selling shareholders and any underwriters, broker-dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act. As a result, any profits on the sale of the common stock by selling shareholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and "underwriters" within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling shareholders are deemed to be underwriters, the selling shareholders may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the shares of common stock common stock are sold through underwriters, broker-dealers or agents the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions.

        The common stock registered hereby may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale;

  •
  in the over-the-counter market;

  •
  otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing and exercise of options, whether such options are listed on an options exchange or otherwise;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share;

  •
  a combination of any of these methods of sale; or

  •
  any other method permitted by applicable law.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with the sales of common stock, the selling shareholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling shareholders may also sell the common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell the common stock.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the common stock other than the lock-up arrangements described herein under "Prospectus Summary—Recent Transactions."

        At the time a particular offering is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling shareholders, the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions, concessions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.

        Our common stock trades on the Nasdaq SmallCap Market under the symbol "GEXA."

        We cannot be certain that any selling shareholder will sell any or all of the common stock pursuant to this prospectus. Further, we cannot assure you that any such selling shareholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states shares of the common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

        The selling shareholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of the common stock by the selling shareholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

        We and the selling shareholders (on a several basis) have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock by the selling shareholders to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

SELECTED HISTORICAL FINANCIAL DATA

        The following table sets forth summary historical consolidated financial data as of and for each of the years ended December 31, 2001, 2002 and 2003, and the nine-month periods ended September 30, 2003 and 2004. The data contained in the following table were derived from our audited consolidated financial statements included in our Annual Reports on Form 10-KSB for the years ended December 31, 2001, 2002 and 2003, and from our unaudited condensed consolidated financial statements included in our Quarterly Reports on Form 10-QSB for the quarterly periods ended September 30, 2003 and 2004. The unaudited financial data includes, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the nine-month period ended September 30, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2004 or any future periods.

        The financial data below should be read together with, and are qualified in their entirety by reference to, our historical consolidated financial statements and the accompanying notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operation" set forth herein.

				Nine Months Ended September 30,
	Years Ended December 31,
				2003(1) (restated)
	2001	2002	2003(1)		2004
				(unaudited)
	(In thousands, except for per share data)
Statement of Operations:
Sales	$0	$19,039	$115,143	$74,012	$199,319
Cost of goods sold	0	15,265	103,054	66,592	178,589

Gross profit	0	3,774	12,089	7,416	20,730
General and administrative expenses(2)	853	2,816	9,305	5,789	12,862

Income (loss) from operations	(853)	958	2,784	1,629	7,868
Interest income	5	23	21	19	25
Interest expense	(6)	(10)	(449)	(215)	(767)
Other financing income (expense)(3)	0	0	(3,630)	(193)	1,840

Income (loss) before income taxes	(854)	971	(1,274)	1,240	8,966
Income tax expense (benefit)	(157)	331	922	470	2,758

Net income (loss)	(697)	640	(2,196)	770	6,208
Preferred stock dividend	0	(50)	(167)	(38)	0

Net income (loss) to common shareholders	$(697)	$590	$(2,363)	$732	$6,208

Basic net income (loss) per share	$(0.17)	$0.08	$(0.31)	$0.10	$0.73
Basic weighted average shares outstanding	4,209	7,328	7,647	7,609	8,453
Diluted net income (loss) per share	$(0.17)	$0.08	$(0.31)	$0.10	$0.64
Diluted weighted average shares outstanding	4,209	8,402	7,647	7,684	9,663
Financial Position:
Cash and cash equivalents	$586	$3,400	$14,443	$7,071	$13,230
Accounts receivable, net	0	6,881	22,139	22,408	42,107
Total assets	930	10,989	38,202	31,473	60,534
Accounts payable and accrued expenses	218	4,702	22,638	17,494	13,179
Total debt(4)	100	628	7,115	3,866	6,056
Total liabilities	321	7,642	36,073	27,171	50,362
Shareholders' equity	609	3,347	2,128	4,302	10,172

Notes:

(1)
The information provided herein reflects the Company's adjustment of the operating results for the periods listed above as described in Note 11 of the Company's consolidated financial statements for the year ended December 31, 2003.

(2)
General and administrative expenses in 2003 include an approximate $718,000 one-time and non-cash compensation charge related to the terms of options (which expire on December 31, 2005) held by our former President and Chief Operating Officer, Marcie Zlotnik.

(3)
Other financing income (expense) for the year ended December 31, 2003 and the six months ended June 30, 2004 includes an approximate $3.6 million and ($2.3) million non-cash charge for a put warrant liability per SFAS 150 for a mezzanine financing which we retired on July 8, 2004. For further detail, see Note 9 of the audited consolidated financial statements for the fiscal year ended December 31, 2003.

(4)
For a discussion of total debt, see the "Liquidity and Capital Resources" section of "Management's Discussion and Analysis of Financial Results" herein and Note 7 ("Long Term Debt") and Note 9 ("Puttable Warrant Obligation") to the consolidated financial statements for the year ended December 31, 2003 and Note 10 ("Subsequent Events") to the condensed financial statements for the three-month period ended September 30, 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Overview

        Gexa, located in Houston, Texas, is a retail electric provider (a "REP") currently operating in the deregulated retail electricity marketplace throughout Texas. In August 2001, the Public Utility Commission of the State of Texas approved our license to become a REP in Texas. As a REP, we sell electric energy and provide the related billing, customer service, collection and remittance services to residential and under one megawatt commercial customers. We offer our customers the attractive value proposition of lower electricity rates, flexible payment and pricing choices, simple offers with understandable terms and responsive customer service. In general, the Texas regulatory structure permits independent REPs (companies unaffiliated with an incumbent utility in a particular geographic area), such as Gexa, to procure and sell electricity at unregulated prices and pay the local transmission and distribution utilities a regulated tariff rate for delivering electricity to the customers. We are currently one of the largest independent REPs, not affiliated with a utility, operating in Texas that focuses on customers whose peak demand is under one megawatt (defined by the Texas Public Utility Commission as "price-to-beat" commercial customers), as measured by total megawatt hours sold and by customer count. We have grown to over 100,000 total meters as of December 2004, continuing our pattern of base customer growth of 4-5% per month during 2004.

        Our customer mix is reflective of our strategy of focusing on both the multi-family and commercial segments. Additionally, this customer base is geographically dispersed throughout ERCOT as we are serving customers in the CenterPoint, Oncor, American Electric Power ("AEP") and Texas New Mexico Power ("TNMP") markets. Additionally, we are extending our marketing activities to the single-family segment through our recently launched affinity partner programs, including Continental One Pass®, American AAdvantage®, Chase® Credit Cards, and American Express® Credit Cards.

Business Strategy

        Our business strategy involves the following key elements:

  •
  Establish marketing relationships with multi-family property managers and owners to market our services on-site to residents while also providing power to the commercial meters on-site;

  •
  Use our inside direct sales team, as well as a network of independent sales agents, to market our service to commercial customers whose demand is less than one megawatt of electricity;

  •
  Utilize strong branded partners (e.g., Continental Airlines, American Airlines) to provide access to a potential expanded customer base, particularly single-family residential customers, by providing a strong affinity-based electricity offering with other tangible benefits;

  •
  Operate and further develop a cost-effective and efficient billing and customer service infrastructure, utilizing a combination of internal resources and outsourced partners;

  •
  Leverage our credit support and energy supply agreement with TXU to provide a cost-effective supply of electricity to meet our customers' needs; and

  •
  Evaluate opportunities to expand our business in the Texas marketplace and other deregulated markets on an opportunistic basis.

Results of Operations

Nine-Month Period Ended September 30, 2004 Compared to Nine-Month Period Ended September 30, 2004

  Revenues

        We have continued our strong pattern of growth, as evidenced by revenue of approximately $86.8 million in the three months ended September 30, 2004 as compared with revenues of approximately $39.6 million for the three months ended September 30, 2003, representing an increase of 119%. As of September 30, 2004, we served approximately 92,000 meters as compared with approximately 56,000 meters as of September 30, 2003, an increase of 64%. In addition, for the three months ended September 30, 2004, our customers consumed approximately 1,041,000 megawatt hours ("mwh") as compared to approximately 517,000 mwhs consumed for the three months ended September 30, 2003. The volume increase of 101% during the three months ended September 30, 2004 as compared with the three months ended September 30, 2003 was driven by an increase in meters served as well as by an increase in the average size of the customer being served. To further highlight our growth, we reached a record peak customer demand of approximately 780 megawatts during the month of August 2004 compared to our prior peak customer demand of 600 megawatts during the month of June 2004.

        For the nine months ended September 30, 2004, revenues were approximately $199.3 million as compared to revenues of approximately $74.0 million for the nine months ended September 30, 2003, an increase of 169%.

        We have continued to experience growth in our three customer target groups. Single family residential has grown due to recently launched affinity partner programs, including Continental OnePass®, American AAdvantage®, Chase® credit cards, and American Express® credit cards. Multi-family residential has grown through expansion of marketing relationships with large property management firms, including Walden Management, Alliance Residential Management and Wells Management. Commercial sales have expanded due to the enrollment of several Texas-based facilities of several Fortune 500 companies as well as with continued expansion of our independent contractor network.

  Gross profit

        Cost of goods sold was approximately $78.7 million, or 91% of sales for the three months ended September 30, 2004 as compared with approximately $34.9 million or 88% of sales for the three months ended September 30, 2003. For the nine months ended September 30, 2004, cost of goods sold was approximately $178.6 million, or 90% of sales as compared with approximately $66.6 million, or 90% of sales for the nine months ended September 30, 2003.

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Sales	$86,781	$39,644	$199,319	$74,012
Cost of goods sold	78,694	34,895	178,589	66,596

Gross profit	8,087	4,749	20,730	7,416
Cost of Goods Sold %	91%	88%	90%	90%
Gross Profit %	9%	12%	10%	10%

        Gross profit was approximately $8.1 million or 9% of sales for the three months ended September 30, 2004, compared with approximately $4.7 million or 12% of sales for the three months ended September 30, 2003. For the nine months ended September 30, 2004, gross profit was approximately $20.7 million or 10% of sales, compared to approximately $7.4 million or 10% of sales for the nine months ended September 30, 2003.

        Our gross profit increased over the prior year for the three and nine months ended September 30, 2004 by $3.3 million and $13.3 million, respectively. While larger sales volumes increased our gross profit over the prior year for the third quarter, our gross profit percentage for the quarter decreased. The major factors that may impact gross profit percentage include:

  •
  Customer mix: Due to competitive market forces, pricing for commercial contracts typically yield lower margins per kwh than pricing for residential contracts. Despite typically lower margins for commercial accounts, we believe the administrative costs (as a percentage of sales) for commercial accounts are significantly lower than for single and multi-family customers, and commercial accounts provide attractive profit opportunities. In general, when commercial accounts increase as a percentage of our portfolio, our overall gross profit per kwh will decrease.

  •
  Cost of electricity supply purchases: The price of natural gas is the primary driver of our electricity supply cost. We attempt to mitigate our exposure to price volatility by matching, as accurately as possible, power purchases to expected demand. For term customers, we generally purchase electricity supply to match the length of the customer's contract. Single and multi-family customers are on the equivalent of month-to-month contracts, for which we purchase electricity on month-ahead and day-ahead contracts. In an environment of rapidly rising natural gas prices, we are unlikely to raise our month-to-month customers' prices as quickly as our cost increases. This factor was the main driver for the change in our gross profit percentage for the three months ended September 30, 2004 from the comparable period in 2003. During the fourth quarter, we expect to see an increase in margin by taking advantage of the price increases that became effective at the end of the third quarter.

  •
  Competitive pricing: As a retail electric provider ("REP") operating in the deregulated retail electricity market in Texas, part of our strategy is to offer electricity rates at a discount to the affiliated REPs "price-to-beat" rates. While this strategy has led to significant growth in our customer base, it can cause our margins to decrease during periods of rising supply costs if "price-to-beat" rates are not increased. During the third quarter of 2004, the "price-to-beat" rates did not increase with the supply costs for every market we serve, limiting our ability to raise rates in those markets. More recently, certain affiliated REPs have applied for increases in their "price-to-beat" rates and we expect other affiliated REPs to follow. We believe this will allow us to increase our rates while continuing to offer the discount we feel is necessary to further increase our customer base. For further information on the "price-to-beat" and the deregulated retail electricity market in Texas, refer to the section herein entitled "Business and Properties—Regulatory Environment."

  •
  Weather Impact: We purchase supply based on a customers' forecasted use, historical use throughout the term of their contract and normalized temperatures. We experienced milder summer weather which resulted in instances of us having to sell excess purchased electricity into the balancing market at prices lower then we paid.

  General and administrative expenses

        General and administrative expenses (including bad debt expense) for the three months ended September 30, 2004 were approximately $5.3 million or 6% of sales, compared with approximately $2.7 million or 7% of sales for the three months ended September 30, 2003. For the nine months ended September 30, 2004, general and administrative expenses were approximately $12.9 million or 6% of sales, compared to $5.8 million or 8% of sales for the nine months ended September 30, 2003.

        Our largest general and administrative expense account is bad debt expense. Bad debt expense for the three months ended September 30, 2004 was $2.3 million or 43% of general and administrative expenses compared with $1.4 million or 52% of general and administrative expenses for the three months ended September 30, 2003. For the nine months ended September 30, 2004, bad debt expense was $5.2 million or 40% of general and administrative expenses compared with $2.8 million or 48% of general and administrative expenses for the nine months ended September 30, 2003. Bad debt expense has decreased from approximately 3.6% of sales during the three and nine months ending

September 2003 compared with approximately 2.6% of sales during the three and nine months ending September 2004. This decrease is attributed to more aggressive collection policies, a lower number of write offs as a percentage of customer receivables, and the ability to directly disconnect delinquent customer accounts that we have in fiscal 2004 that was not available to the Company during fiscal 2003.

        We are continuing to benefit from the fixed cost leverage of our operating platform. Improved economies of scale largely account for the improved ratio of general and administrative expenses for the three and nine months ended September 30, 2004. During the past year we have also automated many processes, including payment processing, and have greatly improved the efficiency of data entry and receivables management. These enhancements have increased productivity, reducing general and administrative costs per account.

        Salary expense overall will continue to increase in 2004 as a result of normal staff additions to accommodate growth and, as necessary, to improve our system of internal controls as discussed in Item 4. Controls and Procedures of our quarterly report on Form 10-Q for the three-month period ended September 30, 2004. The positions added during the three months ended September 30, 2004 include Corporate Controller, Manager of Financial Reporting, Director of Operations, and several information technology resources related to our relocating the Radiant billing system from Atlanta, Georgia to Houston, Texas. However, we anticipate that the overall rate of increase in general and administrative expenses will be lower than the overall growth rate in sales.

  Other financing income (expense)

        On July 16, 2003, warrants to acquire 550,000 shares of common stock were granted to The Catalyst Fund Ltd. and certain other affiliates in consideration of a term loan. These warrants contained a put feature allowing the holders to exercise the warrants at a $1.00 per share exercise price, and then force us to repurchase them at market value upon the occurrence of certain events. In accordance with SFAS No. 150, the warrants were initially recorded as a discount to debt based on the close price of our common stock on the date of issuance ($1.90) minus the exercise price, multiplied by the number of warrants, or approximately $0.5 million. At each balance sheet date, any change in the close price of the common stock must be used to calculate and record financing expense or income amount to reflect the difference on that date between the market price of our stock and the exercise price of the warrants.

        On July 8, 2004, 458,333 of these warrants were repurchased and the remaining 91,667 warrants were amended to delete the put option. At July 8, 2004, our stock closed at $4.75 per share. The increase in the market price from the valuation at June 30, 2004 based on a June 30, 2004 close price of $4.40 per share required us to record an increase in the value of the puttable warrant obligation of $193,000 for the three months ended September 30, 2004 as other financing expense in accordance with SFAS No. 150. An additional $222,000 in other finance expense was recorded in the third quarter of 2004 related to the extinguishment of this debt. As a result of the repurchase and amendment of warrants the income (expense) effect arising from their existence as described above will no longer be applicable to us after this quarter.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

  Revenues

        Operating revenue increased $96,103,881, or 505%, to $115,142,685 in 2003, as compared to 2002. Revenue for 2003 rose as the result of increased consumer confidence in the deregulated markets and the continued successful execution of our marketing strategy outlined above. Other revenues in fiscal year 2003 included approximately $670,000 related to fees from early cancellation of contracts and late fees in accordance with our agreements with commercial customers. A portion of these fees was offset by refunds due to customers on sales taxes based on an opinion letter issued by the Texas State

Comptroller's office declaring that certain meters billed to commercial entities for multi-family dwellings should be taxed as residential meters instead of commercial meters.

        In addition, in 2003 our marketing department contracted with multi-family communities to secure their corporately paid meters, and also to gain access to current and future residents through direct marketing at the leasing offices. These sales provided the Company with a large number of customers at low costs of acquisition. As of December 31, 2003, the Company has marketing agreements with over 500 apartment communities as compared with approximately 350 at December 31, 2002.

        In 2003, the Company's in house sales department focused their efforts on expanding our base of small commercial clients providing the Company a wide range of customers from small businesses to medium-sized office towers. Additionally, an inbound sales department was established to sign up customers who contacted the Company to request their service be switched to Gexa. During 2003, the Company also effectively utilized a large network of independent sales agents who provided the Company with an opportunity to reach customers without incurring large fixed costs.

  Cost of Goods Sold

        Costs of goods sold increased $87,789,152, or 575%, to $103,053,763 in fiscal year 2003, as compared to fiscal year 2002. Costs of goods sold are composed largely of electricity supply purchases and the energy delivery charges we pay to the TDSPs. Two factors in 2003 drove the increase of costs of goods sold at a rate greater than operating revenues for the year. First, as we acquired more commercial accounts as a percentage of our overall portfolio, our margins on a weighted average basis compressed. This trend is more pronounced as the customer accounts approach one megawatt in size. These commercial accounts, while still attractive from a profit perspective, do have lower per kwh margins than residential accounts. Second, during the three months ended March 31, 2003, there was an unexpected volatile price swing in the natural gas market which is the primary determinant of electricity prices. This unexpected price increase occurred over a three day period at the end of February 2003. As a result, open market electricity prices increased substantially along with average committed electricity volumes related to our daily customer usage. The result of this unexpected price volatility was a reported net loss for the three months ended March 31, 2003, and a negative impact of approximately $700,000 on the costs of goods sold for 2003.

  General and Administrative Expenses

        General and administrative expenses increased $6,488,668, or 230%, to $9,305,126 in fiscal year 2003, as compared to fiscal year 2002. The most significant components of general and administrative costs in 2003 were bad debt expense and salary expense.

        In 2003, bad debt expense was largely attributable to residential services, and has been addressed with the assessment of late fee charges in accordance with the terms of customer contracts, collections procedures, and improved credit check processes in the latter part of 2003 leading into 2004.

        Salaries for 2003 included severance expenses related to the resignation of the former President, Marcie C. Zlotnik, from her operational and board positions within the Company. In the fourth quarter of 2003, three months severance pay totaling $50,250 was accrued as a severance expense, as was a $718,075 noncash severance expense reflecting a fair valuation of options (using the Black-Scholes model) that were amended and reinstated on the conclusion of Ms. Zlotnik's employment.

  Other financing expense

        On July 16, 2003, 550,000 warrants were granted to the Catalyst Fund Ltd. in consideration of a term loan. These warrants contained a put feature allowing the holder to exercise the warrants at a $1.00 per share exercise price, and then force the Company to repurchase them at market value upon the occurrence of certain events. In accordance with SFAS No. 150, the warrants were initially recorded as a discount to debt based on the close price of the Company's common stock on the date of issuance ($1.90) minus the exercise price, multiplied by the number of warrants, or $495,000. At each balance sheet date, any change in the close price of the common stock must be used to calculate and record an interest expense or income amount to reflect the difference on that date between the market price of the Company's stock and the exercise price of the warrants.

        At December 31, 2003, the Company's stock closed at $8.50 per share. This increase in the market price over the initial valuation of $495,000 required the Company to record an increase in the value of the puttable warrant obligation of $3,630,000 for the year ended December 31, 2003 as an other financing expense in accordance with SFAS No. 150.

Liquidity and Capital Resources

        In this section, we discuss the principal sources of capital required for us to operate our business. We also identify known trends, demands, commitments, events or uncertainties which may affect our current and future liquidity or capital resources. Our principal sources of liquidity and capital resources are cash from operations, private equity placements, revolving credit lines, payment terms from suppliers and term loan debt.

        Working capital (current assets less current liabilities) increased to $12.1 million at September 30, 2004 from $7.8 million at December 31, 2003. The primary components of the increase are:

  •
  increase in current assets of $19.1 million. This is primarily a result of an increase in customer accounts receivable of $19.8 million. This increase is due primarily to customer growth and seasonality. The third quarter contains the highest electricity usage due to significant air conditioner usage resulting in a high accounts receivable balance.

  •
  increase in current liabilities of $14.8 million. The primary increases are as follows:

  -
  accrued electricity, accounts payable and other accrued expenses increased by $9.0 million due primarily to customer growth and seasonality.

  -
  customer deposits increased by $1.9 million due to customer growth.

  -
  taxes payable increased by $4.5 million due to increased profitability resulting in higher federal income taxes payable.

        Our use of capital is primarily driven by working capital needed to operate as a REP. We experience a time delay between purchasing electricity to flow to customers and receiving payments from our customers. This working capital cycle is impacted by seasonality and customer count growth rates. As of September 30, 2004, our days sales outstanding was approximately 43 days when considering both the billed and unbilled receivables concurrently. Pursuant to our agreement with TXU PM, payments to TXU PM for monthly electricity purchases are made on the last business day of the month following delivery.

        Seasonality impacts our working capital needs, as the hotter summer months (driven by air conditioning) increase our electricity needs during the second and third quarters, and commensurately reduces those needs in the first and fourth quarters. With respect to customer growth rates, our constant addition of customers drives an increasing need for working capital funding for electricity purchases. Over time, should our growth rate level off, we would anticipate funding working capital from cash reserves on hand. However, given our growth rates, we have continued needs for additional sources of working capital financing to purchase electricity and expand our operations. In addition to working capital, we spend capital for investments in operational infrastructure to serve our customers; however this amount is relatively minor compared to the working capital required for electricity purchases.

        Our largest cost in conducting business is the purchase of electricity. Our agreement with TXU PM provides both a source of electricity supply and vendor financing. Since our term commercial customer contracts generally have durations of one and two year terms, we endeavor to match term supply purchases to term customers obligations. We purchase electricity from TXU PM and from third parties based on our forecast of customer demand and monthly purchase limits imposed by TXU PM. Additionally, TXU PM reserves the right to review the credit-worthiness of all customers with peak demand of at least one megawatt. We pay a monthly credit fee to TXU PM based on our monthly electricity purchases from TXU PM, as well as small, fixed monthly administrative fees. TXU PM also provides credit guarantees to us to enable us to purchase electricity from third parties, in return for a monthly fee. The agreement has an initial term of five years, expiring in April 2008, and renews thereafter on a year-to-year basis unless either party gives notice of termination.

        Purchasing this electricity exposes the wholesale electricity provider to credit risk that may exist due to any payment risk. Accordingly, TXU PM has three sources of security from us to support this agreement. First, TXU PM has a first lien on all of our assets. Second, our customer receipts are managed through a lockbox arrangement controlled by TXU PM. Under the lockbox arrangement, certain cost of goods sold items and TXU PM's monthly wholesale electricity invoice are paid during each month with us receiving any remaining funds to be used for operating expenses. TXU PM must approve all disbursements from our lockbox. Third, we are required to post a cash collateralized letter of credit in an amount determined by TXU PM pursuant to the agreement between us and TXU PM.

        As of September 30, 2004, we had deposited approximately $9.7 million with JP Morgan Chase Bank to obtain letters of credit allowing us to purchase power on forward contracts from TXU PM, buy and sell power in the daily balancing markets and pay TDSP invoices for metering charges passed through to customers on thirty-five day terms. Due to the higher levels of power purchases required during the third quarter of 2004, we were required to increase the amount of the letters of credit to support those purchases. We believe that we have sufficient liquidity (described below) to support the letters of credit that may be required.

        We have several sources of liquidity to provide the increased level of working capital to support our growth in customer load and purchases of power and other services to support that customer growth:

  •
  Cash from Operations: During the six months ended June 30, 2004, we generated approximately $11.6 million in cash from operations. During the three months ended September 30, 2004, we used approximately $13.8 million of cash for operations. The primary use of cash during the three months ended September 30, 2004 was an increase in accounts receivable of $7.4 million and a decrease in accrued electricity of $11.8 million. The increase in accounts receivable is driven primarily by air conditioning usage in the hotter summer months. During these hotter months, electricity is flowed and accrued to revenue using the flow method as described in Footnotes 2 and 3. Accounts receivables are then billed at the conclusion of a month's electricity usage and due within 16 days of the invoice. The total time from revenue accrual to receipt of payment was approximately 43 days as of September 30, 2004. As a result of this, much of the revenue and accounts receivable accrued in the third quarter will be collected in the fourth quarter of 2004. This should result in increased cash flow from collections of accounts receivable in the fourth quarter of 2004. The decrease in accrued electricity is a result of the timing of payment of wholesale electricity bills. Wholesale electricity bills for the months of May, June, July and August were paid in the third quarter of 2004.

  •
  Highbridge/Zwirn Special Opportunities Fund, L.P. Credit Facility: On July 8, 2004, we entered into the Facility with Highbridge/Zwirn Special Opportunities Fund, L.P. The facility, which matures on July 8, 2007, may be used to provide working capital for our normal routine operations and for providing a cash reserve to collateralize letters of credit that we are required to post. The facility is secured by a lien on substantially all of our assets, subject to the liens already held on such assets by TXU and/or JP Morgan Chase. For the three months ending September 30, 2004, we were in compliance with all financial covenants under the credit agreement. See "Note 6—Significant Events" in the Notes to the Company's Condensed Financial Statements for the Nine-Month Period Ended September 30, 2004. For a detailed description of the covenants and restrictions under the facility. As of September 30, 2004, we had approximately $6.0 million drawn from the facility to increase the TXU Letter of Credit ("LOC"). Due to our contract with TXU and the high electricity bills during the summer months, TXU required us to increase our LOC. Subsequent to September 30, 2004, TXU has decreased our LOC by $1.2 million as we move into the cooler months.

  •
  Equity: During the nine months ended September 30, 2004, we raised approximately $0.7 million through a private placement of 168,754 shares of our common stock of $4.00 per share and approximately $0.1 million through the exercise of warrants to acquire 100,000 shares of common stock by a director of our Company at $1.25 per share. These funds were designated to be used to support our continued operational expansions. On August 2, 2004, our common stock began trading on the Nasdaq SmallCap Market under the stock symbol GEXA. We believe that this will provide additional visibility and and enhance the liquidity of our common stock.

        We believe that cash flow plus the advances from the Highbridge facility will provide the required liquidity to address our current growth rate in the Texas market in 2004. We continue to assess new deregulated markets in other states and subsequent to September 30, 2004, the Company's Board of Directors approved the filing of its application to become a retail electric provider in the deregulated electricity markets of New York and Massachusetts. The Company intends to expand its business by leveraging its relationship with existing customers in Texas that have operations in these states without incurring large marketing expenditures. The Company anticipates opening these markets in February of 2005 under the name of Gexa Energy.

Critical Accounting Policies

        Following are critical accounting policies adopted by the Company for use in the preparation of key material financial data.

Revenue and Cost Recognition

        The Company records electricity sales under the accrual method and these revenues are generally recognized upon delivery, as it may be estimated by one of several techniques the Company has used (see below).

        Sales represent the total proceeds from energy sales, including pass through charges from the transmission distribution service providers ("TDSPs") billed to the customer at cost. Cost of goods sold ("COGS") includes electric power purchased, sales commissions, and pass through charges from the TDSPs in the areas serviced by the Company. TDSP charges are costs for metering services and maintenance of the electric grid.

        Until November 2003, the Company elected to book revenues for energy and TDSP charges based on actual billings in subsequent periods ("billings" method or technique). The Company was not its own Qualified Scheduling Entity ("QSE") until November 2002, and therefore did not receive the level of supply and market data available to QSE's until that time. Thus, using actual billings was considered to be the most appropriate and conservative technique. However, the billings technique pulls delivered volumes from future months into the month for which volumes are being estimated. In periods of relatively low growth, this characteristic should have a non-material effect on the accuracy of the estimation. This limitation, in addition to the events described below, led the Company to the decision to change to the flow technique.

        In November 2003, the Company changed its revenue estimation technique to one referred to as the "flow" technique. In the latter half of 2003, the Company determined that the market was in fact operating at a point of efficiency that it would be appropriate for the Company to begin accruing revenue based on ERCOT settlements of power deliveries, and given the limitations of the billings technique noted above, the Company chose to change to the flow technique. In addition, by the end of the year 2003, the company had sufficient initial settlement and resettlement data from ERCOT to arrive at a reasonable estimate for 2003 revenues assuming that flow method had been in place since January 1, 2003.

        The flow technique of revenue calculation relies upon ERCOT settlement statements to determine the estimated revenue for a given month. Supply delivered to our customers for the month, measured on a daily basis, provides the basis for revenues. ERCOT provides net electricity delivered data in three time frames. Initial daily settlements become available approximately 17 days after the day being settled. Approximately 45 days after the day being settled, a ‘resettlement‘ is provided to adjust the initial settlement to the actual supply delivered based on subsequent comparison of prior forecasts to actual meter reads processed. A final resettlement is provided about 180 days after power is delivered, marking the last routine settlement adjustment to the power deliveries for that day.

        Because flow data for resettlements and final resettlements are not available in sufficient time to be booked to the appropriate period, the effect of such settlements is booked in the month in which the COGS effect of those resettlements is realized. This allows for a proper matching of revenues with COGS. At the end of SEC reporting periods, management will review resettlements expected to arrive at future dates and determine the revenue and COGS accruals, if any, to record book in order to arrive at a more accurate cut-off of revenue and cost recognition.

        In early 2004, an exhaustive review of the application of the billings method for the period January-October 2003 revealed that during the second and third quarters of 2003, the estimated energy revenue appears to be overstated when compared to the flow method. The Company determined that the overstatement was material, and reported the correction of an error in previously issued financial statements (in this case Forms 10-QSB for the three months ended June 30, 2003 and September 30, 2003) as a prior period adjustment. Adjustments to the second and third quarter financials are included in Footnote 11 to the Financial Statements for the 12-Month Period ended December 31, 2003 included herein. Footnote 11 provides additional discussion on this item. These changes represent a redistribution of revenues across the second, third, and fourth quarters of 2003. In addition, cash flow for the second, third, and fourth quarters of 2003 is not affected by these changes.

        The energy portion of the Company's costs of goods sold is comprised of two components—bilateral wholesale costs, and balancing/ancillary costs. These two cost components are incurred, recognized and reconciled in different manners.

        Bilateral wholesale costs are incurred through contractual arrangements with TXU PM for firm delivery of power at a fixed volume and fixed price. The Company is invoiced for these wholesale volumes at the end of each calendar month for the volumes purchased for delivery during the month, with payment due by the last business day of the following month starting in February 2004, and 31-35 days after the end of the month for prior periods.

        Balancing/ancillary costs are based on the customer load and are determined by ERCOT through a multiple step settlement process. Balancing costs/revenues are the result of the difference between supply purchased in advance by Gexa through its bilateral wholesale supply arrangement with TXU PM and the supply actually required on a daily basis to serve Gexa's customer load.

Unbilled Revenue and Accounts Receivable

        At the end of each calendar month, revenue is accrued to unbilled receivables based on the estimated amount of power delivered to customers per the billings or flow technique, depending upon the period in 2003. Unbilled revenue also includes accruals for estimated TDSP charges and monthly service charges applicable to the estimated electricity usage for the period.

        All charges that were physically billed to customers in the calendar month are recorded from the unbilled account to the customer receivables account. The remaining unbilled revenue balance or deficiency is periodically analyzed to determine if there may be unexpected events or occurrences (such as lack of resettlement data from ERCOT or significant customer transactions which may not have been billed) which may explain the residual unbilled balance or deficiency.

        Accounts receivables are customer obligations billed at the conclusion of a month's electricity usage and due within 16 days of date of invoice. Balances past due over 21 days are subject to a late fee that can be assessed one time on that billing.

        The large number of customers and significant volume of transactions in the commercial and residential retail energy business creates a challenge to manage receivables as well as estimate the account balances that ultimately will not be paid by the customers (bad debt write-offs). The Company uses a variety of tools to estimate and provide an accurate and adequate Allowance for Doubtful Accounts reserve; the allowance for doubtful accounts is expensed each month as a percentage of revenue based on the historical bad debt write-off trends that will result from that month's gross revenues

        The Company follows a consistent process to determine which accounts should be written off and compares the total actual write-offs to the estimated percentage of total revenue accrued and expensed each month. Past due accounts are regularly reviewed based on aging for possible removal from service, in-house or external collections efforts, or write-off. For residential customers, with some minor exceptions, the total balance for all accounts with any portion of their balance over 60 days past due is considered to be uncollectible and are written off net of security deposits held for the accounts. Delinquent commercial accounts are reviewed individually by in-house collections, and payment arrangements, removal from service, and possible write-off of all or a portion of the receivable is determined on a case-by-case basis.

        There has been improvement in the amount of bad debt incurred by the Company, principally due to:

  •
  better quality timing of customer billing information being supplied by ERCOT to the Company;

  •
  improved policies requiring credit reviews, deposits, and late fees; and

  •
  implementing new and more aggressive collection efforts.

Accounting for Financial Instruments with Characteristics of both Liabilities and Equity

        As required by FAS 150, the Company records a liability at each balance sheet date for the potential liability that could be incurred if warrants issued with a put feature were to be exercised on that date, assuming the market price exceeds the exercise price of the puttable warrants at the balance sheet date. The liability is calculated as the difference between the put price on the balance sheet date less the exercise price of the warrants. The change in the liability between measurement dates is recorded as an other financing expense (or income as appropriate) and recorded cumulatively as a long term liability.

Internal Controls and Procedures

        During the audit of our fiscal year 2003, our independent auditors, Hein & Associates LLP ("Hein"), issued a material weakness letter noting significant deficiencies with our internal controls. The letter resulted from Hein's review of the Company's internal controls and procedures in connection with a review by Hein of the Company's proposed changes to its revenue calculation method.

Management began the process of reviewing the Company's revenue calculation method in November 2003. The identified deficiencies were the following:

  •
  Inadequate U.S. GAAP, financial reporting and public company expertise and experience within the Company's accounting department; and

  •
  Inadequate quality control over the financial reporting process, including inadequate review of facts, circumstances and events impacting estimates and judgments requiring accounting recognition or disclosure.

        Hein also indicated that our new method for calculating our revenues required additional review and testing. Previously, we estimated revenues based on billings (the "billing" method), but the availability of accurate and timely electricity supply delivery data for the entire 2003 fiscal year allowed us to estimate revenues based on measuring electricity as delivered to our customers (the "flow" method). In the fourth quarter of 2003 and first quarter of 2004, we conducted additional testing and review of the controls and the source data being used to calculate revenues as well as the flow method of revenue calculation. Based on that review, we adopted the flow method for determining its revenues in fiscal year 2003 and thereafter.

        In addition, the Audit Committee of our Board of Directors, with the assistance of independent counsel, began an investigation of the issues raised by our auditors, including our revenue calculation methods, which was completed in the second quarter of 2004. The Audit Committee recommended that we approve an action plan (the "Action Plan"), which was reviewed and adopted by the Board of Directors. As of September 30, 2004, the Action Plan had been fully implemented through the following actions:

  •
  instituted new document control procedures, including an updated disaster and recovery plan;

  •
  David K. Holeman elected as Vice President and Chief Financial Officer on June 2, 2004;

  •
  hired Controller and Manager of Financial Reporting, each with experience in SEC reporting and accounting, and Human Resources Manager;

  •
  created interim policies and procedures for the issuance of press releases and the preparation of SEC reports;

  •
  established an internal Disclosure Review Committee to review and coordinate SEC reports and prepared an interim policy regarding the notification of senior management and the Board of material developments;

  •
  conducted a training program for all relevant personnel regarding SEC reporting, Sarbanes-Oxley Act compliance, and related issues; and

  •
  selected a provider for Sabanes-Oxley Act Section 404 related services and to assist us in a review and assessment of our accounting policies and procedures.

        We will continue to evaluate the effectiveness of internal controls and procedures on an ongoing basis. It should be noted that in designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired controlled objectives, and management necessarily was required to apply its judgment in evaluating the cost benefit relationship of possible controls and procedures. Based on the evaluation described above and the completion of the Action Plan, our CEO and CFO have concluded that our disclosure controls and procedures are effective at reaching that level of reasonable assurance.

        Our management does not expect that our disclosure controls and procedures, or its internal control over financial reporting, will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

        Our Board of Directors, in coordination with our Audit Committee, will continually assess the sufficiency of these initiatives and make adjustments as necessary. If we are unable at any time to continue to maintain an effective system of internal controls and procedures, there could be a material adverse effect on our operations or financial results.

BUSINESS AND PROPERTIES

General Background

        Gexa, located in Houston, Texas, is a retail electric provider (a "REP") currently operating in the deregulated retail electricity marketplace throughout Texas. In August 2001, the Public Utility Commission of the State of Texas approved our license to become a REP in Texas. As a REP, we sell electric energy and provide the related billing, customer service, collection and remittance services to residential and under one megawatt commercial customers. We offer our customers the attractive value proposition of lower electricity rates, flexible payment and pricing choices, simple offers with understandable terms and responsive customer service. In general, the Texas regulatory structure permits independent REPs (companies unaffiliated with an incumbent utility in a particular geographic area), such as Gexa, to procure and sell electricity at unregulated prices and pay the local transmission and distribution utilities a regulated tariff rate for delivering electricity to the customers. We are currently one of the largest independent REPs, not affiliated with a utility, operating in Texas that focuses on customers whose peak demand is under one megawatt (defined by the Texas Public Utility Commission as "price-to-beat" commercial customers), as measured by total megawatt hours sold and by customer count. We have grown to over 100,000 total meters as of December 2004, continuing our pattern of base customer growth of 4-5% per month during 2004.

        To date, we have focused our sales efforts on the under one megawatt commercial and the residential multi-family housing (apartment community) segments. We have also begun to deploy several low cost marketing strategies to further penetrate the single-family residential market. Employing several first-to-market, co-marketing partnerships with leading brands (e.g., Continental Airlines OnePass®, American Airlines AAdvantage® frequent flyer programs), we expect to leverage the brand equity of these partners to provide access to new single-family residential customers without incurring large marketing expenditures. As of September 30, 2004, the majority of our customers were located in the Houston and Dallas markets, although a growing number are located in a variety of other metropolitan and rural areas in south and west Texas, such as Corpus Christi and Lubbock.

        We offer one-year and two-year term contracts to our commercial customers and month-to-month terms to our residential customers. In the under one megawatt commercial segment, our position as an independent REP allows us to acquire customers primarily by switching the customers away from REPs that are affiliated with an incumbent utility. In the residential market, we have signed marketing agreements with major property management firms to serve their residential and on-site commercial accounts.

        With respect to energy supply, we utilize an agreement with TXU Portfolio Management, an unregulated entity of TXU Energy that buys and sells wholesale power, for the procurement of wholesale energy. We serve as our own "qualified scheduling entity" for open market purchases and sales of electricity. We forecast our energy demand and conduct procurement activities through an experienced team of in-house professionals. The forecast for electricity load requirements is based on our aggregate customer base currently served and anticipated weather conditions, as well as forecasted customer acquisition and attrition. We continuously monitor and update our supply positions based on our retail demand forecasts and market conditions. Our objective is to maintain a balanced supply/demand book to limit commodity risk exposure. We do not currently use derivative instruments and we do not plan to engage in uncovered or speculative trading of derivative instruments in the future, although we may use derivatives for hedging purposes in the future.

        Our business strategy can be summarized as follows:

  •
  establish marketing relationships with multi-family property managers and owners to market our services on-site to residents while also providing power to the commercial meters on-site;

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  use our inside direct sales team, as well as a network of independent sales agents, to market our service to commercial customers whose demand is less than one megawatt of electricity;

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  utilize strong branded partners (e.g., Continental Airlines, American Airlines) to provide access to a potential expanded customer base, particularly single-family residential customers, by providing a strong affinity-based electricity offering with other tangible benefits;

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  operate and further develop a cost-effective and efficient billing and customer service infrastructure, utilizing a combination of internal resources and outsourced partners;

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  leverage our credit support and energy supply agreement with TXU to provide a cost-effective supply of electricity to meet our customers' needs; and

  •
  evaluate opportunities to expand our business in the Texas marketplace and other deregulated markets on an opportunistic basis.

        We intend to evaluate opportunities to expand our areas of operations in Texas as certain market regions in Texas elect to option-in to deregulation. In addition, there are a number of small REPs within the Texas market, and we intend to monitor the activities of these REPs and to pursue and evaluate opportunities to acquire such REPs to the extent it would provide value to us.

        Although our current service regions are all within the Texas market, we will also continue to evaluate expansion opportunities in other deregulated electricity markets that offer growth potential in our core under one megawatt commercial, multi-family and single-family residential segments. Beyond Texas, 17 other states and the District of Columbia are currently open to competition in the U.S. with the majority of these in the Mid-Atlantic and Northeast regions. We recently filed an application to become a retail electric provider in the deregulated electricity markets of New York and Massachusetts, but we have not yet received approval in those states.

        At September 30, 2004, the Company had approximately 100 full-time employees and independent contractors. Our principal executive offices are located at 20 Greenway Plaza, Suite 600, Houston, Texas 77046, and the telephone number is (713) 470-0400.

Texas Market

        In this Section, we use the term "competitive REPs" to refer to independent REPs and affiliated REPs, only to the extent operating outside of their incumbent market, and the term "incumbent REPs" to refer to affiliate REPs only to the extent operating within their incumbent markets. The term "large commercial" refers to the market segment of non-residential customers whose peak demand over the preceding 12-month period was less than one megawatt but greater than 50 kilowatts. The term "small commercial" refers to the market segment of non-residential customers whose peak demand over the preceding 12-month period was less than 50 kilowatts.

        The Texas deregulated marketplace for under one megawatt customers includes approximately 4,327 large commercial customers, 973,000 small commercial customers and 5 million residential customers, which we estimate represent collectively over a $10 billion per annum overall market. Approximately 62%, 23% and 18% of the large commercial, small commercial and residential customers, respectively, in Texas had chosen to be served by a competitive REP as of September 30, 2004, with the remainder being served by the incumbent REP.

        Furthermore, customers choosing to be served by a competitive REP as of September 30, 2004, accounted for 67%, 58% and 21% of peak megawatt demand, measured by usage at September 30, 2004, in the large commercial, small commercial and residential markets, respectively.

Regulatory Environment

        Deregulation of the wholesale electricity market in Texas began in 1995 with Senate Bill 373. This enabled independent power generators to establish operations in Texas alongside those of the regulated utilities and gain access to the transmission capabilities of the grid. This foundation, coupled with the passing of Senate Bill 7 in 1999, has enabled an integrated marketplace linking generators, energy delivery companies, retail electric providers, and an independent grid operator, the Electric Reliability Council of Texas ("ERCOT"), to offer choice to end-use electricity customers. There are currently five major markets open to competition as defined by ERCOT based on service areas in Texas covered by formerly integrated utilities.

        Effective January 1, 2002, retail customers of independent operating utilities in the ERCOT region of Texas were allowed to choose a REP. A REP serves end-use customers by purchasing its electricity from competing power producers in the wholesale market, receiving delivery services from the regulated transmission and distribution service providers (formerly the integrated utilities) and performing basic customer service functions including billing, collections and handling customer service requests.

        As part of Texas Senate Bill 7, the formerly integrated utilities were essentially split apart into three businesses: 1) unregulated wholesale businesses for power generation, 2) regulated transmission and distribution service providers ("TDSPs") and 3) unregulated REPs. The REPs that were formed by the previously integrated utilities are referred to as "affiliated REPs" and as "incumbent REPs" when operating in their incumbent market. The incumbent REPs are subject to restrictions on their ability to compete on price in their own markets (the areas previously served by the integrated utility) to foster competition through price discounts from competitors. The two largest affiliated REPs in Texas are TXU Energy and Reliant Energy, who are incumbent REPs in the Dallas/Ft. Worth and Houston areas, respectively. The other affiliated REPs include First Choice (an affiliate of Texas New Mexico Power, "TNMP"), American Electric Power/Central Power and Light ("AEP-CP&L"), and American Electric Power/West Texas Utilities ("AEP-WTU").

        Effective January 1, 2002, all customers previously with the integrated utility, whose electricity demand was under one megawatt (commercial and residential), were transferred to the incumbent REPs to be served on a month-to-month rate, known as the "price-to-beat" until such time that these customers choose to be served by an independent REP. The "price-to-beat" rate, set by the PUCT, was to serve as the benchmark, allowing independent REPs, such as Gexa, the flexibility to set their own prices to customers in each market.

        The "price-to-beat" rule requires the incumbent REPs to charge only one rate in their respective incumbent markets until certain conditions are met. For under one megawatt commercial consumers, incumbent REPs are required to charge the "price-to-beat" until either 40% of the load in the incumbent market is no longer served by the incumbent REP or until January 1, 2005. All of the incumbent REPs met the 40% threshold by the end of 2003, and therefore have the opportunity, but not the obligation, to charge a rate that is lower than the "price-to-beat" for the under one megawatt commercial market.

        For residential consumers, prior to January 1, 2005 incumbent REPs could only charge the "price-to-beat". Beginning January 1, 2005, the incumbent REPs may offer a rate that is lower than the "price-to-beat".

        For both under one megawatt commercial consumers and residential consumers, incumbent REPs are restricted from charging a rate that is higher than the "price-to-beat" in their incumbent market until after January 1, 2007, without the approval of the Public Utility Commission of Texas.

        Three critical elements required to have a successful retail electricity market are present in Texas. First, the wholesale energy market is competitive, thereby enabling retailers to purchase supply at competitive prices. Second, a common framework for operating throughout Texas has been established to enable retailers to effectuate switching, billing, service orders and other necessary transactions with ERCOT (as a clearinghouse) and with the transmission and distribution service providers. Third, a regulatory framework has been established that encourages competition by enabling the incumbent REP to adjust the "price-to-beat" based on the movement in natural gas or purchased power prices. This unique "price-to-beat" mechanism ensures that the retail margins in the market can be preserved if commodity costs increase.

        In 2004, the Public Utility Commission of Texas enacted legislation permitting REPs who are not affiliated with the incumbent utility in a particular market to directly disconnect services of customers who fail to pay their bills in a timely manner, with certain exceptions including extreme weather conditions and whether the customer's meter is used to power life support systems. We anticipate that the ability to disconnect delinquent customers will have a positive impact on the receivables collection process for all market participants.

        If and when we decide to enter deregulated markets outside of Texas, we will be required to operate within the specific regulatory environments of such states and regions. The rules in the other markets do vary from Texas, with some aspects being more favorable and some less favorable than Texas. For example, we currently bear the full risk of bad debt in our Texas markets, including transmission and distribution charges. In other states, the transmission and distribution provider collects directly from the customer and bears all of the credit risk, although the per kilowatt-hour margins for REPs are typically lower in these states. We will evaluate the regulatory environment of each market in addition to the other operational, financial and customer considerations before determining whether to pursue a new market opportunity.

Operations

        The primary responsibilities of a REP in Texas include customer account initiation and termination, energy supply management and scheduling, billing/remittance processing, and customer service. ERCOT oversees all aspects of the Texas power grid, and all retail electric providers must be certified by ERCOT to operate in the Texas markets. ERCOT was founded in 1970 to oversee the Texas power grid and under deregulation ERCOT serves as the Independent System Operator ("ERCOT ISO") of the power grid in Texas and enables retail providers, generators, transmission and distribution service providers, and ultimately customers, to operate in a deregulated marketplace in Texas. ERCOT is continuously performing five major processes to support the retail provider:

  •
  Registration

  •
  Market Operations

  •
  Power Operations

  •
  Load Profiling, Date Acquisition and Aggregation

  •
  Settlements, Billing and Financial Transfer

        In its simplest form, ERCOT is responsible for coordinating and monitoring all communications by and between the power generator, the retail electric provider and the transmission and distribution company. ERCOT oversees all aspects of these communications including customer sign up, meter reading and billing between the end user, power generator and REP.

        With respect to account initiation and termination, we utilize several inbound methods to sign up new customers: telephone, fax, internet, and mail. These orders in turn are processed internally and sent through a service provider, Alliance Data Systems ("ADS"), to ERCOT, then to transmission and distribution service providers, and then back to Gexa. Customers terminate their service in the same way. To support the acquisition efforts targeting the single family residential segment, we recently enlisted the services of a large integrated telephone call center operator. We have been operational with this service provider since early March 2004.

        We utilize ADS, a leading innovator in the automation of back-office business processes for the emerging deregulated energy industry, to process our market transactions for both account initiation/termination and meter reads. ADS, who is a certified processor of retail energy information for ERCOT, provides us with the software and programs to exchange data with ERCOT. This allows our billing system, Radiant (owned in partnership with another retail provider in Texas), to receive and process all information necessary to bill our customers. ADS also provides the Company testing and system upgrade services to ensure all of our systems are compliant with current regulations and ERCOT protocols which are ever-evolving.

        Radiant not only bills all of our customers, but also provides critical accounting and reporting data used to track billings, accounts receivable, adjustments to receivables, customer deposits, and reports for managerial decision making. We continue to develop and improve the Radiant system to ensure that our specific needs for future billing enhancements and compliance with evolving ERCOT protocols and PUCT regulations.

        During the fourth quarter of 2003, we implemented an ADS-designed automated remittance processing and payment posting process. Additionally, we implemented a more efficient credit card processing system for both one-time and recurring customer payments, thereby expanding payment options for our customers. ADS also provides us with retail lockbox services- receiving customer payments, depositing them into our lockbox, and posting the payments to customer accounts in Radiant.

        Our customer service function is maintained internally, with customer service representatives able to provide service via the telephone, fax and email and using the Radiant system as the core customer information system. Most inquiries are for customers making payments over the phone, account initiation/termination, and understanding of the billing and usage data.

Competition

        Our competitors broadly fall into two categories. The first category consists of the affiliated REPs who inherited the "price-to-beat" customers (residential and small commercial) at the time the market opened to competition. As noted above in the Regulatory Environment section above, the ability for the affiliated REPs to compete on price in their incumbent markets is dictated by specific rules. However, in all cases, the affiliated REPs enjoy the highest levels of brand recognition and familiarity, requiring competitive REPs, including Gexa, to convince customers to switch their service away from the affiliated REPs. The affiliated REPs include: TXU Energy, Reliant Energy, First Choice Power, WTU Retail Energy, and CPL Retail Energy. The latter two affiliated REPs are owned by Direct Energy, a unit of Centrica PLC. Outside of their incumbent markets, these affiliated REPs compete on the same regulatory environment as does Gexa.

        The second category of competitors consists of REPs that are not affiliated with any TDSPs. These include, but are not limited to, Green Mountain Energy, Cirro Energy, Strategic Energy, Constellation Energy and Utility Choice. Some of the REPs choose to compete only in small commercial, while others compete in both residential and small commercial. The sizes of these REPs vary as do their approach to the market.

        While Texas has continued to see some new entrants during the past year, most of the focus in both the small commercial and the residential segments is on enticing customers to leave the affiliated REP's service, and not on frequent switching between competitive retailers.

Legal Proceedings

        In 2003, the Company was sued in the matter of Kyle Holland vs. Gexa Corp. et al. in the United States District Court, Western District of Texas. Mr. Holland alleged damages in connection with his acquisition of common stock in the Company. The case remains in the preliminary stages due to a delay on the part of the plaintiff in completing the steps to initiate a legal proceeding. The Company intends to contest the suit vigorously. On January 18, 2005, the U.S. Magistrate Judge issued his report recommending that this lawsuit be dismissed without prejudice. While this lawsuit may continue or be refiled at a later date, the Company believes the lawsuit has no merit and will vigorously defend any such action.

        On July 15, 2004, a class action lawsuit Frederick T. Pappey, et al. vs. Gexa Corp., Neil Leibman, Marcie Zlotnik and Sarah Veach, Civil Action No. H-04-2869, was filed in the United States District Court for the Southern District of Texas, Houston District. The complaint alleges that, among other things, the Company's publicly filed reports and public statements contained false and misleading information, which resulted in damages to the plaintiff and members of the proposed class when they purchased securities of the Company. Specifically, the complaint alleges that the Company overstated revenue during the second and third quarters of 2003 by $2.07 million and $2.05 million, respectively, by utilizing an improper accounting method for calculating sales of electric power. The complaint alleges that the conduct of the Company and the other defendants violated Sections 10(b) and 10b-5 and that the individual defendants violated Section 20(a) of the Securities Exchange Act of 1934. The complaint seeks unspecified damages. On December 20, 2004, the lawsuit was dismissed without prejudice. While this lawsuit could be refiled at a later date, the Company believes the lawsuit has no merit and will vigorously defend any such refiled action.

        On November 30, 2004, the Company entered into a settlement with Capello Capital Corp. ("Capello") relating to the matter of Capello Capital Corp. vs. Gexa Corp, originally filed in the Los Angeles Superior Court-West District. Capello's complaint had alleged a breach of contract regarding investment banker fees being claimed by Capello in connection with the credit facility with Highbridge/Zwirn Special Opportunities Fund, L.P. In exchange for Capello's agreement to dismiss the lawsuit and release its claims against the Company, the Company agreed to: (i) pay Capello $275,000, (ii) issue to Capello warrants dated November 1, 2004, to purchase 400,000 shares of common stock at an exercise price of $4.50 per share and (iii) issue to Capello an interest free unsecured promissory note in the principal amount of $500,000. The Company accrued $1.2 million in the third quarter of 2004 in investment banking charges to other assets as deferred financing cost to be amortized over the life of the Facility.

        The Company is involved in various receivable collections matters as a plaintiff. The Company believes that there are no pending matters that will have a significant impact on the Company's financial position or results of operations.

MANAGEMENT

        At present, we have two executive officers and six directors. Our directors are elected to serve until the next annual meeting of shareholders or until their respective successors are elected and qualified.

        The following table sets forth as the name, age and position held with respect to our directors and executive officers:

Name	Age	Positions	Director Since
Neil M. Leibman	43	Chairman, CEO and President	March 2001
David K. Holeman	41	Vice President, CFO and Secretary	—
Don Aron	59	Director	March 2001
Stuart C. Gaylor	43	Director	March 2001
Dan C. Fogarty	39	Director	March 2001
Robert C. Orr, Jr.	43	Director	March 2001
Tom D. O'Leary	45	Director	March 2001

        Neil M. Leibman, Chairman, CEO and President: Mr. Leibman has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since March 2001. Prior to March 2001, for seventeen years, Mr. Leibman was a practicing attorney in the State of Texas and had his own law firm specializing in corporate law and business litigation. Mr. Leibman currently serves as Vice Chairman of the Board of Trustees of the Fay School and on the Development Council of Texas Children's Hospital. Mr. Leibman received a BA from Emory University and a JD/MBA from The State University of New York at Buffalo.

        David K. Holeman, Vice President, CFO and Secretary: Mr. Holeman has served as Vice President, CFO and Secretary of the Company since June 2004. Prior to joining Gexa, Mr. Holeman was employed by Houston Cellular Telephone Company for 7 years, where he served as Director of Finance and Controller for the first 4 years and as CFO for the remaining 3 years. Prior to his employment with Houston Cellular, from August 1988 to September 1995, Mr. Holeman was employed by H.M.S.S., a company providing alternative-site health care services, in various capacities, including Controller and Assistant Controller. Prior to his employment with H.M.S.S., Mr. Holeman was employed as a Senior Auditor with Deloitte and Touche from June 1985 to August 1988. Mr. Holeman is a Certified Public Accountant and has a BBA degree in accounting from Abilene Christian University.

        Don Aron, Director: Mr. Aron received his Bachelor's Degree in Business in 1968 from The University of Houston and afterward served six years in the United States Air Force Reserves. Although his business career has primarily evolved within the real estate industry, his emphasis in recent years has been on investments including mezzanine capital, bridge capital and venture financing. Mr. Aron has been associated with numerous private and public companies, and currently serves on several corporate boards. Mr. Aron is also a very active philanthropist, particularly with Juvenile Diabetes Research Foundation where he holds the first Chairman's role for JDF Friends.

        Stuart C. Gaylor, Director: Mr. Gaylor has served as a Director of the Company since March 2001. Mr. Gaylor received his BBA in Accounting from the University of Texas at Austin, and is currently the President and Chief Financial Officer of Al's Formal Wear of Houston, Ltd., one of the country's largest formal wear retail and rental chains. Al's Formal Wear is the parent company of Bridesmart, Ascot Tuxedos, Louise Blum, and Ascot Formal Wear. Mr. Gaylor holds a CPA designation and is the Company's audit committee financial expert.

        Dan C. Fogarty, Director: Mr. Fogarty has served as a Director of the Company since March 2001. Mr. Fogarty received his BA from the University of Texas at Austin, and is a principal of Fogarty Klein

Monroe, a full service marketing and advertising agency with annual billings of over $250 million, founded in 1993. Prior to such time, Mr. Fogarty served as an account supervisor for Banner Radio in Houston. In 1999, he co-founded Worldtalk, L.L.C., a company that provides long distance service to Central America and the Spanish speaking Caribbean. Mr. Fogarty is also a director of Worldtalk.

        Robert C. Orr, Jr., Director: Mr. Orr graduated from the University of Texas at Austin. For the last five years, he has been involved in every aspect of the real estate business as sole proprietor of a real estate investment firm. Currently, Mr. Orr is focused on developing commercial projects, which he either sells and manages or maintains for his own portfolio of projects.

        Tom D. O'Leary, Director: Mr. O'Leary received a degree in Architecture in 1981 and a Master of Business Administration degree in 1984, both from the University of Houston. Since 1991 he has been president of PDS Group and PDS Management Group, LLC, a real estate project management company focused on independent oversight for construction and development projects throughout the Southwest. Mr. O'Leary currently sits on the Board of The Fay School and MUD 89 located in Montgomery County.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following Summary Compensation Table details annual and long-term compensation paid during the periods indicated to the persons described below:

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year(1)	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Number of Options	All Other Compensation ($)
Neil Leibman Chairman and Chief Executive Officer	2003 2002	192,700 117,000	— 8,000	— —	150,000 300,000	— —
James Burke President(2)	2003 2002	37,500 —	— —	50,000 —	350,000 —	— —
David Atiqi Vice President of Sales	2003 2002	185,542 57,584	— —	— —	— —	— —

(1)
We paid no executive compensation in 2001 due to a lack of cash flow and financial resources.

(2)
Mr. Burke resigned as our President and Chief Operations Officer effective as of October 1, 2004.

Option Grants in Last Fiscal Year

        The following table sets forth certain information concerning grants of options to purchase our common stock made during the last year to the persons named in the Summary Compensation Table:

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees during Year	Per Share Exercise Price	Expiration Date
Neil Leibman	150,000	30%	$2.00	07-16-13
James Burke(2)	350,000	70%	$2.25	10-26-08

(1)
These options vest and become exercisable as follows: 1/3 on the grant date and 1/3 on each of the first and second anniversaries of the grant date.

(2)
Mr. Burke resigned as our President and Chief Operations Officer effective as of October 1, 2004.

Aggregated Option Exercises In Last Fiscal Year and Year-End Option Values

        The following table provides information concerning the number of unexercised options and the value of in-the-money options held by the persons named in the Summary Compensation Table as of December 31, 2003:

			Number of Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Neil Leibman	—	$—	350,000	100,000	$2,425,000	$650,000
James Burke(2)	—	—	116,900	233,100	730,625	1,456,875
David Atiqi	—	$—	—	—	$—	$—

(1)
Value of in-the-money options is calculated based on the closing price per share of our common stock at December 31, 2003 ($8.50 per share) as reported by the OTC:BB.

(2)
Mr. Burke resigned as our President and Chief Operations Officer effective as of October 1, 2004.

Compensation of Directors

        The Company's directors did not receive monetary compensation or expense reimbursement for their services in the year ended December 31, 2003.

        As of June 30, 2003, each outside director received 5-year stock options for 80,000 shares of common stock with an exercise price of $2.00 per share of which 65,000 shares were vested as of June 30, 2004 and the remaining 15,000 shares will vest on June 30, 2004. Further, on June 30, 2004, each outside director received 5-year stock options for an additional 20,000 shares of common stock with an exercise price of $5.00 per share, 10,000 shares of which will vest on June 30, 2005 and the remaining 10,000 shares of which will vest on June 30, 2006.

        On January 27, 2005, the Board of Directors completed its evaluation of the compensation paid by the Company to its non-employee directors. Based on its evaluation, the Board decided to revise the compensation paid by the Company to its non-employee directors in order to attract and retain qualified non-employee directors to serve on the Board as follows.

        Each non-employee director will receive an attendance fee of $1,000 for each regularly scheduled Board meeting attended (up to a maximum of $4,000 per year), an attendance fee of $500 for each special Board meeting attended and an attendance fee of $500 for each committee meeting attended (up to a maximum of $2,000 per year). The chairman of the Audit Committee will receive a retainer fee of $8,000 per annum, while the chairman of the Compensation Committee will receive a retainer fee of $6,000 per annum. Non-employee directors may elect to receive part or all of the attendance and retainer fees in Company common stock valued at the fair market value (as defined in the Plan) of the Company's common stock on the same date that the cash compensation would otherwise have been paid by the Company.

        The Board also adopted an amendment to the Company's 2004 Amended and Restated Incentive Plan (the "Plan"), which is to be submitted to the Company's shareholders for their approval at the Company's 2005 Annual Meeting of Shareholders, increasing from 10,000 to 20,000 the number of shares of the Company's common stock that are automatically granted to each non-employee director pursuant to a non-statutory option on the first business day after each annual meeting of the Company's stockholders. Each non-employee director, upon his or her initial election to the Board, will continue to be granted options to purchase 20,000 shares of the Company's common stock. Options granted pursuant to the forgoing arrangements will have an exercise price equal to fair market value (as defined in the Plan) of the Company's common stock on the date of grant, will vest as to one-third of the shares on each anniversary of the grant date, and will have a term of 10 years.

Employment Contracts and Termination of Employment, and Change in Control Arrangements

        On October 28, 2004, the Company entered into an Amended and Restated Employment Agreement with Neil M. Leibman, the Company's Chairman of the Board, Chief Executive Officer and President. The agreement has a term of two years with automatic one-year renewals thereafter unless earlier terminated, and provides for a base salary of $350,000 per year. In addition, Mr. Leibman will be considered for annual bonuses and raises by the Compensation Committee based on his performance, and is entitled to participate in all life, disability, medical and dental, health and accident and profit sharing or deferred compensation plans and such other plan or plans as may be implemented by the Company during the term of the agreement. The Company has also agreed to obtain, at its expense, key man life insurance on Mr. Leibman in an amount of $3,000,000, and, to the extent the proceeds therefrom are not pledged to a lender, permit Mr. Leibman to transfer such policy to his estate. If Mr. Leibman is terminated by the Company for "cause" as defined in the agreement, he will not be entitled to any severance or other termination benefits except for any unpaid salary accrued through the date of his termination. If Mr. Leibman is terminated without "cause" or for "good reason" as defined in the agreement, he will be entitled to receive in a lump sum an amount equal to two times his highest base salary during the last two years immediately proceeding the date of termination and a pro rata portion of the annual bonus that would have been paid to him for the full year in which such termination occurred. In addition upon termination without "cause" or for "good reason," all options, vested and unvested, will become fully exercisable for the lesser of one year after termination or their remaining term. The agreement also provides that in the event Mr. Leibman is terminated without "cause" or for "good reason" within one year of a "change of control" as defined in the agreement, he will be entitled to receive in a lump sum an amount equal to two times his highest base salary during the last two years immediately proceeding the date of termination. In addition, he will also be entitled to a gross-up for certain taxes on the lump sum payment and all options, vested and unvested, will become fully exercisable for the lesser of one year after termination or their remaining term. During the term of the agreement, and for the two years following the termination of the agreement, Mr. Leibman may not engage, directly or indirectly, in any business or enterprise that is in competition with us or induce any of our employees to accept employment with any of our competitors.

        On May 26, 2004, the Company entered into an employment agreement with David K. Holeman, Vice President and Chief Financial Officer, providing for an initial annual salary of $140,000 and nonqualified stock options covering 50,000 shares of Company common stock. The agreement provides for an initial term of 24 months with automatic one-year renewals thereafter. Severance payable includes the payment of Mr. Holeman's salary for 90 days following the date of termination (unless said termination is for "cause" as defined in the agreement), or for 180 days following the date of termination if said termination takes place after the first anniversary of the agreement. In addition, upon termination of Mr. Holeman's employment, all outstanding options to purchase Company securities not vested by their own terms will be immediately terminated. The agreement also contains confidential information and non-solicitation provisions. On October 28, 2004, the Company entered into the First Amendment to Employment Agreement with David K. Holeman, the Company's Vice President and Chief Financial Officer. The amendment increases Mr. Holeman's annual salary to $175,000, subject to increases by the Compensation Committee based on his performance. In addition, the agreement provides that in the event that Mr. Holeman is still employed by the Company on May 26, 2005, the Company will grant to Mr. Holeman a nonqualified stock option for 100,000 shares of the Company's common stock with a strike price to be determined on May 25, 2005 in accordance with the Company's 2004 Incentive Plan. The option will have a term of 10 years and will provide for vesting of one-third of the option shares on each of the first three anniversaries of the date of the amendment.

        In addition, the Company also entered into a Restricted Stock Agreement and a Nonstatutory Stock Option Agreement with Mr. Holeman providing for the grant of 25,000 shares of the Company's common stock and the grant of option to purchase 150,000 shares of the Company's common stock at a price of $4.56 per share (fair market value on the date of grant), respectively, under the Company's 2004 Stock Incentive Plan. All of the shares of the Company's common stock granted pursuant to the Restricted Stock Agreement will vest on May 26, 2005, while the option will vest as to one-third of the shares of the Company's common stock on each of the first, second and third anniversaries of the grant date. The option has a term of 10 years from the grant date.

        On October 28, 2004, the Company entered into Employment Agreements with Rod Danielson, the Company's Vice President Supply & Forecasting and David Atiqi, the Company's Vice President Sales. The agreements have a term of two years with automatic one-year renewals thereafter unless earlier terminated, and provides for a base salary of $140,000 and $132,000 per year for Mr. Danielson and Mr. Atiqi, respectively. In addition, Mr. Danielson and Mr. Atiqi will be considered for annual raises and bonuses by the Compensation Committee based on performance, and are entitled to participate in all life, disability, medical and dental, health and accident and profit sharing or deferred compensation plans and such other plan or plans as may be implemented by the Company during the term of the agreement. If Mr. Danielson or Mr. Atiqi is terminated by the Company for "cause" as defined in the agreement, he will not be entitled to any severance or other termination benefits except for any unpaid salary accrued through the date of his termination. If Mr. Danielson or Mr. Atiqi is terminated without "cause," the Company will continue to pay him for a period ending 90 days after the date of termination, his annual salary in existence at the time immediately preceding the date of termination; provided that if the date of termination occurs after the first anniversary of this agreement, such annual salary will be continued only for 60 days after the date of termination. In addition upon termination without "cause," all of Mr. Danielson or Mr. Atiqi's options, vested and unvested, will become fully exercisable for their remaining term. During the term of the agreement, and for 180 calendar days following the termination of the agreement, Mr. Danielson or Mr. Atiqi may not engage, directly or indirectly, in any business or enterprise which is in competition with us or induce any of our employees to accept employment with any of our competitors.

        In addition, the Company also entered into Restricted Stock Agreement and a Nonstatutory Stock Option Agreements with Mr. Danielson and Mr. Atiqi providing for the grant to each of 20,000 shares of the Company's common stock and the grant of options to purchase 125,000 and 120,000 shares, respectively, of the Company's common stock at a price of $4.56 per share (fair market value on the date of grant), respectively, under the Company's 2004 Stock Incentive Plan. All of the shares of the Company's common stock granted pursuant to the Restricted Stock Agreements will vest on the first anniversary of the grant date. Mr. Danielson's options vested as to one-third of the shares on the date of grant with an additional one-third of the shares to vest on each of the first and second anniversaries of the grant date. Mr. Atiqi's options will vest as to one-third of the shares on each of the first, second and third anniversaries of the grant date. The options have a term of 10 years from the grant date.

        On December 8, 2004, the Company entered into the First Amendment to Employment Agreement with David Atiqi providing for the grant of an additional option to purchase 120,000 shares of the Company's common stock at a price of $5.51 per share, under the Company's 2004 Stock Incentive Plan. The options will vest in increments of 1/3 based upon specific bonus targets with vesting dates not to occur until May 1, 2007, May 1, 2008 and May 1, 2009. The option has a term of 10 years from the grant date.

        On October 1, 2004, the Company entered into a Severance Agreement with James Burke, the Company's former President and Chief Operating Officer. The agreement provides for (i) the continued payment of Mr. Burke's base salary at a monthly rate of $16,666.67 through December 31, 2004, (ii) the vesting of 25,000 restricted shares of the Company's common stock previously issued on October 18, 2003, (iii) the modification of the vesting schedule for 116,666 shares of the Company's common stock underlying an option (the "Option") grant for 350,000 shares of the Company's common stock. The Option was vested as to 116,667 shares of the Company's common stock, and was to vest as to 116,667 and 116,666 shares of the Company's common stock on October 18, 2004 and October 18, 2005, respectively. The Option's vesting schedule was amended so that the 116,666 shares of the Company's common stock would only vest upon a "change of control" as defined in the agreement; provided, if the Company enters into an agreement or letter of intent with respect to a change of control on or before December 31, 2005, the vesting date will be extended to January 1, 2005. If the change of control does not occur on or before December 31, 2005, the 116,666 shares of the Company's common stock will not vest. Any vested shares of the Company's common stock underlying the Option may be exercised, in whole or in part, on or before April 1, 2007; all of the unexercised shares of the Company's common stock underlying the Option then outstanding, vested and unvested, will terminate and expire and be of no further force and effect after April 2, 2007. The Company agreed to keep the registration statement on which the shares of the Company's common stock underlying the Option are registered effective, and Mr. Burke agreed not to exercise the Option or sell any of the shares of the Company's common stock underlying the Option in the Nasdaq market until April 1, 2005, provided that Mr. Burke can exercise the Option and sell shares of the Company's common stock underlying the Option in connection with and pursuant to any change of control occurring before April 1, 2005. The agreement also provided for a release of claims by the Company and Mr. Burke against each other.

Securities Authorized for Issuance under Equity Compensation Plan

        The following table provides information with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance to employees or non-employees (such as directors, consultants, advisors, vendors, customers, suppliers or lenders), as of December 15, 2004:

	Number of Securities Underlying Options Granted	Weighted Average Exercise Price	Number of Securities Remaining for Future Issuance
Equity Compensation Plans Approved by shareholders	—	$—	—

Equity Compensation Plans not Approved by shareholders	2,463,334	$3.02	385,000

Total	2,463,334	$3.02	385,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND
RELATED SHAREHOLDER MATTERS

        The following table sets forth information regarding the beneficial ownership of the Company's common stock as of December 1, 2004 by (i) each person, or group of affiliated persons, known by Gexa to be the beneficial owner of more than 5% of the Company's outstanding common shares; (ii) each director; (iii) each executive officer; and (iv) all of the Company's directors and executive officers as a group. This table is based upon information supplied by directors, officers and certain principal shareholders, as well as information included in SEC filings made by principal shareholders and other third party sources. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares of common stock shown. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to the shares. Unless otherwise noted, the address for 5% and greater shareholders is 20 Greenway Plaza, Suite 600, Houston, Texas 77046.

Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage Ownership
Executive Officers:
Neil M. Leibman	3,805,753	(2)	37.5%
David K. Holeman	0	(3)	N/A
Rod Danielson	60,334	(4)	*
David Atiqi	23,000	(5)	*
Outside Directors
Don Aron	301,668	(6)	3.1%
Dan C. Fogarty	65,000	(7)	*
Stuart C. Gaylor	119,667	(8)	1.2%
Tom D. O'Leary	65,000	(9)	*
Robert C. Orr, Jr.	83,333	(10)	*
All executive officers and directors	4,482,088	(2)-(10)	42.5%
5% and Greater Shareholders:
Corsair Capital Partners, L.P. and its affiliates 359 Madison Ave., 9th Floor New York, NY 10017	850,000	(11)	8.7%
Marcie Zlotnik 3200 Southwest Freeway Houston, Texas 77027	650,350	(12)	6.4%

*
Less than 1%

(1)
Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when the determining the amount and percent owned by such person or group. As of December 21, 2004, there were 9,743,375 shares of Common Stock outstanding.

(2)
Includes 400,000 shares that may be acquired upon exercise of currently exercisable options, 18,333 shares which may be acquired upon exercise of a currently exercisable warrant (which shares are included in this prospectus) and 40,000 shares owned by Mr. Leibman's minor children for which he disclaims beneficial ownership; does not include 50,000 shares subject to unvested options held by Mr. Leibman.

(3)
Does not include 200,000 shares subject to unvested options and 25,000 shares subject to an unvested restricted stock grant held by Mr. Holeman.

(4)
Does not include 83,333 shares subject to unvested options and 20,000 shares subject to an unvested restricted stock grant held by Mr. Danielson.

(5)
Does not include 240,000 shares subject to unvested options and 20,000 shares subject to an unvested restricted stock grant held by Mr. Atiqi

(6)
Includes 18,334 shares that were acquired, and 18,334 shares that may be acquired, upon exercise of certain common stock warrants (which shares are included in this prospectus), 65,000 shares that may be acquired upon exercise of currently exercisable options; does not include 35,000 shares subject to unvested options held by Mr. Aron.

(7)
Includes 65,000 shares that may be acquired upon exercise of currently exercisable options; does not include 35,000 shares subject to unvested options held by Mr. Fogarty.

(8)
Includes 18,333 shares that may be acquired upon exercise of a common stock warrant (which shares are included in this prospectus) and 65,000 shares that may be acquired upon exercise of currently exercisable options; does not include 35,000 shares subject to unvested options held by Mr. Gaylor.

(9)
Includes 65,000 shares that may be acquired upon exercise of currently exercisable options; does not include 35,000 shares subject to unvested options held by Mr. O'Leary.

(10)
18,333 shares that may be acquired upon exercise of a common stock warrant (which shares are included in this prospectus) and 65,000 shares that may be acquired upon exercise of currently exercisable options; does not include 35,000 shares subject to unvested options held by Mr. Orr.

(11)
Information regarding shares held by Corsair Capital Partners, L.P. ("Corsair Capital") and its affiliates was taken from their Schedule 13G filed with the Securities and Exchange Commission on December 3, 2004. These shares are beneficially owned among Corsair Capital, Corsair Long Short International, Ltd. ("Corsair International"), Corsair Select, L.P. ("Corsair Select"), Corsair Capital Partners 100, L.P. ("Corsair 100"), Corsair Capital Investors, Ltd. ("Corsair Investors"),    Corsair Capital Management, L.L.C. ("Corsair Management"), Jay R. Petschek ("Mr. Petschek") and Steven Major ("Mr. Major"). Corsair Management is the investment manager of Corsair Capital, Corsair International, Corsair Select, Corsair 100 and Corsair Investors. Messrs. Petschek and Major are the controlling persons of Corsair Management.

(12)
Information regarding shares held by Ms. Zlotnik was taken from her Section 16 filings to date. The total number of shares includes 350,000 shares that may be acquired upon exercise of currently exercisable options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The following transactions or proposed transactions, to which the Company was or is to be a party, in which any officer, director or control person had a direct or indirect material interest occurred during the last two fiscal years:

        In July 2004, the Company repaid a loan pursuant to the Loan Agreement with The Catalyst Fund, Ltd. ("Catalyst"), originally entered on July 16, 2003, in which Mr. Leibman and outside directors Bobby Orr, Don Aron and Stuart Gaylor had participated. These officers and directors had provided $500,000 of the loan received by the Company. Further, in connection with the repayment, a Consulting Agreement executed with the Catalyst loan was also terminated. Messrs. Leibman, Orr, Aron and Gaylor received the amounts due to them under the Consulting Agreement, which were one-time cash payments equal to approximately $9,000, $9,000, $18,000, and $9,000 respectively. The officers and directors also received in the original Catalyst loan warrants to purchase up to 91,667 shares of common stock (the shares issuable upon exercise of these warrants are included in this prospectus).

        On May 31, 2001, Neil M. Leibman, the Chairman and Chief Executive Officer of the Company loaned the Company $100,000 for five years evidenced by an unsecured promissory note with an interest rate of 6% per annum. In connection with the repayment of the Catalyst loan, the Company repaid Neil M. Leibman in full (approximately $125,000) for the debt owed under this loan.

        On October 15, 2003, Marcie C. Zlotnik resigned her operational positions in the Company, and also from the Company's Board of Directors. On October 15, 2003, all stock options held by Ms. Zlotnik were amended and reinstated. 300,000 options with an exercise price of $1.50 were reinstated with a new expiration date of December 31, 2005. Additionally, 50,000 options with an exercise price of $2.00 were issued with an exercise price of $1.00 and an expiration date of December 31, 2005. Additionally, the Company accrued $50,250 in severance expense (3 months regular salary) to be paid to Ms. Zlotnik from December 31, 2003 to March 15, 2004.

        On March 24, 2003, one of our board members, Don Aron, agreed to purchase Company receivables for $700,000. In consideration of the purchase, Mr. Aron received a factoring fee of $42,000 in 2003. This obligation was fully settled in 2003.

DESCRIPTION OF SECURITIES

        The following description of the securities of the Company does not purport to be complete or to contain all the information that may be important to you and is qualified in its entirety by reference to the Company's articles of incorporation and bylaws, as amended. We encourage you to read the provisions of these documents to the extent they relate to your individual investment strategy. A copy of the Company's articles of incorporation and bylaws are filed as exhibits to its Form 10-KSB for the fiscal year ended December 31, 2002.

        Gexa's authorized capital stock consists of 75,000,000 shares of common stock, par value $.01 per share (the "Common Stock") and 2,500,000 shares of preferred stock, par value $.05 per share.

Common Stock

        Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the Company's shareholders. Except as may be required by applicable law, holders of Common Stock do not vote separately by class, but vote together with the holders of outstanding shares of other classes of voting capital stock. There is no right to cumulate votes for the election of directors. Shareholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of the Company's shareholders. A vote by the holders of a majority of the voting power of the capital stock issued and outstanding is required for matters except for the following, as provided under Texas law and in accordance with the Articles of Incorporation: (i) a vote of the holders of at least 66 2/3% of the voting power of the capital stock issued and outstanding is required to (A) alter, amend or repeal any bylaws of the Company, (B) remove for cause any director of the Company, or (C) effect a merger or share exchange; (ii) a vote of the holders of at least 75% of the voting power of the capital stock issued and outstanding is required to amend certain provisions of the Company's Articles of Incorporation; and (iii) directors may be elected by a plurality of the votes cast by the holders of capital stock entitled to vote at a shareholders' meeting at which a quorum is present.

        The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the board of directors out of funds legally available therefor, subject to the dividend preference of any stock ranking senior to the Common Stock, including the Preferred Stock. The Common Stock carries no preemptive rights and is not convertible, redeemable, assessable or entitled to the benefits of any sinking fund.

Preferred Stock

        Under the Articles of Incorporation, the board of directors has the power, without further action by the holders of Common Stock, to designate and issue from time to time the Preferred Stock in series having such designations, powers, preferences, rights and limitations, and on such terms and conditions as the board of directors shall from time to time determine. Such rights and preferences include those as to voting, dividends (including whether dividends are cumulative), redemption (including sinking fund provisions), liquidation preferences and conversion.

Transfer Agent and Registrar

        The transfer agent and registrar for our Common Stock is Corporate Stock Transfer.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Porter & Hedges, L.L.P., Houston, Texas.

EXPERTS

        The consolidated financial statements of the Company as of and for the years ended December 31, 2003 and 2002, included in this prospectus, have been audited by Hein & Associates LLP, an independent registered public accounting firm. The consolidated financial statements of the Company as of and for the year ended December 31, 2001, included in this prospectus, have been audited by Grassano Accounting, P.A. Such consolidated financial statements have been included herein and elsewhere in the registration statement in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Gexa Corp., Houston, Texas.

        We have audited the accompanying balance sheets of Gexa Corp. as of December 31, 2003 and 2002, and the related statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gexa Corp. at December 31, 2003, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Hein & Associates LLP
May 11, 2004
Houston, Texas

INDEPENDENT AUDITOR'S REPORT

Board of Directors
Gexa Corp.
24 Greenway Plaza, Suite 1826
Houston, Texas 77046

Members of the Board:

        We have audited the accompanying balance sheets of Gexa Corp. (a development stage enterprise) as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity and cash flows for the years then ended and for the period from January 1, 2001 (date of inception) to December 31, 2001. These financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gexa Corporation (a development stage enterprise) as of December 31, 2001 and 2000, and the results of its operations, its changes in stockholders' equity and its cash flows for the years then ended and for the period from January 1, 2001 (date of inception) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grassano Accounting, P.A.
Boca Raton, Florida
March 11, 2002

GEXA CORP.
BALANCE SHEETS

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$10,829,281	$3,399,962
Cash—restricted	3,613,221	—
Accounts receivable, net	22,138,806	6,880,792
Other receivables	187,404	67,378
Deferred Taxes	458,000	111,034
Other current assets	82,246	—

Total current assets	37,308,958	10,459,166
Equipment, net	373,983	201,413
Deferred taxes	292,000	83,820
Other long-term assets, net	226,594	244,563

Total assets	$38,201,535	$10,988,962

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Term loans—current portion	$608,333	$—
Credit Facility	—	500,000
Revolving credit line	—	28,033
Advanced customer payments	179,258	—
Accrued electricity costs	16,554,598	—
Accounts payable and other accrued expenses	6,083,872	4,702,395
Sales tax payable	1,445,993	1,344,423
Income tax payable	1,476,923	368,839
Customer deposits	3,197,233	585,887

Total Current Liabilities	29,546,210	7,529,577
Term loans—long-term portion, net of discount	2,381,826	—
Puttable warrant obligation (see Note 9)	4,125,000	—
Notes payable—officer	—	100,000
Accrued interest payable—officer	20,404	11,961

Total Liabilities	36,073,440	7,641,538

Commitments and contingencies (see Notes 8 and 16)
Shareholders' equity:
Preferred Stock, $.05 par value; 2,500,000 shares authorized; 508,214 shares issued and outstanding as of December 31, 2002	—	25,412
Common stock, $0.01 par value; 75,000,000 shares authorized; 8,261,128 shares issued and 8,247,281 shares outstanding as of December 31, 2003; 7,604,528 shares issued and 7,597,862 shares outstanding as of December 31, 2002	82,611	76,046
Additional paid-in capital	7,347,795	6,194,608
Less: Stock subscriptions receivable	—	(13,848)
Treasury stock, at cost; 13,847 shares	(14,447)	(9,999)
Accumulated deficit	(5,287,864)	(2,924,795)

Total shareholders' equity	2,128,095	3,347,424

Total liabilities and shareholders' equity	$38,201,535	$10,988,962

See accompanying notes to financial statements

GEXA CORP.
STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2003	2002	2001
Sales	$115,142,685	$19,038,804	$—
Cost of goods sold	103,053,763	15,264,611	—

Gross profit	12,088,922	3,774,193	—
General and administrative expenses	9,305,126	2,816,458	852,830

Income from operations	2,783,796	957,735	(852,830)
Interest income	21,361	23,284	4,783
Interest expense	(449,167)	(9,660)	(6,018)
Other financing expense (see Note 9)	(3,630,000)	—	—

Income (loss) before income tax expense	(1,274,010)	971,359	(854,065)
Income tax expense	922,170	331,471	(157,486)

Net income (loss)	(2,196,180)	639,888	(696,579)
Preferred stock dividend	(166,889)	(50,323)	—

Net income (loss) available to common stockholders	$(2,363,069)	$589,565	$(696,579)

Basic net income (loss) per share	$(0.31)	$0.08	$—

Basic weighted average shares outstanding	7,646,507	7,327,642	4,209,177

Diluted net income (loss) per share	$(0.31)	$0.08	$(0.17)

Diluted weighted average shares outstanding	7,646,507	8,402,307	4,209,177

See accompanying notes to financial statements

GEXA CORP.
STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	Preferred Stock		Common Stock
					Additional Paid-in Capital	Treasury Stock	Stock Subscription Receivable	Accumulated Defecit
	Shares	Amount	Shares	Amount					Total
Balance, Dec 31, 2000	944,495	$47,225	8,504,425	$85,044	$2,685,512	$—	$—	$(2,817,781)	$—
Converted preferred stock into common stock	(944,495)	(47,225)	944,495	9,445	37,780
1 to 25 reverse stock split			(9,062,998)	(90,630)	90,630
Issued common stock for services			4,115,000	41,150	7,680				48,830
Issued common stock to EZ Utilities assets			300,000	3,000	57,600				60,600
Issued common stock for note interest			10,000	100	2,400				2,500
Investors purchased common stock			1,314,500	13,145	889,580				902,725
Contributions by officers					30,800				30,800
Issued common stock to repay officer loan			360,000	3,600	356,400				(100,177)
Broker's commissions and other					(100,177)				—
Net Income (loss)	—	—	—	—	—	—	—	(696,579)	(696,579)

Balance, Dec 31, 2001	—	—	6,485,422	64,854	4,058,205	—	—	(3,514,360)	608,699
Issued common stock for services	—	—	401,000	4,010	297,240	—			301,250
Sale of preferred stock	508,214	25,412	—		900,218	—			925,630
Sale of common stock	—	—	684,557	6,846	788,958	—			795,804
Company purchased treasury stock	—	—	—	—	—	(60,000)			(60,000)
Sale of treasury stock	—	—	—	—	—	50,001			50,001
Warrants issued in financing agreement	—	—	—	—	300,000	—			300,000
Warrants cancelled from financing agreement	—	—	—	—	(200,000)	—			(200,000)
Common stock dividend to preferred shareholders	—	—	33,549	336	49,987	—		(50,323)	—
Stock subscription receivable	—	—	—	—	—	—	(13,848)		(13,848)
Net Income	—	—	—	—	—	—		639,888	639,888

Balances, December 31, 2002	508,214	25,412	7,604,528	76,046	6,194,608	(9,999)	(13,848)	(2,924,795)	3,347,424
Issued common stock for services	—	—	33,000	330	64,819				65,149
Sales of common stock	—	—	2,500	25	9,975				10,000
Issued warrants for Loan Agreement	—	—	—	—	122,733				122,733
Purchased common stock from former employee	—	—	—	—	—	(3,600)			(3,600)
Exercise of stock warrants	—	—	29,425	294	51,200	—			51,494
Stock subscription receivable	—	—	—	—	—	(13,848)	13,848		—
Issued treasury stock for services	—	—	—	—	—	13,000			13,000
Issuance of options to former employee	—	—	—	—	718,075				718,075
Preferred stock conversion to common stock	(508,214)	(25,412)	588,484	5,885	19,527
Common stock dividend to preferred shareholders	—	—	19,634	196	166,693			(166,889)
Common shares extinguished	—	—	(16,443)	(165)	165
Net loss	—	—	—	—	—			(2,196,180)	(2,196,180)

Balances, December 31, 2003	—	$—	8,261,128	$82,611	$7,347,795	$(14,447)	$—	$(5,287,864)	$2,128,095

See accompanying notes to financial statements

Gexa Corp.
STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net income (loss)	$(2,196,180)	$639,888	$(696,579)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	145,199	32,967	78
Amortization of financing costs	13,411	100,000	—
Accretion of debt discount	60,670	—	—
Stock issued to officers, directors and consultants for services	78,149	301,250	383,830
Stock issued to pay note interest	—	—	2,500
Options issued to former officer (see Note 12)	718,075	—	—
Change in puttable warrant obligation	3,630,000	—	—
Deferred income tax benefit	(555,146)	(37,368)	(157,486)
Changes in operating assets and liabilities:
Accounts receivable	(16,328,014)	(6,880,792)	—
Other receivables	(120,026)	(67,378)	—
Other current assets	(75,951)	(6,295)	—
Other long term assets	(87,323)	(52,669)	—
Advance customer payments	179,258	—	—
Accrued electricity costs	13,619,969	2,934,627	—
Accounts payable and other accrued expenses	4,316,102	1,550,263	217,505
Sales tax payable	1,171,570	1,344,423	—
Income tax payable	1,108,072	368,839	—
Customer deposits	2,611,346	585,537	(99,650)
Accrued interest payable	8,443	8,443	3,518

Net cash provided by operating activities	8,297,624	821,735	(346,284)
Cash flows from investing activities—
Purchases of equipment	(2,650,678)	(962,543)	(1,550)
Restricted cash	(232,167)	(232,907)	—

Net cash provided by investing activities	(2,882,845)	(1,195,450)	(1,550)
Cash flows from financing activities:
Proceeds from notes payable	—	—	200,000
Payment on notes payable	—	—	(100,000)
Borrowings on credit facility	—	500,000	—
Repayments on credit facility	(500,000)	—	—
Additional contributions by officers	—	—	30,800
Borrowings on revolving credit line	—	28,033	—
Borrowings on term loan	(28,033)	—	—
Repayments on term loan	3,650,000	—	—
Proceeds from the sale of preferred stock	(202,778)	—	—
Payments to corporation consultants	—	—	(33,500)
Payments to stock brokers	—	—	(60,510)
Proceeds from the sale of common stock	—	925,630	902,725
Purchase of treasury stock	61,494	795,804	—
Retirement of treasury stock	(3,600)	(60,000)	—
Stock subscriptions receivable	—	50,001	—
Payments for stock offering expenses	—	(13,848)	(6,167)

Net cash provided by financing activities	2,977,083	2,225,620	933,348

Net change in cash and cash equivaleents	8,391,862	1,851,905	585,514
Cash and cash equivalents at beginning of year	2,437,419	585,514	—

Cash and cash equivalents at end of year	$10,829,281	$2,437,419	$585,514

Supplemental Disclosure of Cash Flows Information
Cash paid during the year for interest	$230,612	$1,184	$—

Cash paid during the year for income taxes	$434,978	$—	$—

See accompanying notes to financial statements.

Supplementary disclosure of non-cash transactions

        During the twelve months ended December 31, 2003, the Company issued warrants for the right to purchase up to 631,000 shares of the Company's common stock at an exercise price of $1.00 per share in connection with a term loan issued on July 16, 2003. Warrants to purchase 550,000 shares of common stock included a put option that requires these warrants to receive liability treatment under SFAS No. 150. These warrants had an initial value of $495,000 which was reflected as a discount to the long-term debt. See Note 7 for a discussion of the term loan, and Note 9 for a discussion of the valuation of the warrants with put options under SFAS No. 150. The remaining warrants to acquire 81,000 shares of common stock were issued under a portion of the term loan that represented a modification to the Company's existing loan agreement with another third party (see Note 7) bringing that loan under the term loan agreement with the party receiving the warrants to acquire 550,000 shares of common stock. These warrants were fair-valued at $122,733 using the Black-Sholes model and are reflected as a discount to the long-term debt.

        On December 31, 2003 19,634 shares of common stock valued at $166,889 were issued to preferred shareholders as a preferred stock dividend. On December 31, 2003 all 508,214 shares of preferred stock in the amount of $924,400 were converted to common stock in accordance with the mandatory conversion provision at December 31, 2003 attached to the preferred shares. The preferred shares were converted to 588,484 shares of common stock.

        As of December 31, 2003, 16,443 of the 377,957 common shares issued for Gexa Gold preferred shares in connection with the reincorporation of Gexa Gold, a Nevada Company, as Gexa Corp. in Texas, had not been claimed and were thus extinguished as the time period for those shares to be claimed had expired

        During the year ended December 31, 2003, sales tax refunds of approximately $1,070,000 were made to customers based on an opinion letter issued by the Texas State Comptroller's office declaring that certain meters billed to commercial entities for multi-family dwellings should be taxed as residential meters instead of commercial meters. Such treatment exempts said meters from state, county and certain special district taxes. These refunds were offset against customer billings, offset against losses related to bad debt losses for customers no longer with the Company where a bad debt loss was incurred, or refunded via check.

        During the twelve months ended December 31, 2002, the Company issued stock warrants to a lender as part of the Company's financing agreement. The warrants for 300,000 shares were valued at $300,000 and were amortized at $8,333 per month to match the three year term of the financing agreement. At December 31, 2002, the financing agreement was terminated and the warrants were cancelled; the unamortized portion of the value at the time of the cancellation, $200,000, was offset against additional paid in capital.

        During the twelve months ended December 31, 2002, the Company issued 33,549 shares of common stock, valued at $50,323, as dividend payments to holders of the Company's preferred stock.

Notes to Financial Statements

1. Organization

        Gexa Corp. ("the Company" or "Gexa") was incorporated in Texas on February 13, 2001. Gexa Corp also became the successor to Gexa Gold, a Nevada Corporation, and began filing SEC reports in March 2001.

        On August 2, 2001, the Company received its license from the Public Utility Commission of Texas to serve as a retail provider of electricity to residential and commercial customers in deregulated markets within the state of Texas. On January 1, 2002, Gexa began to provide retail electric services in the State of Texas.

2. Basis of Presentation and Significant Accounting Policies

        The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates for the Company include (a) estimation of volumes delivered to customers, including the effects of resettlements from ERCOT (b) estimation of rates for determination of revenues, and (c) bad debt expense.

Revenue and Cost Recognition

        The Company records electricity sales under the accrual method and these revenues are generally recognized upon delivery, as it may be estimated by one of several techniques the Company has used (see below).

        Sales represent the total proceeds from energy sales, including pass through charges from the TDSPs billed to the customer at cost. Cost of goods sold ("COGS") includes electric power purchased, sales commissions, and pass through charges from the TDSPs in the areas serviced by the Company. TDSP charges are costs for metering services and maintenance of the electric grid.

        Until November 2003, the Company elected to book revenues for energy and TDSP charges based on actual billings in subsequent periods ("billings" method or technique). The Company was not its own Qualified Scheduling Entity ("QSE") until November 2002, and therefore did not receive the level of supply and market data available to QSE's until that time. Thus, using actual billings was considered to be the most appropriate and conservative technique. However, the billings technique pulls delivered volumes from future months into the month for which volumes are being estimated. In periods of relatively low growth, this characteristic should have a non-material effect on the accuracy of the estimation. This limitation, in addition to the events described below, led the Company to the decision to change to the flow technique.

        In November 2003, the Company changed its revenue estimation technique to one referred to as the "flow" technique. In the latter half of 2003, the Company determined that the market was in fact operating at a point of efficiency that it would be appropriate for the Company to begin accruing revenue based on ERCOT settlements of power deliveries, and given the limitations of the billings technique noted above, the Company chose to change to the flow technique. In addition, by the end of the year 2003, the company had sufficient initial settlement and resettlement data from ERCOT to arrive at a reasonable estimate for 2003 revenues assuming that flow method had been in place since January 1, 2003.

        The flow technique of revenue calculation relies upon ERCOT settlement statements to determine the estimated revenue for a given month. Supply delivered to our customers for the month, measured on a daily basis, provides the basis for revenues. ERCOT provides net electricity delivered data in three time frames. Initial daily settlements become available approximately 17 days after the day being settled. Approximately 45 days after the day being settled, a ‘resettlement‘ is provided to adjust the initial settlement to the actual supply delivered based on subsequent comparison of prior forecasts to actual meter reads processed. A final resettlement is provided about 180 days after power is delivered, marking the last routine settlement adjustment to the power deliveries for that day.

        Because flow data for resettlements and final resettlements are not available in sufficient time to be booked to the appropriate period, the effect of such settlements is booked in the month in which the COGS effect of those resettlements is realized. This allows for a proper matching of revenues with COGS. At the end of SEC reporting periods, management will review resettlements expected to arrive at future dates and determine the revenue and COGS accruals, if any, to record book in order to arrive at a more accurate cut-off of revenue and cost recognition.

        In early 2004, an exhaustive review of the application of the billings method for the period January-October 2003 revealed that during the second and third quarters of 2003, the estimated energy revenue appears to be overstated when compared to the flow method. The Company has determined that the overstatement was material, and is reporting the correction of an error in previously issued financial statements (in this case Forms 10-QSB for the three months ended June 30, 2003 and September 30, 2003) as a prior period adjustment. Adjustments to the second and third quarter financials have been calculated and are included in the Footnote number 11 to the Financial Statements included herein. Footnote number 11 provides additional discussion on this item. These changes represent a redistribution of revenues across the second, third, and fourth quarters of 2003. In addition, cash flow for the second, third, and fourth quarters of 2003 is not affected by these changes.

        The energy portion of the Company's costs of goods sold is comprised of two components—bilateral wholesale costs, and balancing/ancillary costs. These two cost components are incurred, recognized and reconciled in different manners.

        Bilateral wholesale costs are incurred through contractual arrangements with TXU PM for firm delivery of power at a fixed volume and fixed price. The Company is invoiced for these wholesale volumes at the end of each calendar month for the volumes purchased for delivery during the month, with payment due by the last business day of the following month starting in February 2004, and 31-35 days after the end of the month for prior periods.

        Balancing/ancillary costs are based on the customer load and are determined by ERCOT through a multiple step settlement process. Balancing costs/revenues are the result of the difference between supply purchased in advance by Gexa through its bilateral wholesale supply arrangement with TXU PM and the supply actually required on a daily basis to serve Gexa's customer load.

Unbilled Revenue and Accounts Receivable

        At the end of each calendar month, revenue is accrued to unbilled receivables based on the estimated amount of power delivered to customers per the billings or flow technique, depending upon the period in 2003. Unbilled revenue also includes accruals for estimated TDSP charges and monthly service charges applicable to the estimated electricity usage for the period.

        All charges that were physically billed to customers in the calendar month are recorded from the unbilled account to the customer receivables account. The remaining unbilled revenue balance or deficiency is periodically analyzed to determine if there may be unexpected events or occurrences (such as lack of resettlement data from ERCOT or significant customer transactions which may not have been billed) which may explain the residual unbilled balance or deficiency.

        Accounts receivables are customer obligations billed at the conclusion of a month's electricity usage and due within 16 days of date of invoice. Balances past due over 21 days are subject to a late fee that can be assessed one time on that billing.

        The large number of customers and significant volume of transactions in the commercial and residential retail energy business creates a challenge to manage receivables as well as estimate the account balances that ultimately will not be paid by the customers (bad debt write-offs). The Company uses a variety of tools to estimate and provide an accurate and adequate Allowance for Doubtful Accounts reserve; the allowance for doubtful accounts is expensed each month as a percentage of revenue based on the historical bad debt write-off trends that will result from that month's gross revenues

        The Company follows a consistent process to determine which accounts should be written off and compares the total actual write-offs to the estimated percentage of total revenue accrued and expensed each month. Past due accounts are regularly reviewed based on aging for possible removal from service, in-house or external collections efforts, or write-off. For residential customers, with some minor exceptions, the total balance for all accounts with any portion of their balance over 60 days past due is considered to be uncollectible and are written off net of security deposits held for the accounts. Delinquent commercial accounts are reviewed individually by in-house collections, and payment arrangements, removal from service, and possible write-off of all or a portion of the receivable is determined on a case-by-case basis.

        There has been improvement in the amount of bad debt incurred by the Company, principally due to:

  •
  Better quality timing of customer billing information being supplied by ERCOT to the Company,

  •
  Improved policies requiring credit reviews, deposits, and late fees; and

  •
  Implementing new and more aggressive collection efforts.

Cash and Cash Equivalents

        The Company considers all highly liquid short-term investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents.

Restricted Cash

        The Company has restricted cash related to customer deposits and certificates of deposit used to secure letters of credit for the purchase of electricity, the payment of TDSP pass through charges, and operations. Customer deposit cash must be held by the Company and may not be directly spent on any operational or other expense. Restricted cash securing letters of credit may not be used for any purpose by the Company unless the underlying obligation being secured is relieved or secured with other collateral. At December 31, 2003 the Company had restricted cash of $3,613,221.

Equipment

        Equipment is stated at cost. Maintenance, repairs and minor renewals are expensed when incurred. Substantially all of the Company's fixed assets are classified as furniture, computer hardware, computer software, or other technology-related items. All of these items are depreciated on a straight-line basis over a three year period. Due to the nature of these items, no salvage values are retained. Depreciation expense for the years ended December 31, 2003 and 2002 was $145,199 and $32,967 respectively.

Income Taxes

        The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Income (loss) per share

        The Company presents "basic" net income (loss) per share and, if applicable, "diluted" net income per share. Basic net income (losses) per share is calculated by dividing net income (loss) available to common shareholders by the weighted average number of shares outstanding during each period. The calculation of diluted net income (loss) available to common shareholders per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all of the potential common share equivalents were exercised, and if all of the preferred stock had been converted to common shares. In 2003, there are 754,378 potential common share equivalents that were not included in diluted weighted average shares because of their anti-dilutive effect.

Comprehensive income

        Comprehensive income represents any non-owner changes in equity besides income (loss) and dividends. The Company's comprehensive income (loss) for the years ended December 31, 2003 and 2002 was equal to net income (loss) as reported herein.

Stock-based compensation

        The Company accounts for stock based compensation to employees using the intrinsic value method. Pro forma information regarding net income (loss) and net income (loss) per share available to common shareholders is required by SFAS No. 148 and has been determined as if the Company had accounted for its stock options under the fair value method as provided therein.

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' graded vesting period. Set forth below is a summary of the Company's net income (loss) and net income (loss) per share available to common shareholders as reported and pro forma as if the fair value-based method of accounting had been applied.

	Years Ended December 31,
	2003	2002
Pro forma impact of fair value method (FAS 148)
Reported net income (loss) available to common shareholders	$(2,363,069)	$589,565
Less: fair value impact of employee stock compensation, net of related tax effects	(253,084)	(121,740)

Pro forma net income available to common shareholders	$(2,616,153)	$467,825

Net income (loss) per common share available to common stockholders
Basic—as reported	$(.31)	$.08
Diluted—as reported	$(.31)	$.08
Basic—pro forma	$(.34)	$.06
Diluted—pro forma	$(.34)	$.06
Weighted average Black-Scholes fair value assumptions
Risk free interest rate	3%	5%
Expected life	3 yrs.	3 yrs.
Expected volatility	193%	124%
Expected dividend yield	0.0%	0.0%

3. Accounts Receivable

        As of December 31, 2003, Accounts Receivable consisted of billed receivables, unbilled receivables and allowance for doubtful accounts as follows:

	2003	2002
Billed receivables	$13,125,561	$3,400,556
Unbilled receivables	10,313,367	3,806,806
Allowance for doubtful accounts	(1,300,122)	(326,570)

Accounts receivable, net	$22,138,806	$6,880,792

4. Equipment

        Equipment by asset class at December 31, 2003 and 2002 consisted of the following:

Asset Class	Estimated Life	2003	2002
Computers and printers	3 years	$134,615	$55,125
Furniture and fixtures	3 years	136,562	108,135
Telephone system	3 years	114,318	33,831
Software and programs	3 years	166,653	37,288
Less: accumulated depreciation		(178,165)	(32,966)

Equipment, net		$373,983	$201,413

5. Other Long-Term Assets

        Other long-term assets at December 31, 2003 consisted of the following:

Deposits	$103,469
Deferred financing costs	136,536
Less: Amortization of deferred financing costs	(13,411)

Total other long-term assets, net	$226,594

        Other long-term assets at December 31, 2002 consisted of the following:

Deposits	$152,669
Intangible assets—held for sale	85,600
Prepaids	6,294

Total other long-term assets, net	$244,563

6. Accounts Payable and Other Accrued Expenses

        Accounts payable and other accrued expenses at December 31, 2003 consisted of the following:

Accrued TDSP charges	$5,272,791
Trade payables and sales commissions	645,156
Accrued customer deposit interest	74,050
Accrued software expenses	50,000
Accrued severance expenses	41,875

Total accounts payable and accrued expenses	$6,083,872

        Accounts payable and other accrued liabilities at December 31, 2002 consisted of the following:

Trade payables	$108,274
Accrued electricity purchases	2,934,627
Accrued sales commissions	10,203
Accrued TDSP charges	1,649,291

Total accounts payable and accrued liabilities	$4,702,395

7. Long-Term Debt

        At December 31, 2003, long-term debt consisted of the following:

Term loan payable to The Catalyst Fund Ltd., less a discount of $446,384, at 12.5% interest, collateralized by a second lien on all Company assets, payable in quarterly principal installments of $166,667 from January 1, 2004 until April 1, 2008	$2,833,333
Term loan payable to JTS Enterprises Inc., less a discount of $110,679, at 12.5% interest, collateralized by a lien on all Company assets subordinate to the term loan with The Catalyst Fund Ltd., payable in quarterly principal installments of $36,111 from January 1, 2004 until April 1, 2008	613,889
Note payable to officer, unsecured, accruing interest at 6%, principal and accrued interest payable in full on or before May 1, 2006 (see Note 10)	100,000

Total debt at December 31, 2003	3,547,222
Less: discount for warrants (see Note 9)	(557,063)
Debt, net of discount	2,990,159
Less: current portion	(608,333)

Long-term debt at December 31, 2003, net of discount and current portion	$2,381,826

        The effective annual interested rate for the term loan payable to The Catalyst Fund Ltd. was 12.9% for the twelve months ended December 31, 2003.

        The effective annual interest rate for the term loan payable to JTS Enterprises Inc. was 15.9% for the twelve months ended December 31, 2003.

        Schedule of maturities for long-term debt:

2004	$608,333
2005	811,111
2006	911,111
2007	811,111
2008	405,556

Total	$3,547,222

        At December 31, 2003, the Company had available a credit line of $667,729 with JP Morgan Chase Bank that is fully secured by cash held in certificates of deposit (see Note 8). This credit line is available only for increases to our existing letters of credit as discussed in Note 8.

Term Loan Agreement

        Mezzanine Funding.    On July 16, 2003, the Company entered into a $3.0 million term loan agreement (the "Loan Agreement") with The Catalyst Fund, Ltd. (the "Lender"). The loan ("Loan") has a term of 56 months, maturing on April 1, 2008. The $3.0 million was made available to the Company in two separate draws, one occurring on July 16, 2003, and the other occurring on August 15, 2003. The Loan is collaterized by a second lien on all of the Company's accounts, inventory, equipment, general intangibles, chattel paper, securities, instruments and documents. The Lender has a junior lien on all assets subordinate to existing senior lender liens. The lender also has assignment rights to a $3.0 million key man life insurance policy on the life of the Chairman and CEO of the Company. The proceeds of the Loan have been used to finance the Company's ongoing working capital requirements. Beginning on August 1, 2003, and on or before the first day of each calendar month thereafter through and including December 1, 2003, the Company is required to make five installments of accrued but unpaid interest. Beginning on January 1, 2004, and on the first day of each of the next seventeen calendar quarters thereafter, the Company will make a payment of principal in the amount of $166,666.67, plus accrued interest, with the final such installment due on April 1, 2008. Interest on the Loan is 12.5% per annum computed on a daily basis based on a 360-day year. The Loan Agreement also contains certain prepayment, anti-dilution and registration rights.

        In addition to the Lender, Southwest/Catalyst Capital, Ltd., Catalyst/Hall Growth Capital, LP, Neil Leibman, Bobby Orr, Don Aron, the Gaylor Investment Trust Partnership, and JTS Enterprises, Inc. (collectively the "Lenders"), participated in the Loan pursuant to the Non-Recourse Loan Participation and Collateral Agency Agreement (the "Participation Agreement"). Neil Leibman is an officer and director of the Company, Bobby Orr and Don Aron are both directors of the Company, and Stuart Gaylor, the general partner of the Gaylor Investment Trust Partnership, is a director of the Company ("Related Party Board Members".) The Lender acts as an agent on behalf of the Related Party Board Members who have assigned to the Lender all rights bestowed by the Loan Agreement. The Related Party Board Members as a group provided $500,000 of the $3,000,000 Loan and are holders of 91,667 of the 550,000 puttable warrants. (See discussion in following paragraphs.)

        Pursuant to the Loan Agreement and other related transaction documents, in addition to a $60,000 due diligence fee, the Lender received the following: warrants to acquire 550,000 shares of the common stock of the Company at an exercise price of $1.00 per share, subject to adjustment (the "Warrants"), and a fee of $305,556 under a consulting agreement (the "Consulting Agreement") entered into with the Company. With the exception of JTS Enterprises, Inc., each of the parties to the Participation Agreement shared in the due diligence fee, the Warrants, and the consulting fee on a pro rata basis according to the interest each has in the Loan under the Participation Agreement.

        The Warrants contain a put option (see below) that allows the holder to exercise the options and force the Company to repurchase shares issued or issuable under the Warrants at the current market price less the warrant exercise price. As such, the Warrants have been initially valued at $495,000 under the requirements of APB 14 and SFAS No. 150 (see Note 9), and will be amortized as debt discount over the 56 month loan term beginning July 16, 2003.

        Under the terms of the Warrants, the holders of the Warrants (the "Holders") have been granted preemptive rights with respect to the Company's common stock. If the Company issues any of its common stock, rights, options or warrants to purchase common stock, or securities that may become convertible into common stock, other than certain shares identified by the Warrants, then the Holders have the right to purchase all or any part of the amount of such securities necessary to maintain its existing percentage interest in the Company (determined on a fully diluted basis assuming the exercise of any and all outstanding options or warrants and the conversion of any securities convertible into shares of the Company's common stock). The Holders have 10 business days from the date they receives written notice from the Company of its intention to sell such new securities to decide whether to purchase and how many shares to purchase, up to an amount necessary to preserve its pro rata share. If no such election is made by the Holders, the Company has 90 days to complete the proposed sale at the price and upon terms no more favorable than those specified in the Company's notice to the Holders.

        The Holders have also been granted a put option pursuant to the Warrants whereby the Holders have the option to require the Company to purchase the shares of the Company's common stock, issued or issuable upon the exercise of the Warrants or any portion thereof. The put option is exercisable at any time (i) during the period beginning on January 16, 2005, and ending on July 15, 2010, (ii) after a change of control, (iii) after the closing of a public offering of securities by the Company, (iv) after the Company files for protection under the Bankruptcy Code, or (v) after the Company materially breaches the Loan Agreement, and upon 120 days prior written notice to the Company for an exercise under (i) above and 5 days prior written notice to the Company for exercises under (ii) through (v) above (the "Put Notice"). With respect to (ii) through (v) above, the put option will apply during the period from June 16, 2003, to January 15, 2005. The purchase price under the put option will be the Current Market Price of the shares (as determined under the Warrants) as of the date the Company receives the Put Notice, or, the Holders may elect the price to be equal to the greater of (i) the Current Market Price of the shares or (ii) the appraised value of the Company divided by the number of shares subject to the put option. The method of obtaining the appraised value of the Company is set out in the Warrants. The Board of Directors may permit all, or any portion greater than 25%, of the shares of the Company's common stock required to be purchased upon exercise of the put option to be purchased directly by any of the Company's shareholders. If, however, any such purchasing shareholder fails to make any payment for the shares, the Company is required to purchase such shares. The Holders' put option terminates immediately upon the consummation of (i) a public offering of shares of the Company's common stock whereby at least $10 million of net proceeds are received by the Company, and a put offering market capitalization for the Company exists of at least $50 million for a period of 30 days (as defined in the Warrants) such that a liquid and public market exists for the trading of the Company's common stock, provided that the Holders' shares are freely tradable by virtue of a registration of the shares by the Company, (ii) a merger or consolidation where the Company is not the surviving entity, or (iii) a sale of all or substantially all of the assets of the Company. In the event the Holders fail to exercise their preemptive rights on two separate occasions, then the Holders' preemptive rights will terminate upon the occurrence of the second such failure. Additionally, the Company may request that the Holders waive the preemptive rights in the event that the existence of the preemptive rights has a material adverse effect on the ability of the Company to consummate the sale of new securities.

        The Loan Agreement contains affirmative covenants that require the Company, among other things, to:

  •
  pay its obligations and maintain its business, properties, insurance coverage and books and records;

  •
  provide the Lenders with certain information, including certifications, periodic financial statements, annual projections, reports and notices;

  •
  obtain within 30 days after the closing officer fidelity bonding in the amount of at least $500,000 and a "key man" life insurance policy covering Neil Leibman, the Chief Executive Officer, in an amount of at least $3.0 million.

  •
  adhere to a Board policy regarding the Company's goal to eliminate purchases from ERCOT's energy imbalance market and improve the Company's disaster recovery plan within 120 days after the Closing; and

  •
  employ additional personnel to assist with power demand forecasting and the procurement of power related to the forecast of demand.

        The Loan Agreement also contains negative covenants that prevent the Company from:

  •
  making or committing to make any capital expenditures that are greater than $100,000 in the aggregate per annum and that involve acquiring or entering into any contracts contemplating the acquisition of a majority of the assets and properties or ownership interest of any person or a merger with any person;

  •
  making or committing to make any capital expenditures that are greater than $200,000 in the aggregate during any calendar year;

  •
  incurring additional indebtedness or creating or incurring liens;

  •
  merging, consolidating, liquidating, winding-up or dissolving;

  •
  disposing of property;

  •
  entering into transactions with affiliates; or

  •
  changing the Company's line of business.

        The Company must maintain certain financial covenants that include, among others, the following:

  •
  minimum EBITDA, as defined in the Loan Agreement, and revenues for each 6-month period ending on June 30 or December 31 and each fiscal year end during the years 2003, 2004, and 2005;

  •
  a fixed charge ratio of at least 1.75 for the quarter ending September 30, 2003, and at least 2.0 for all quarters thereafter;

  •
  a current ratio of at least 1.0 for the quarter ended June 30, 2003, and at least 1.20 for each quarter thereafter; and

  •
  specified ratios of funded debt to tangible net worth for certain time intervals, as set out in the Loan Agreement.

        For the year ended December 31, 2003, the Company was not in compliance with certain of the above covenants under the Loan Agreement and obtained a waiver from the Lender in addition to a modification to a certain covenant.

        Modification of JTS Note and Grant of JTS Warrant.    On July 16, 2003, the Company granted a warrant to JTS Enterprises, Inc. (the "JTS Warrant") to subscribe for and purchase 81,000 fully paid and non-assessable shares of the Company's common stock, at an exercise price per share equal to $1.00. The JTS Warrant may be exercised for all or any lesser portion of the 81,000 shares between July 16, 2003, and July 16, 2008. The Company has fair valued the warrants at $122,733 using a Black-Scholes model with the following assumptions: 3 year expected life, 151% volatility, 5% risk free interest rate, and 0% dividend yield. The JTS warrant is to be amortized over the 56 month loan term beginning July 16, 2003. The JTS Warrant does not contain the put provisions that were provided for in the Warrants (see above.) As such, the JTS Warrant does not require consideration for SFAS 150 treatment. The JTS Warrant was issued to JTS Enterprises, Inc. ("JTS"), as consideration for the modification of a promissory note previously granted to JTS by the Company. In connection with this Agreement, JTS agreed to assign its promissory note to the Lender, to terminate a security interest it held in certain of the Company's assets, and to participate in the Loan through the Participation Agreement. The Company issued a Replacement Revolving Promissory Note in the original principal amount of $650,000. The Company entered into the original note with JTS to obtain funds to repay its note to Mr. Aron (See Note 10.)

8. Commitments and Contingencies

        The Company acquires the forecasted balance of its electricity load needs for resale through advance contract purchases. As of December 31, 2003, the Company has commitments for the future delivery of electricity in the amount of $114,182,000 for 2004, and $37,367,000 for 2005. The Company has no commitments for purchases of electricity beyond December 31, 2005.

        At December 31, 2003, the Company's other lease commitments included a rental contract through April 2007 for its corporate offices. Lease expense for the Company was approximately $186,000 and $81,000 in 2003 and 2002, respectively.

Table of Future Obligations

	Years ending December 31,
	2004	2005	2006	2007	2008
Forward power contracts	$114,182,000	$37,367,000	$—	$—	$—
Rent	140,000	395,000	544,000	521,000	480,000
Other operating leases	39,000	39,000	39,000	36,000	—

Total	$114,361,000	$37,801,000	$583,000	$557,000	$480,000

        The Company serves three categories of customers: commercial customers on long term contracts, commercial customers on month to month contracts, and residential customers on month to month contracts. The aggregate future commitments of the Company's commercial long term sales contracts are approximately $81 million for 2004 and approximately $36 million for 2005. While the future commitments of the long term sales contracts are less than the future commitments of the long term power purchase contracts shown above, the Company has an active sales program to renew expiring commercial sales contracts and sign up new long term commercial customers. In addition, the total projected sales for all customers are in excess of the future commitments of the forward power purchase contract obligations shown above.

Letters of Credit

        At December 31, 2003, the Company had outstanding $2,838,977 in letters of credit which were 100% collateralized with restricted cash. $1,042,758 of these letters of credit secure the Company's credit to participate in the ERCOT balancing market, allowing the Company to buy and sell power on the balancing markets each day to ensure electricity supplies match customer demand. A letter of credit with JPMorgan Chase Bank in the amount of $667,729, secured by cash, is available for use by the company. A letter of credit in the amount of $600,000 secures the Company's credit to purchase power from TXU Portfolio Management LP ("TXU PM") and pay for the power in the month following purchase. The remaining letters of credit totaling $528,490 are with the TDSPs in the regions in which the Company provides power to customers, and secure the Company's outstanding pass-through charge invoices charged to customers and later paid to the TDSPs for their meter reading services and other grid maintenance charges.

9. Puttable Warrant Obligation

        SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, was issued in May 2003 and requires issuers to classify as liabilities (or assets under certain circumstances) free standing financial instruments which, at inception, require or may require an issuer to settle an obligation by transferring assets. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003.

        Adoption of SFAS No. 150 requires the Warrants (see Note 7) to be classified as a liability. In January of 2005, The Catalyst Fund Ltd. may exercise their right to force the Company to repurchase the 550,000 Warrants at the prevailing market price for the common stock, less the warrant exercise price of $1.00. The put feature may be accelerated by a change of control or a capital offering in excess of $10 million; therefore, the Company could be forced to purchase up to 550,000 shares of its own common stock at the market price (less the $1 warrant exercise price) on the day the put option is exercised.

        On July 16, 2003, the date the Warrants were granted, the Company's stock closed at $1.90 per common share. Thus, at the inception of the Loan Agreement, the Warrants were initially valued at $495,000 ($1.90 less exercise price of $1.) This amount will be amortized as a debt discount pursuant to the interest method over the 56 month term of the Loan.

        At December 31, 2003, the Company's stock closed at $8.50 per share. This increase in the market price over the initial valuation of $495,000 required the Company to record an increase in the value of the puttable warrant obligation of $3,630,000 for the year ended December 31, 2003 as an other financing expense in accordance with SFAS No. 150.

        For the duration of the existence of the Warrants, this financing expense will increase or decrease with the change in the fair value of the puttable warrant obligation. For every $1 increase in the market value of the Company's stock, the puttable warrant obligation will increase by $550,000. For every $1 decrease in the market value of the Company's stock, the puttable warrant obligation will decrease by $550,000, to the extent the Company's stock price remains in excess of the $1 Warrant exercise price.

10. Related Party Transactions

        On July 16, 2003, the Company entered into the Loan Agreement with The Catalyst Fund, Ltd. (see Note 7.) Neil Leibman, an officer and director of the Company, and Bobby Orr, Don Aron and Stuart Gaylor, directors of the Company, participated in the Loan Agreement. These related party board members provided $500,000 of the Loan received by the Company. Additionally, 91,667 of the Warrants (with put features) that were issued in consideration of the Loan were granted to these related party board members.

        On March 24, 2003, one of our Board Members, Mr. Don Aron, factored Company receivables for $700,000 in consideration for a factoring fee of $42,000. This obligation was fully repaid in 2003.

        On May 31, 2001, the Chairman and Chief Executive Officer of the Company loaned the Company $100,000 for five years evidenced by an unsecured promissory note with an interest rate of 6% per annum. No interest has been paid, and interest accrued will be due in full on May 31, 2006 along with the principal. Accrued interest as of December 31, 2003 totals $20,404.

11. Adjustment of Prior Periods

        As described in Item 6, Management's Discussion and Analysis, subsequent to December 31, 2003, the Company determined that its revenues reported in reports on Form 10-QSB for the three months and year to date ended June 30, 2003 and September 30, 2003 (which were based on the "billings" technique for estimating volumes delivered to customers) did not reflect the consideration of all information available at the time to calculate a reasonable estimate of the Company's revenues in accordance with GAAP as discussed below.

        Until November of 2002, the Company was not a Qualified Scheduling Entity ("QSE"), and therefore did not receive ERCOT supply and delivery volume information with which to estimate electricity volumes delivered to its customers. The only data available to the Company to estimate deliveries to customers and therefore to estimate revenues were the billings sent to customers. The use of actual billings was the most appropriate and conservative technique for the following reasons:

  •
  Estimating revenue based on billings did not include in the revenue estimation lost or severely late transactions (which were at high risk for bad debt classification and in some instances were unbillable to customers due to their age),

  •
  the newness of the market created many technical difficulties with transactional flow and also created concerns regarding accuracy and timeliness of information from ERCOT, and

  •
  since the Company was not a QSE, the Company did not have access to daily ERCOT settlement data (provided to all QSEs) until November 2002, and also did not have access to final resettlement data from ERCOT showing final power deliveries for a given month until late 2003 (final resettlements are delivered approximately 6-7 months after the month end).

        The billings technique was designed to estimate revenue based on a 30-day period of billing that most closely approximated the flow month to which the revenue was being accrued. The Company assessed meter read cycles, billing dates and the time lag of converting meter reads to customer billings in attempting to determine the billing dates appropriate for estimating monthly revenue. Typically, the 30-day billing period included electricity deliveries that were made on days in the current and subsequent months as meter readings typically cover a thirty day-period, and occur throughout the month based on meter reading cycles performed by the transmission and distribution service provider.

2003

        During 2003, the Company's management used a variety of information to help ensure the accuracy of the estimated revenues, including daily estimates of power flow, knowledge of weather patterns, knowledge of inaccuracies of billing information and/or supply information, and expected power supply resettlements.

        After the preparation of the third quarter 2003 financial statements, the Company's management began to more fully recognize the limitations of the billings technique, particularly as indicated by the volatility of the quarterly and monthly margin analysis.

        In recognition of these limitations, in November 2003, the Company changed its revenue estimation technique to the "flow" technique. In the latter half of 2003, the Company determined that the market was operating at a point of efficiency that made it possible for the Company to begin accruing revenue based on ERCOT settlements of power deliveries, and given the limitations of the billings technique noted above, the Company chose to change to the flow technique. In addition, by the end of 2003, the Company had sufficient initial settlement and resettlement data from ERCOT to arrive at a reasonable estimate for 2003 revenues assuming that the flow method had been in place since January 1, 2003.

        As described above, the billings technique includes delivered volumes from future months in the month for which volumes are being estimated. In periods of relatively low growth, this characteristic should not have a material effect on the accuracy of the estimation. However, in periods of strong customer growth and utilization, such as occurred during the second half of 2003, including the billings from a future period may overestimate the revenue for the period being reported.

        Additionally, the Company conducted an exhaustive review of the application of the billings technique for January-October 2003, which revealed that during the second and third quarters, the estimated energy revenue appears to be overstated when compared to other methods and information available. This overestimation appears to be the result of much higher power usage of customers in subsequent periods, which were included in the reported period. This resulted in higher reported revenue for the second and third quarters than what should have been accrued.

        Pursuant to applicable accounting guidance, reporting the correction of an error in previously issued financial statements should be reported as a prior period adjustment. The nature of the error in previously issued financial statements and the effect of its correction on income before extraordinary item, net income, and the related per share amount should be disclosed in the period in which the error was discovered and corrected. Since the error was discovered and corrected during the preparation of the 2003 10-KSB, the corrections for the second and third quarter of 2003 are disclosed in the 2003 10-KSB.

        These adjustments resulted in a redistribution of revenues across the second, third, and fourth quarters of 2003. In addition, cash flow for the second, third, and fourth quarters of 2003 was not affected by these changes.

        Information regarding the adjustments is provided below as it relates to changes in the Statement of Operations, specifically for adjusted sales, income from operations, net income available to common shareholders and net income (loss) per share for the three months and year-to-date periods ending June 30, 2003 and September 30, 2003.

Three months ended June 30, 2003	As Reported Previously	As Adjusted
Sales	$23,516,067	$21,447,610
Income (loss) from operations	1,583,035	(30,988)
Net income (loss) available to common shareholders	937,378	(79,941)
Basic net income (loss) per share	.12	(.01)
Diluted net income (loss) per share	$.11	$(.01)
Six months ended June 30, 2003	As Reported Previously	As Adjusted
Sales	$36,436,370	$34,367,913
Income (loss) from operations	1,196,816	(417,207)
Net income (loss) available to common shareholders	677,641	(339,678)
Basic net income (loss) per share	.09	(.04)
Diluted net income (loss) per share	$.09	$(.04)
Three months ended September 30, 2003	As Reported Previously	As Adjusted
Sales	$41,690,205	$39,644,119
Income from operations	3,664,197	2,046,362
Net income available to common shareholders	2,026,660	1,006,939
Basic net income per share	.27	.13
Diluted net income per share	$.25	$.13
Nine months ended September 30, 2003	As Reported Previously	As Adjusted
Sales	$78,126,575	$74,012,033
Income from operations	4,861,013	1,629,155
Net income available to common shareholders	2,769,301	732,261
Basic net income per share	.36	.10
Diluted net income per share	$.36	$.10

12. Earnings Per Share

        Basic earnings per share is computed based on weighted average shares outstanding and excludes dilutive securities. Diluted earnings per share is computed including the impacts of all potentially dilutive securities. The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 2003 and 2002:

	2003	2002
Basic:
Basic weighted average shares outstanding	7,623,916	7,327,642

Net (loss) income	$(2,196,180)	$639,888
Convertible preferred stock dividend	(166,889)	(50,323)

Net (loss) income attributable to common shareholders	(2,363,069)	589,565

Per share amount	$(0.31)	$0.08

Diluted:
Basic weighted average shares outstanding	7,623,916	7,327,642
Net effect of dilutive stock options based on the treasury stock method	—	100,998
Assumed conversion of convertible preferred stock	—	474,665

Total	7,623,916	7,903,305

Net (loss) income	$(2,196,180)	$639,888
Convertible preferred stock dividend	(166,889)	—

Net (loss) income attributable to common shareholders	(2,363,069)	639,888

Per share amount	$(0.31)	$0.08

        For the twelve months ended December 31, 2003 there were 754,378 common share equivalents that would have been anti-dilutive and are therefore not used in the computation of diluted weighted average shares for the twelve months ended December 31, 2003.

13. Shareholder's Equity

        On December 31, 2003 all 508,214 shares of Series A preferred stock were converted to common stock in accordance with the mandatory conversion provision of the Series A preferred shares. The Series A preferred shares were converted to 588,484 shares of common stock.

Stock Options

        600,000 vested options were granted to officers of the Company on October 1, 2001 which expire on December 31, 2005, with an exercise price of $1.50 per share.

        250,000 stock options were granted in 2002 to board members with an exercise price of $2.00 per share. Half of the options vested on June 30, 2003, the other half vest on June 30, 2004, and the options expire on June 30, 2007.

        On October, 15, 2003, options held by a former officer were amended and reinstated upon the termination of that officer's employment with the Company. 300,000 of the options issued on October 1, 2001 were reinstated at an exercise price of $1.50, vested immediately, and expire on December 31, 2005. Additionally, 50,000 options were issued at an exercise price of $1.00, vested immediately, and expire on December 31, 2005. Compensation expense of $718,075 was recognized on the issuance of these options.

        150,000 options were granted to an officer of the Company on July 16, 2003, vesting 33.4% on grant date and 33.3% on July 16, 2004 and 2005, with an exercise price of $2.00 per share. These options expire on July 16, 2013.

        350,000 options were granted to an officer of the Company on October 27, 2003, vesting 33.4% on grant date and 33.3% on October 27, 2004 and 2005, with an exercise price of $2.25 per share. These options expire on October 26, 2008.

        At December 31, 2003, there is no formal stock option issuance plan in place with board approval. All above option grants were individually formulated and approved by the board with all authorized options in each adopted offering granted.

			Average Per Share
	Remaining Contractual Life (yrs)	Shares Subject To Option	Exercise Price	Fair Value
Balance at December 31, 2001	2.0	600,000	$1.50	$1.50
Granted		250,000	2.00	1.70
Exercised		—	—	—
Cancelled		—	—	—

Balance at December 31, 2002	2.4	850,000	1.65	1.56

Granted to:
former officer		300,000	1.50	2.04
former board member		50,000	1.00	2.12
Officer		150,000	1.90	1.62
Officer		350,000	2.20	1.96
Exercised		—	—	—
Cancelled:
former officer		(300,000)	1.50	—

Balance at December 31, 2003	4.2	1,400,000	$1.79	$1.69

Exercisable at December 31, 2002		600,000

Exercisable at December 31, 2003		942,000

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options issued in 2002 and 2003: risk-free interest rate of 5.0% for 2002 and 3.0% for 2003; expected lives of three years, assumed volatility of 124% for 2002 and 139% for 2003; and no expected dividends.

Warrants

        550,000 puttable Warrants to purchase shares of common stock were issued on July 16, 2003 in connection with the Loan Agreement (see Note 7), vested July 16, 2003 and expire July 16, 2010, with an exercise price of $1 per share. 91,667 of these warrants were issued to Related Party Board Members (see Notes 7 and 10.)

        81,000 warrants to purchase shares of common stock were issued on July 16, 2003 in connection with the JTS Note (see Note 7), fully vested July 16, 2003 and expire July 16, 2008, with an exercise price of $1 per share.

        300,000 warrants to purchase shares of common stock at $1.00 per share, vesting immediately and expiring on January 14, 2008, were issued on January 14, 2003 to a third party lender, in connection with a $500,000 credit facility issued under a credit agreement allowing the Company to purchase electricity for resale to customers. The warrants were cancelled on February 14, 2003 on the termination of the credit agreement.

        100,000 warrants to purchase shares of common stock were issued on February 1, 2002, of which 50,000 were issued to Don Aron, a member of the Company's board, and 50,000 to David Minceberg in conjunction with their purchase of Company common stock. The warrants vested immediately and expire on June 1, 2004.

			Average Per Warrant
	Remaining Contractual Life (yrs)	Warrants	Exercise Price	Fair Value
Balance at December 31, 2001	—	—	$—	$—
Granted with stock issuance		100,000	1.25	2.29
Exercised		—	—	—
Cancelled		—	—	—

Balance at December 31, 2002	0.4	100,000	1.25	2.29

Granted to:
third party lender		300,000	1.00	1.51
Warrants issued to The Catalyst Fund Ltd. (see Note 10)		550,000	1.00	1.64
JTS Enterprises, Inc.		81,000	1.00	1.64
Exercised		—	—	—
Cancelled		(300,000)	1.00	1.51

Balance at December 31, 2003	5.5	731,000	$1.03	$1.73

Exercisable at December 31, 2002		100,000

Exercisable at December 31, 2003		731,000

        The fair value of each warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options issued in 2002 and 2003: risk-free interest rate of 5.0% for 2002 and 3.0% for 2003; expected lives of three years, assumed volatility of 124% for 2002 and 139% for 2003; and no expected dividends.

14. Income Taxes

        The provision for income taxes consisted of the following for the years ended December 31:

	2003	2002
Current:
Federal	$1,357,764	$368,839
State	118,605	—
Deferred benefit	(554,199)	(37,368)

Total income tax expense	$922,170	$331,471

        The deferred tax asset at December 31, 2003 and 2002 was comprised of the following:

	2003	2002
Allowance for bad debts	$443,000	$111,034
Options issued to former President and director	244,000	—
Amounts capitalized for tax and not for book	63,000	83,820

Total deferred tax assets	$750,000	$194,854

        The differences between income taxes computed for federal taxes at 34% from the provision for income taxes at December 31, are as follows:

	2003	2002
Federal income taxes (benefit) computed at federal statutory rate	$(433,164)	$330,262
State taxes, net of federal income tax benefit	78,279	—
Other financing expense not deductible for tax purposes	1,342,000	—
Other	(64,945)	1,209

Income tax expense	$922,170	$331,471

15. Employee Benefits

        The Company offers a PPO health plan to all full time employees after the first month of full time service. The Company pays for 75% of the employee's coverage, with the employee responsible for the remaining 25% plus any expenses for added family members. The Company also offers dental insurance at employee expense and a defined contribution plan, both of which become available after one month of full time service. At this time, the Company is not offering matching contributions pursuant to the defined contribution plan.

16. Legal Proceedings

        In 2003, the Company was sued in the matter of Kyle Holland vs. Gexa Corp. et al. in the United States District Court, Western District of Texas. Mr. Holland alleged damages in connection with his acquisition of common stock in the Company. The case remains in the preliminary stages due to a delay on the part of the plaintiff in completing the steps to initiate a legal proceeding. The Company intends to contest the suit vigorously.

        The Company is involved in various receivable collections matters as a plaintiff. The Company believes there are no pending matters that will have a significant impact on the Company's financial position or results of operations.

17. Concentration of Credit Risk

        For the fiscal year ended December 31, 2003, the Company's primary supplier of electricity was TXU, who provided 100% of the Company's power from May to December 2003. Additional quantities were purchased from Coral Energy who provided 100% of the Company's power from January to April 2003.

        For the fiscal year ended December 31, 2002, the Company received 44% of its electricity supply from TXU, 33% from British Petroleum, 20% from American National Power, and 3% from Coral Energy.

        In November 2002, the Company became its own Qualified Scheduling Entity ("QSE"), allowing the Company to buy and sell power in the balancing markets to ensure demand each day meets with supply needs. Prior to November 2002, the Company's QSE services were provided by TXU.

        As of December 31, 2003, the Company has secured numerous large commercial customers: however none is of sufficient size to have a significant negative impact on our cash flow or ability to continue operations in the event of default, refusal to pay, or undue delay in payment. For the years ended December 31, 2003 and 2002, no single customer accounted for more than 10% of revenues. All of the Company's customers were located in Texas for the years ended December 31, 2003 and 2002.

18. Subsequent Events

        During the first quarter of 2004, the Company entered into a joint marketing agreement with Continental Airlines, Inc. Continental Airlines and the Company will market the Company's electricity services to all Continental Airlines OnePass members and Continental employees, enabling them to earn OnePass miles for the amounts they pay to the Company. Payments to Continental Airlines by the Company will be based on the volume of customers enrolled in the program and will consist of both cash and equity. In addition to this residential offering, Gexa anticipates offering the same program to our small commercial customers by the end of 2004.

Gexa Corp.
CONDENSED BALANCE SHEET
(In thousands, except share data)

September 30, 2004
(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$1,529
Cash—restricted	11,701
Accounts receivable, net of allowance for doubtful accounts	42,107
Deferred tax asset	1,046
Other current assets	68

Total Current Assets	56,451
Property and equipment, net	1,097
Deferred tax asset	276
Other assets	2,710

Total Assets	$60,534

Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of long-term debt	$—
Accrued electricity costs	18,448
Accounts payable and other accrued expenses	13,179
Taxes payable (Federal Income, State Franchise, Sales, and GRT)	7,408
Customer deposits	5,271

Total Current Liabilities	44,306
Long-term debt	6,056

Total Liabilities	50,362

Shareholders' Equity:
Common stock, $0.01 par value; 75,000,000 shares authorized; 8,554,838 shares issued and 8,540,991 shares outstanding at September 30, 2004; 8,261,128 shares issued and 8,247,281 shares outstanding at December 31, 2003	86
Additional paid-in capital	9,180
Treasury stock, at cost; 13,847 shares	(14)
Retained earnings	920

Total Shareholders' Equity	10,172

Total Liabilities and Shareholders' Equity	$60,534

See accompanying notes to condensed financial statements

GEXA CORP.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
		As Adjusted (See Fn 11)		As Adjusted (See Fn 11)
	(Unaudited)		(Unaudited)
Sales	$86,781	$39,644	$199,319	$74,012
Cost of goods sold	78,694	34,895	178,589	66,596

Gross profit	8,087	4,749	20,730	7,416
General & administrative expenses	5,293	2,703	12,862	5,787

Income from operations	2,794	2,046	7,868	1,629
Interest income	18	9	25	19
interest expense	(347)	(144)	(767)	(215)
Other financing income (expense) (see Note 7)	(415)	(193)	1,840	(193)

Earnings before income taxes	2,050	1,718	8,966	1,240
Income tax expense	993	699	2,758	470

Net income	1,057	1,019	6,208	770
Preferred stock dividend	—	(13)	—	(38)

Net income available to common stockholders	$1,057	$1,006	$6,208	$732

Weighted average shares outstanding
Basic	8,531	7,617	8,453	7,609
Diluted	9,706	7,951	9,663	7,684
Earnings per share
Basic	$0.12	$0.13	$0.73	$0.10
Diluted	0.11	0.13	0.64	0.10

See accompanying notes to condensed financial statements

Gexa Corp.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine months ended
	September 30, 2004	September 30, 2003
		As Adjusted (See Fn 11)
	(Unaudited)
Cash flows from operating activities:
Net income	$6,208	$770
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	195	78
Amortization of financing costs	207	28
Accretion of debt discount	(153)	—
Stock issued to officers, directors and consultants for services	100	8
Change in puttable warrant obligation	(1,840)	193
Deferred income tax benefit	(572)	(261)
Changes in operating assets and liabilities:
Accounts receivable	(19,780)	(17,278)
Other current assets	28	(181)
Other long-term assets	(1,149)	—
Accrued electricity costs	1,893	9,771
Accounts payable and other accrued expenses	6,320	4,850
Taxes payable	4,485	715
Customer deposits	1,895	1,893
Accrued interest payable	(20)	6

Net cash provided by (used in) operating activities	(2,183)	592

Cash flows from investing activities:
Restricted cash	(8,088)	—
Purchases of equipment	(904)	(188)

Net cash used in investing activities	(8,992)	(188)

Cash flows from financing activities:
Payments on credit facility	(5,030)	3,150
Borrowings on revolving credit line	6,057	(28)
Changes in treasury stock	—	(4)
Proceeds from sale of common stock	848	65

Net cash provided by financing activities	1,875	3,183

Net change in cash	(9,300)	3,587
Cash and cash equivalents at beginning of period	10,829	3,400

Cash and cash equivalents at end of period	$1,529	$6,987

Cash paid for interest	$272	$101

Cash paid for income taxes	$173	$435

See accompanying notes to condensed financial statements

Supplemental Disclosure of Noncash Transactions

        During the three months ended September 30, 2004, the Company issued 3,306 shares of common stock for services provided. The services were provided by Continental Airlines for the One Pass ® partner program where the Company provides mileage to customers in exchange for payment by the Company to Continental of cash and Company common stock. The common stock was issued at a market price of $4.40 on the date of issue.

        During the three months ended September 30, 2004, the Company issued 275,000 warrants to purchase common stock. These warrants have a five year term and were issued in conjunction with obtaining a revolving credit facility with Highbridge/Zwirn Opportunities Fund, L.P. as follows: 150,000 warrants were issued to Highbridge/Zwirn Opportunities Fund, L.P and the remaining 125,000 were issued to a broker who assisted in facilitating the credit facility. The warrants were valued using the Black Scholes valuation method.

Notes to the Condensed Financial Statements
(unaudited)
September 30, 2004

Note 1—Basis of Presentation

        The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with the instructions to Form 10-Q and Regulation S-K of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the audited financial statements contained elsewhere in this registration statement. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the year ended December 31, 2004.

        As used in this Quarterly Report, the terms "we," "us," "our" and the "Company" mean Gexa Corp., a Texas corporation.

Use of estimates

        The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates for the Company include (a) estimation of volumes delivered to customers, including the effects of resettlements from the Electric Reliability Council of Texas ("ERCOT"), (b) estimation of rates for determination of revenues, (c) bad debt expense, and (d) estimation of the fair value of stock options and warrants issued.

Note 2—Revenue and Cost Recognition

        The Company records electricity sales under the accrual method and these revenues are recognized upon delivery of electricity to the customer's meter. Electric services not billed by month-end are accrued based upon estimated deliveries to customers as tracked and recorded by ERCOT multiplied by the Company's average billing rate per kilowatt hour ("kwh") in effect at the time.

        In November 2003, the Company changed its revenue estimation technique to one referred to as the "flow" technique. In the latter half of 2003, the Company determined that the market was operating at a point of efficiency such that it would be appropriate for the Company to begin accruing revenue based on ERCOT settlements of power deliveries, and given the limitations of the billings technique, the Company chose to change to the flow technique. In addition, by the end of the fiscal year 2003, the Company had sufficient initial settlement and resettlement data from ERCOT to arrive at a reasonable estimate for 2003 revenues assuming that the flow method had been in place since January 1, 2003.

        The flow technique of revenue calculation relies upon ERCOT settlement statements to determine the estimated revenue for a given month. Supply delivered to our customers for the month, measured on a daily basis, provides the basis for revenues. ERCOT provides net electricity delivered data in three time frames. Initial daily settlements become available approximately 17 days after the day being settled. Approximately 45 days after the day being settled, a ‘resettlement‘ is provided to adjust the initial settlement to the actual supply delivered based on subsequent comparison of prior forecasts to actual meter reads processed. A final resettlement is provided approximately 180 days after power is delivered, marking the last routine settlement adjustment to the power deliveries for that day.

        Because flow data for resettlements and final resettlements are not available in sufficient time to be booked to the appropriate period, the effect of such resettlements are booked in the month in which the cost of goods sold ("COGS") effect of those resettlements is realized. This allows for a proper matching of revenues with COGS.

        Sales represent the total proceeds from energy sales, including pass through charges from the Transmission and Distribution Providers ("TDSPs") billed to the customer at cost. COGS includes electric power purchased, sales commissions, and pass through charges from the TDSPs in the areas serviced by the Company. TDSP charges are costs for metering services and maintenance of the electric grid. TDSP charges are established by regulation by the Public Utility Commission of Texas ("PUCT").

        The energy portion of the Company's COGS is comprised of two components: bilateral wholesale costs and balancing/ancillary costs. These two cost components are incurred and recognized in different manners.

        Bilateral wholesale costs are incurred through contractual arrangements with wholesale power suppliers for firm delivery of power at a fixed volume and fixed price. The Company is invoiced for these wholesale volumes at the end of each calendar month for the volumes purchased for delivery during the month, with payment due 30 days after the end of the month.

        Balancing/ancillary costs are based on the customer load and are determined by ERCOT through a multiple step settlement process. Balancing costs/revenues are related to the differential between supply provided by the Company through its bilateral wholesale supply and the supply required to serve the Company's customer load. The Company endeavors to minimize the amount of balancing/ancillary costs through its load forecasting and forward purchasing programs.

Note 3—Unbilled Revenue and Accounts Receivable

        At the end of each calendar month, revenue is accrued to unbilled receivables based on the estimated amount of power delivered to customers using the flow technique. Unbilled revenue also includes accruals for estimated TDSP charges and monthly service charges applicable to the estimated electricity usage for the period.

        All charges that were physically billed to customers in the calendar month are recorded from the unbilled account to the customer receivables account. Accounts receivables are customer obligations billed at the conclusion of a month's electricity usage and due within 16 days of the date of the invoice. Balances past due are subject to a late fee that is assessed on that billing.

        The large number of customers and significant volume of transactions create a challenge to manage receivables as well as to estimate the account balances that ultimately will not be paid by the customers ("bad debt write-offs"). The Company uses a variety of tools to estimate and provide an accurate and adequate allowance for doubtful accounts reserve; the allowance for doubtful accounts is expensed each month as a percentage of revenue based on the historical bad debt write-off trends that will result from that month's gross revenues. For the nine months ended September 30, 2004, the Company's bad debt expense was approximately $5.2 million, or 2.6% of sales.

        The Company follows a consistent process to determine which accounts should be written off and compares the total actual write-offs to the estimated percentage of total revenue accrued and expensed each month. Past due accounts are regularly reviewed based on aging for possible removal from service, in-house or external collections efforts, or write-off. For residential customers, with some minor exceptions, the total balance for all accounts with any portion of their balance over 60 days past due is considered to be uncollectible and is written off, net of security deposits held for these accounts. Delinquent commercial accounts are reviewed individually by in-house collections, and payment arrangements, removal from service and possible write-off of all or a portion of the receivable is determined on a case-by-case basis.

        The Company has initiated a variety of actions targeted to reduce the amount of bad debt incurred by the Company. The principal actions are as follows:

  •
  Improved policies requiring credit reviews, deposits, and late fees, and

  •
  Implementing more aggressive collection efforts including customer disconnections

        Accounts Receivable contains billed receivables, unbilled receivables, other receivables, and the allowance for doubtful accounts as follows:

	September 30, 2004	December 31, 2003
	(In thousands)
Billed receivables	$24,013	$13,085
Unbilled receivables	20,649	10,313
Other receivables	474	229
Allowance for doubtful accounts	(3,029)	(1,300)

Accounts receivable, net	$42,107	$22,327

Note 4—Earnings Per Share

        The following table is a reconciliation of the numerators and denominators used in the calculation of basic and diluted earnings per share that are presented on the condensed statements of operations.

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
	(In thousands)
Numerator:
Net Income	$1,057	$1,019	$6,208	$770
Preferred Stock dividend	—	(13)	—	(38)

Net Income available to common stockholders	$1,057	$1,006	$6,208	$732

Denominator
Denominator for basic earnings per share
Weighted average shares outstanding	8,531	7,617	8,453	7,609
Effect of dilutive securities:
Employee and director stock options	—	—	—	—
Warrants	1,175	334	1,210	75

Denominator for diluted earnings per share
Adjusted weighted average shares outstanding	9,706	7,951	9,663	7,684

Basic earnings per share	$0.12	$0.13	$0.73	$0.10
Diluted earnings per share	0.11	0.13	0.64	0.10

Note 5—Stock-Based Compensation

       The Company accounts for its employees' stock-based compensation plans under the intrinsic value method. The pro forma information below is based on a Black-Scholes valuation approach.

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Pro Forma impact of fair value method (FAS 148)
Reported net income available to common shareholders	$1,057	$1,019	$6,208	$770
Less: fair value impact of employee stock based compensation, net of related tax effects	(118)	(110)	(237)	(331)

Pro forma net income available to common shareholders	$939	$909	$5,971	$439

Earnings per common share
Basic—as reported	$0.12	$0.13	$0.73	$0.10
Diluted—as reported	0.11	0.13	0.64	0.10
Basic—pro forma	0.11	0.12	0.71	0.06
Diluted—pro forma	0.10	0.11	0.62	0.06
Weighted average Black-Scholes value assumptions
Risk free interest rate	3%	5%	3%	5%
Expected life	3 yrs	3 yrs	3 yrs	3 yrs
Expected volatility	36%	124%	36%	124%
Expected dividend yield	0%	0%	0%	0%

        During the nine months ended September 30, 2004, the Board of Directors, subject to shareholder approval, adopted the 2004 Incentive Plan, which provides for the issuance of up to 1.5 million shares of common stock pursuant to incentive awards under the plan. During the three months ended September 30, 2004, 180,000 stock options have been issued under the plan to officers and employees of the Company. As of September 30, 2004, all outstanding options and warrants were dilutive and included in the calculation of diluted earnings per share. In addition, subsequent to September 30, 2004, 600,000 stock options were issued to officers and employees and 100,000 stock options were issued to non-employee directors of the Company. Also subsequent to September 30, 2004, 85,000 shares of restricted common stock were issued to officers and employees of the Company.

        During the third quarter of fiscal 2004, the Company reviewed its estimates and assumptions used to determine the values assigned to the variables in the Black-Scholes model. In prior quarters, the Company calculated expected volatility using our stock price history in daily increments. Beginning in the third quarter of fiscal 2004, the Company calculated expected volatility using stock prices in monthly intervals. The historical volatility was then adjusted to consider the ways in which the Company's history is reasonably expected to be different from the future, as prescribed by FAS 148—Accounting for Stock-Based Compensation—Transition and Disclosure. Factors the Company

considered included events that impacted our share price that were not likely to be repeated in the future and were entity-specific. The Company also weighted more recent trading history more heavily than early trading history in the volatility calculation. The Company is relatively new and experienced high growth during the first two years, thus, the Company felt that recent trading during 2004 more accurately reflected expected future volatility.

Note 6—Significant Events

        On July 8, 2004, the Company entered into the ("Facility") with Highbridge/Zwirn Special Opportunities Fund, L.P. The Facility, which matures on July 8, 2007, may be used to provide working capital for the Company's normal routine operations and for providing a cash reserve to collateralize letters of credit that the Company is required to post. The Facility is collateralized by a lien on substantially all of the Company's assets, subject to the liens already held on such assets by TXU and/or JPMorganChase.

        Advances under the Facility bear interest at the rate of 14% per annum and the Company is permitted to prepay advances outstanding under the Facility at any time without penalty upon proper notice to the lenders thereunder. If at any time the Company has unrestricted cash or cash equivalents in excess of $1.2 million, the Company is required to make a prepayment on the advances then outstanding under the Facility in an amount equal to the amount of such cash or cash equivalents being held by the Company on the fifteenth and/or the last day of any month during the term of the Facility in excess of $1.2 million, within one business day of such occurrence. In addition, the Company has agreed to pay to Highbridge/Zwirn Special Opportunities Fund, L.P., for the account of each lender under the Facility, an annual fee in the amount of $150,000 and a commitment fee, which accrues at 2% per annum on the average daily unused amount of the line during the term of the Facility.

        The Facility contains the following covenants that are considered important in operating the Company:

  •
  The Company may not permit the leverage ratio (as defined in the Facility), as of the last day of each fiscal quarter, to be greater than 1.5;

  •
  The Company may not permit the fixed charge coverage ratio (as defined in the Facility) as of the last day of each fiscal quarter to be lower than (i) 1.5 for the quarter ending September 30, 2004 and (ii) 1.3 for each of the quarters thereafter;

  •
  The Company may not permit the interest coverage ratio (as defined in the Facility) as of the last day of each fiscal quarter to be lower than (i) 6.0 for the quarters ending September 30, 2004 and December 31, 2004 and (ii) 4.7 for each of the quarters thereafter;

  •
  The Company may not permit TTM EBITDA (as defined in the Facility) as of the last day of each fiscal quarter to be less than (i) $9.7 million for the quarter ending September 30, 2004, (ii) $11.0 million for each of the quarters between October 1, 2004 and June 30, 2005 and (iii) $12.0 million for each of the quarters thereafter;

  •
  The Company may not permit the current ratio (as defined in the Facility) as of the last day of any fiscal quarter to be lower than 1.1;

  •
  The Company may not permit the amount of general and administrative costs (as defined in the Facility), which does not include bad debt, for any fiscal quarter to be greater than 6% of the Company's sales; and

  •
  The Company may not make any capital expenditures in the aggregate in an amount greater than the capital budget approved by the administrative agent under the Facility.

        The Facility also contains other restrictions with respect to: the incurrence of debt and liens; the making of restricted payments, investments, loans and advances; entering into leases or sale and leasebacks; the sale or discount of receivables; the merger of the Company; the sale of its properties; entering into transactions with affiliates or into material agreements; and entering into negative pledge agreements, certain dividend restrictions and certain swap agreements.

        In connection with the closing of the Facility, the Company issued to Highbridge/Zwirn Special Opportunities Fund, L.P. warrants to acquire 150,000 shares of Company common stock for an exercise price of $4.00 per share. The warrants are currently exercisable, expire on July 9, 2009 and contain anti-dilution protection for the holder of the warrants. Specifically, if the Company issues additional shares of common stock or other securities that are convertible into shares of the Company's common stock, and the consideration for the shares is less than $4.00 per share, the exercise price for the warrants immediately preceding such issuance will be reduced according to the formula specified in the warrants. The warrants have been valued using the Black-Scholes valuation model and recorded as deferred financing costs and amortized over the life of the agreement.

        The Company also granted the holder of the warrants certain demand and piggyback registration rights pursuant to the terms of the warrants. After July 8, 2005, the holder of the warrants may, on one occasion, request that the Company register the sale of all or part of the Company's common stock underlying the warrants under the Securities Act of 1933, as amended (the "Securities Act"). With respect to the piggyback registration rights, the Company must promptly notify the holder of the warrants of any proposed filing of certain registration statements under the Securities Act relating to underwritten offerings before such filing is to be made. The Company must also cause the holder's securities to be included in the registration statement unless the Company's underwritten offering becomes too large (as determined by the underwriter) to accommodate the securities of the holder, in which case the accounts of all persons with shares to be included in the offering may be reduced pro rata.

        In connection with the closing of the Credit Facility, the Company paid a broker $200,000 in cash and issued to the broker warrants to acquire 125,000 shares of Company common stock for an exercise price of $4.00 per share as commission. The holder of the warrants was also granted "piggyback" registration rights similar to the "piggyback" registration rights discussed in the prior paragraph. The broker fees will be recorded as deferred financing costs and amortized over the life of the Facility. The warrants were valued using the Black-Scholes stock option pricing model and recorded as deferred financing costs and are being amortized over the life of the Facility.

        In connection with the closing of the Facility and pursuant to a Termination Agreement, the Company repaid The Catalyst Fund, Ltd. ("Catalyst") approximately $2.5 million, which represented all amounts outstanding under a Loan Agreement with Catalyst. The Company also repaid JTS Enterprises approximately $0.5 million and repaid Neil Leibman, the Company's Chairman, President and CEO approximately $125,000 for outstanding loans. The Termination Agreement also terminated the loan documents executed in connection with the Catalyst loan, including a Security Agreement, Consulting Agreement and Registration Rights Agreement.

        In addition, the Company purchased from Catalyst for approximately $1.6 million, warrants to acquire 458,333 shares of the Company's common stock that were granted to Catalyst in connection with the Loan Agreement in order to eliminate the put option contained in such warrants in favor of the holder of such warrants. The Company also amended 91,667 warrants to delete the put option feature. See footnote 7—Put Warrant Obligation.

        Catalyst was granted a "look back" right with respect to the exercise price of the warrants to acquire 458,333 shares of the Company's common stock as follows. In the event the Company consummates within one year, the disposition, by way of a sale, business combination, merger or other transaction by a corporation or other business entity, of all or part of the Company's outstanding capital stock or all or substantially all of the Company's assets (each such transaction being herein called a "Transaction"), and the price per share of the Company's common stock actually received by the Company's shareholders or the Company pursuant to the terms of the Transaction is greater than $4.00, then, upon the consummation of the Transaction, the Company is required to pay Catalyst an amount equal to the product of (a) 458,333 and (b) the difference between (i) the price per share of the Company's common stock actually received by the Company's shareholders or the Company pursuant to the terms of the Transaction and (ii) $4.00.

        On September 29, 2004, the Company announced that James Burke resigned as President and COO to pursue other opportunities. During the interim period, Neil Leibman, Chairman and CEO, assumed the role of President. The Company immediately began a search for a new COO. The Company entered into a severance agreement with James Burke on October 1, 2004.

Note 7—Put Warrant Obligation

        SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, was issued in May 2003 and requires issuers to classify as liabilities (or assets under certain circumstances) free standing financial instruments which, at inception, require or may require an issuer to settle an obligation by transferring assets. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003.

        SFAS No. 150 requires warrants issued under a term loan agreement with The Catalyst Fund Ltd. and certain other warrants held by affiliates to be classified as a liability. In January of 2005, the holders of the warrants could have exercised their rights to force the Company to repurchase the 550,000 common shares at the current market price on the common stock, less the warrant exercise price of $1.00. The put feature could have been accelerated by a change of control or a capital offering in excess of $10 million; therefore, the Company could have been forced to purchase up to 550,000 shares of its own common stock at the market price (less the $1 warrant exercise price) on the day the put option is exercised.

        On July 8, 2004, 458,333 of these warrants were repurchased and the remaining 91,667 warrants were amended to delete the put option. At July 8, 2004, the Company's stock closed at $4.75 per share.

The increase in the market price from the valuation at June 30, 2004 based on a June 30, 2004 close price of $4.40 per share required the Company to record an increase in the value of the puttable warrant obligation of $193,000 for the three months ended September 30, 2004 as other financing expense in accordance with SFAS No. 150. An additional $222,000 in other finance expense was recorded in the third quarter of 2004 related to the extinguishment of this debt. As a result of the repurchase and amendment of warrants, the income (expense) effect arising from their existence as described above will no longer be applicable to the Company after this quarter.

Note 8—Related Party Transactions

        During the nine months ended September 30, 2004, the Company repaid Neil Leibman, Chairman, President and CEO, approximately $125,000 for outstanding loans. Additionally, in connection with repaying and terminating the Catalyst loan, a Consulting Agreement executed in connection with the Catalyst loan was also terminated during this period. Neil Leibman, Chairman, President and CEO, and non-employee directors Bobby Orr, Don Aron and Stuart Gaylor received the amounts due to them under the Consulting Agreement, which were one-time cash payments equal to approximately $9,000, $9,000, $18,000, and $9,000 respectively.

Note 9—Income taxes

        The effective income tax rate reflected in the ‘Income tax expense (benefit)‘ item of the Statement of Operations for the nine months ended September 30, 2004 is lower than the Company's expected effective tax rate of approximately 37%. Included in ‘Income before taxes‘ is approximately $1.8 million ‘Other financing income‘ related to puttable warrants (see Footnote 7, Puttable Warrant Obligations) for the nine months ended September 30, 2004; the income related to the puttable warrants is not taxable. Therefore, ‘Income before Income tax expense (benefit)‘ is reduced by the amount of the ‘Other financing income‘ prior to calculating ‘Income tax expense (benefit)‘, thereby lowering the effective tax rate.

Note 10—Subsequent Events

        On October 1, 2004, the Company entered into a Severance Agreement with James Burke, the Company's former President and Chief Operating Officer. See exhibit in Item 6 of Part II Other Information.

        On October 28, 2004, 600,000 options were issued to officers and employees and 100,000 options were issued to non-employee directors under the 2004 stock incentive plan. During the nine months ended September 30, 2004, the Board of Directors, subject to shareholder approval, adopted the 2004 Incentive Plan, which provides for the issuance of up to 1.5 million shares of common stock pursuant to incentive awards under the plan.

        On October 28, 2004, the Company entered into an Amended and Restated Employment Agreement with Neil M. Leibman, the Company's Chairman, President and CEO. See exhibit in Item 6 of Part II Other Information.

        On October 28, 2004, the Company entered into the First Amendment to Employment Agreement with David Holeman, the Company's Vice President and Chief Financial Officer. In addition, the

Company also entered into a Restricted Stock Agreement and a Nonstatutory Stock Option Agreement with Mr. Holeman. See exhibit in Item 6 of Part II Other Information.

        On October 28, 2004, the Company entered into Employment Agreements with Rod Danielson, David Atiqi and Sharon Mattingly, the Company's Vice President of Supply & Forecasting, Vice President of Sales, and Vice President of Partner Programs, respectively. In addition, the Company also entered into Restricted Stock Agreements and Nonstatutory Stock Option Agreements with Mr. Danielson, Mr. Atiqi and Ms. Mattingly. See exhibit in Item 6 of Part II Other Information.

        Subsequent to September 30, 2004, the Company negotiated an agreement in principle to settle a lawsuit with Capello Capital Corp. On August 2, 2004, the Company was sued in the matter of Capello Capital Corp. vs. Gexa Corp in the Los Angeles Superior Court-West District. The complaint alleged a breach of contract regarding investment banker fees being claimed by Capello Capital Corp. in connection with the Facility with Highbridge/Zwirn Special Opportunities Fund, L.P. The settlement involves a cash payment of approximately $775,000 over a period of time ending on November 1, 2005, and the issuance of 400,000 warrants with an exercise price of $4.50 to Cappello. As of the date of this report, no formal settlement has been signed. The Company accrued $1.2 million in the third quarter of 2004 in investment banking charges to other assets as deferred financing costs to be amortized over the life of the Facility.

Note 11—Restatement of Prior Periods

        The Company determined that its revenue reported on Form 10-QSB for the three months and nine months ended September 2003 (which were based on the "billings" technique for estimating volumes delivered to customers) did not reflect the consideration of all the information available at the time to calculate a reasonable estimate of the Company's revenue in accordance with GAAP. As such, the Company adjusted the operating results for the periods listed above and included the adjusted information in Note 11 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003. For further discussion, see Note 11 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003.

        The following represents adjusted data for the three months and nine months ended September 30, 2003 as presented in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003:

Three months ended September 30, 2003	As Reported Previously	As Adjusted
Sales	$41,690	$39,644
Income from operations	3,664	2,046
Net Income available to common shareholders	2,027	1,006
Basic net income per share	0.27	0.13
Diluted net income per share	$0.25	$0.13
Nine months ended September 30, 2003	As Reported Previously	As Adjusted
Sales	$78,127	$74,012
Income from operations	4,861	1,629
Net Income available to common shareholders	2,769	732
Basic net income per share	0.36	0.10
Diluted net income per share	$0.36	$0.10

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth all expenses to be paid by the registrant in connection with the sale of common stock being registered. All amounts shown are estimates except for the SEC registration fee.

Securities and Exchange Commission Registration Fee	$1,397.31
Accounting Fees and Expenses	$5,000
Legal Fees	$50,000
Other	$5,000

TOTAL	$61,397.31

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        Under Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, the articles of incorporation of a Texas corporation may provide that a director of that corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for acts or omissions in the director's capacity as a director, except that the articles of incorporation cannot provide for the elimination or limitation of liability of a director to the extent that the director is found liable for:

  •
  a breach of the director's duty of loyalty to the corporation or its shareholders;

  •
  acts or omissions not in good faith that constitute a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

  •
  any transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

  •
  an act or omission for which the liability of a director is expressly provided by an applicable statute.

        Subsection (d) of Article VII of our Articles of Incorporation states that no director shall be liable to us or our shareholders for monetary damages, provided, however, that such Article shall not eliminate or limit the liability of a director to the extent the director is found liable for the actions, omissions or conduct listed above.

        In addition, Article 2.02-1 of the Texas Business Corporation Act (the "TBCA") authorizes a Texas corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative because the person is or was a director.

        The TBCA provides that unless a court of competent jurisdiction determines otherwise, indemnification is permitted only if it is determined that the person:

  •
  conducted himself in good faith;

  •
  reasonably believed (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation's best interests; and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and

  •
  in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

        A person may be indemnified under Article 2.02-1 of the TBCA against

  •
  judgments,

  •
  penalties (including excise and similar taxes),

  •
  fines,

  •
  settlements, and

  •
  reasonable expenses actually incurred by the person (including court costs and attorneys' fees).

        However, if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by him, the indemnification is limited to reasonable expenses actually incurred and shall not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation is obligated under Article 2.02-1 of the TBCA to indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

        Under Article 2.02-1 of the TBCA a corporation may:

  •
  indemnify and advance expenses to an officer, employee, agent or other persons who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity to the same extent that it may indemnify and advance expenses to its directors;

  •
  indemnify and advance expenses to directors and such other persons set forth above to such further extent, consistent with law, as may be provided in the corporation's articles of incorporation, bylaws, action of its board of directors, or contract or as permitted by common law;

  •
  purchase and maintain insurance or another arrangement on behalf of directors and such other persons set forth above against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person.

        Subsection (c) of Article VII of our Articles of Incorporation substantially provides that directors and officers of the Company will be indemnified to the fullest extent permitted by the TBCA. We have also entered into indemnification agreements with our directors and certain officers providing for indemnification to the maximum extent permitted under the TBCA.

        The company maintains directors' and officers' liability insurance policies that provide coverage of up to $3.0 million.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

        Since December 23, 2001, the Company has issued the following securities without registration under the Securities Act.

  1/1/2002 through 12/31/2002

        During fiscal year 2002, the Company issued as compensation for services performed an aggregate of 105,000 shares of common stock to certain employees and consultants and options to purchase

50,000 shares of common stock to an employee. These issuances were exempt under Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

        The Company also completed the following private placement transactions exempt under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder (which transactions did not involve a public offering):

  •
  from January 8, 2002 through March 1, 2002, the Company sold 888,000 shares of common stock in private placement transactions to accredited investors

  •
  from February 28, 2002 to June 21, 2002, the Company sold 508,214 shares of Series A Preferred Stock in private placement transactions to accredited investors. All shares of Series A Preferred Stock were automatically converted into shares of common stock on December 31, 2003.

  •
  on August 1, 2002, the Company sold 33,334 shares of common stock in a private placement transaction to an accredited investor.

        On December 31, 2002, the Company paid a dividend on the shares of Series A Preferred Stock through the issuance of 33,549 shares of common stock valued at $1.50 per share (or $50,323 in the aggregate).

  1/1/2003 through 12/31/2003

        During fiscal year 2003, the Company issued as compensation for services performed an aggregate of 36,667 shares of common stock to certain employees and consultants and options to purchase an aggregate of 900,000 shares of common stock to certain officers and directors. These transactions were exempt under Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

        On June 13, 2003, the Company issued five year warrants to purchase 550,000 shares of common stock, at an exercise price of $1.00 per share, to The Catalyst Fund, Ltd. and certain other participating lenders in connection with a loan transaction. On July 8, 2004, 458,333 of these warrants were repurchased and the remaining 91,667 warrants were amended and reissued to certain officers and directors who had participated as lenders in the original loan. The shares of common stock issuable upon the exercise of these warrants are included in this prospectus.

        Also on June 13, 2004, the Company issued five-year warrants to purchase 81,000 shares of common stock, at an exercise price of $1.00 per share to JTS Enterprises in connection with the restructuring of certain indebtedness.

        On December 19, 2003, the Company completed the sale of 2,500 shares of common stock to an accredited investor for aggregate consideration of $10,000 in a private placement transaction exempt under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder: (which transaction did not involve a public offering).

  1/1/2004 through 12/31/2004

        During fiscal year 2004, the Company issued an aggregate of 6,750 shares of common stock to certain employees and consultants as compensation for services. The Company has also issued 85,000 restricted stock grants and options to purchase up to 1,030,000 shares of common stock under the Gexa Corp. 2004 Incentive Plan. These transactions were exempt under Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

        On July 8, 2004, the Company issued five-year warrants to purchase 150,000 shares of common stock, at an exercise price of $4.00 per share, to Highbridge/Zwirn Special Opportunities Fund, L.P. in connection with a loan transaction. The Company further issued warrants to purchase 25,000 shares of common stock, on July 19, 2004, and 100,000 shares of common stock, on September 4, 2004, to Prospect Street Ventures Ltd. for services performed in connection with the loan transaction.

        On September 9, 2004, the Company issued 3,306 shares of common stock to Continental Airlines as compensation for services in a transaction exempt under Section 4(2) of the Securities Act.

        During the nine months ended September 30, 2004, the Company sold 168,754 shares of common stock through a private placement to accredited investors, exempt under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

        Effective November 1, 2004, the Company issued warrants to purchase up to 400,000 shares of common stock at an exercise price of $4.50 per share to Capello Capital Corp. as compensation for fees and in connection with a settlement.

        On November 23, 2004, the Company issued 1,000,000 shares of common stock and five-year warrants to purchase up to 525,000 shares of common stock, at an exercise price of $5.59 per share, to investors in the Private Placement as further described herein under the heading "Prospectus Summary—Recent Transactions." The company also issued to the placement agent in the transaction five-year warrants to purchase up to 159,250 shares of common stock at an exercise price of $6.02 per share. The shares of common stock issued and issuable upon exercise of the warrants described in this paragraph are included in this prospectus. The sale of securities in the Private Placement is exempt under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

1/1/2005 to date

        The Company made two issuances, one for 3,306 shares of common stock on January 12, 2005 and one for 15,535 shares of common stock on February 7, 2005, to Continental Airlines as compensation for services in transactions exempt under Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.	Description	Filed Herewith or Incorporated By Reference from:
2.1	Amended and Restated Agreement dated as of October 21, 2003, among the Company, Gexa Gold Corp., Robert D. McDougal, Justin Rice, Gary Rice, and Neil M. Leibman.	Exhibit 2.1 to Form 8-K/A, filed on December 9, 2003
3.1	Articles of Incorporation of the Company.	Exhibit 3.1 to Form 8-K/A, filed on June 21, 2001
3.2	Bylaws of the Company.	Exhibit 3.2 to Form 8-K/A, filed on June 21, 2001
5.1	Opinion of Porter & Hedges, L.L.P.	Previously filed
10.1	Credit Agreement dated July 8, 2004 among Gexa Corp., Highbridge/Zwirn Special Opportunities Fund, L.P., and the Lenders Party Hereto	Exhibit 10.1 to Form 8-K, filed on July 19, 2004

10.2	Warrant Agreement by and between Gexa Corp. and Highbridge/Zwirn Special Opportunities Fund, L.P., dated as of July 8, 2004	Exhibit 4.1 to Form 8-K, filed on July 19, 2004
10.3	Form of Warrant for the Purchase of Shares of Common Stock of Gexa Corp. in favor of Neil M. Leibman, Robert C. Orr, Don Aron and Gaylor Investment Trust Partnership	Exhibit 4.2 to Form 8-K, filed on July 19, 2004
10.4
	Termination Agreement dated July 7, 2004 by and among Gexa Corp., The Catalyst Fund, Ltd., Southwest/Catalyst Capital, Ltd., Catalyst/Hall Growth Capital, LP, Neil M. Leibman, Robert C. Orr, Don Aron, and Gaylor Investment Trust Partnership	Exhibit 10.2 to Form 8-K, filed on July 19, 2004
10.5	Lease Agreement dated April 12, 2004, between Entergy Enterprises, Inc. and the Company	Exhibit 10.7 to Form 10-KSB, filed on May 18, 2004
10.6	Sublease by and between Entergy Enterprises, Inc. and Gexa Corp.	Exhibit 10.1 to Form 10-Q, filed on August 11, 2004
*10.7	Energy Marketing Support Agreement dated April 8, 2003 between the Company and TXU Portfolio Management LP, as amended	Exhibit 10.8 to Form 10-KSB, filed on May 18, 2004
10.8	Amended and Restated Employment Agreement dated effective as of October 28, 2004, between Neil M. Leibman and the Company	Exhibit 10.2 to Form 8-K, filed on November 3, 2004
10.9	Employment Agreement by and between David K. Holeman and the Company, dated effective as of May 26, 2004	Exhibit 10.2 to Form 10-Q, filed on August 11, 2004
10.10	First Amendment to Employment Agreement by and between David K. Holeman and the Company, dated effective as of October 28, 2004	Exhibit 10.3 to Form 8-K, filed on November 3, 2004
10.11	Employment Agreement by and between Rod Danielson and the Company, dated effective as of October 28, 2004	Exhibit 10.4 to Form 8-K, filed on November 3, 2004
10.12	Employment Agreement by and between David Atiqi and the Company, dated effective as of October 28, 2004	Exhibit 10.5 to Form 8-K, filed on November 3, 2004

10.13	Termination Agreement by and between James Burke and the Company, dated October 1, 2004	Exhibit 10.1 to Form 8-K, filed on November 3, 2004
10.14	Amended and Restated 2004 Incentive Plan, dated effective as of May 27, 2004	Exhibit 10.7 to Form 8-K, filed on November 3, 2004
10.15	Gexa Corp. 2002 Non-Employee Director Stock Option Plan	Exhibit 4.1 to Form S-8, Registration No. 333-116722, filed on June 22, 2004
10.16	Form of Securities Purchase Agreement dated as of November 23, 2004 by and among Gexa Corp., the Selling Shareholder and the Investor in connection with the Private Placement	Exhibit 10.1 to Form 8-K, filed on November 24, 2004
10.17	Warrant Agreement by and between Gexa Corp. and Cappello Capital Corp., dated as of November 1, 2004	Exhibit 4.1 to Form 8-K, filed on December 6, 2004
10.18	Promissory Note between Gexa Corp. and Cappello Capital Corp. dated November 29, 2004	Exhibit 10.1 to Form 8-K, filed on December 6, 2004
10.19	Form of Indemnification Agreement between the Company and each of its directors and certain officers	Exhibit 10.1 to Form 8-K, filed on January 31, 2005
21.1	Subsidiaries of the Registrant	Previously filed
23.1	Consent of Hein & Associates LLP	Filed herewith
23.2	Consent of Grassano Accounting, P.A.	Filed herewith
23.3	Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)	Previously filed
24.1	Power of Attorney	Previously filed

*
The Company has omitted certain portions of this agreement in reliance on Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ITEM 17. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (c)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        2.     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        4.     The undersigned registrant hereby undertakes to deliver or causes to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        5.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned. thereunto duly authorized, in the City of Houston, State of Texas, on February 16, 2005.

GEXA CORP.
By:	/s/ NEIL M. LEIBMAN Neil M. Leibman Chairman, CEO and President

        Pursuant to the requirements of the Securities Act, this Amendment No. 1 to registrant's registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ NEIL M. LEIBMAN Neil M. Leibman	Chairman of the Board, CEO and President (Principal Executive Officer)	February 16, 2005
* David K. Holeman	Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	February 16, 2005
* Don Aron	Director	February 16, 2005
* Stuart C. Gaylor	Director	February 16, 2005
* Dan C. Fogarty	Director	February 16, 2005
Tom D. O'Leary	Director

* Robert C. Orr, Jr.	Director	February 16, 2005
*By:	/s/ NEIL M. LEIBMAN Neil M. Leibman Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description	Filed Herewith or Incorporated By Reference from:
2.1	Amended and Restated Agreement dated as of October 21, 2003, among the Company, Gexa Gold Corp., Robert D. McDougal, Justin Rice, Gary Rice, and Neil M. Leibman.	Exhibit 2.1 to Form 8-K/A, filed on December 9, 2003
3.1	Articles of Incorporation of the Company.	Exhibit 3.1 to Form 8-K/A, filed on June 21, 2001
3.2	Bylaws of the Company.	Exhibit 3.2 to Form 8-K/A, filed on June 21, 2001
5.1	Opinion of Porter & Hedges, L.L.P.	Previously filed
10.1	Credit Agreement dated July 8, 2004 among Gexa Corp., Highbridge/Zwirn Special Opportunities Fund, L.P., and the Lenders Party Hereto	Exhibit 10.1 to Form 8-K, filed on July 19, 2004
10.2	Warrant Agreement by and between Gexa Corp. and Highbridge/Zwirn Special Opportunities Fund, L.P., dated as of July 8, 2004	Exhibit 4.1 to Form 8-K, filed on July 19, 2004
10.3	Form of Warrant for the Purchase of Shares of Common Stock of Gexa Corp. in favor of Neil M. Leibman, Robert C. Orr, Don Aron and Gaylor Investment Trust Partnership	Exhibit 4.2 to Form 8-K, filed on July 19, 2004
10.4
	Termination Agreement dated July 7, 2004 by and among Gexa Corp., The Catalyst Fund, Ltd., Southwest/Catalyst Capital, Ltd., Catalyst/Hall Growth Capital, LP, Neil M. Leibman, Robert C. Orr, Don Aron, and Gaylor Investment Trust Partnership	Exhibit 10.2 to Form 8-K, filed on July 19, 2004
10.5	Lease Agreement dated April 12, 2004, between Entergy Enterprises, Inc. and the Company	Exhibit 10.7 to Form 10-KSB, filed on May 18, 2004
10.6	Sublease by and between Entergy Enterprises, Inc. and Gexa Corp.	Exhibit 10.1 to Form 10-Q, filed on August 11, 2004
*10.7	Energy Marketing Support Agreement dated April 8, 2003 between the Company and TXU Portfolio Management LP, as amended	Exhibit 10.8 to Form 10-KSB, filed on May 18, 2004
10.8	Amended and Restated Employment Agreement dated effective as of October 28, 2004, between Neil M. Leibman and the Company	Exhibit 10.2 to Form 8-K, filed on November 3, 2004
10.9	Employment Agreement by and between David K. Holeman and the Company, dated effective as of May 26, 2004	Exhibit 10.2 to Form 10-Q, filed on August 11, 2004

10.10	First Amendment to Employment Agreement by and between David K. Holeman and the Company, dated effective as of October 28, 2004	Exhibit 10.3 to Form 8-K, filed on November 3, 2004
10.11	Employment Agreement by and between Rod Danielson and the Company, dated effective as of October 28, 2004	Exhibit 10.4 to Form 8-K, filed on November 3, 2004
10.12	Employment Agreement by and between David Atiqi and the Company, dated effective as of October 28, 2004	Exhibit 10.5 to Form 8-K, filed on November 3, 2004
10.13	Termination Agreement by and between James Burke and the Company, dated October 1, 2004	Exhibit 10.1 to Form 8-K, filed on November 3, 2004
10.14	Amended and Restated 2004 Incentive Plan, dated effective as of May 27, 2004	Exhibit 10.7 to Form 8-K, filed on November 3, 2004
10.15	Gexa Corp. 2002 Non-Employee Director Stock Option Plan	Exhibit 4.1 to Form S-8, Registration No. 333-116722, filed on June 22, 2004
10.16	Form of Securities Purchase Agreement dated as of November 23, 2004 by and among Gexa Corp., the Selling Shareholder and the Investor in connection with the Private Placement	Exhibit 10.1 to Form 8-K, filed on November 24, 2004
10.17	Warrant Agreement by and between Gexa Corp. and Cappello Capital Corp., dated as of November 1, 2004	Exhibit 4.1 to Form 8-K, filed on December 6, 2004
10.18	Promissory Note between Gexa Corp. and Cappello Capital Corp. dated November 29, 2004	Exhibit 10.1 to Form 8-K, filed on December 6, 2004
10.19	Form of Indemnification Agreement between the Company and each of its directors and certain officers	Exhibit 10.1 to Form 8-K, filed on January 31, 2005
21.1	Subsidiaries of the Registrant	Previously filed
23.1	Consent of Hein & Associates LLP	Filed herewith
23.2	Consent of Grassano Accounting, P.A.	Filed herewith
23.3	Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)	Previously filed
24.1	Power of Attorney	Previously filed

*
The Company has omitted certain portions of this agreement in reliance on Rule 24b-2 under the Securities Exchange Act of 1934, as amended.